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
                              As filed with the Securities and Exchange Commission on November 12, 2003
                                                     Registration No. 333-110112


                                                            UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                                         Amendment No. 1 to

                                                              FORM SB-2


                                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                                         AMBIENT CORPORATION
                                           (Name of small business issuer in its charter)

                  DELAWARE                                      334413                                   98-0166007
          (State or jurisdiction of                   (Primary Standard Industrial                    (I.R.S. Employer
        incorporation or organization)                 Classification Code Number)                   Identification No.)

                                                          79 CHAPEL STREET
                                                    NEWTON, MASSACHUSETTS, 02458
                                                           (617) 332-0004
                                    (Address and telephone number of principal executive offices)


                                                            JOHN J. JOYCE
                                                         AMBIENT CORPORATION
                                                          79 CHAPEL STREET
                                                    NEWTON, MASSACHUSETTS, 02458
                                                           (617) 332-0004
                                      (Name, address and telephone number of agent for service)


                                 Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                CLARE A. KRETZMAN, ESQ.                              DAVID ABOUDI, ESQ.
                                SHIPMAN & GOODWIN, LLP                              ABOUDI & BROUNSTEIN
                                 300 ATLANTIC STREET                                 3 GAVISH STREET
                             STAMFORD, CONNECTICUT 06901                         KFAR SABA, 44641, ISRAEL
                                   (203) 324-8116                                    972-9-764-4833


Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list
the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


================================================================================
                                           Proposed
                                           maximum     Proposed
Title of each                              offering    maximum
  class of                                  price      aggregate   Amount of
securities to            Amount to be        per       offering  registration
be registered            registered (1)     share       price          fee
--------------------------------------------------------------------------------

Common Stock .........   97,754,998 (2)    $0.28 (5)  $27,371,399  $2,216.66
                         65,033,258 (3)    $0.28 (5)  $18,209,312  $1,480.47
                             40,000 (4)    $0.30 (6)  $    12,000  $   80.90
                            950,000 (4)    $0.35 (6)  $   332,500  $   80.90
                            660,000 (4)    $0.40 (6)  $   264,000  $   80.90
                          1,170,000 (4)    $0.50 (6)  $   585,000  $   80.90
                          3,825,000 (4)    $1.00 (6)  $ 3,825,000  $  315.15
                            100,000 (4)    $1.25 (6)  $   125,050  $   80.90
                             50,000 (4)    $1.50 (6)  $    75,000  $   80.90
                            100,000 (4)    $2.00 (6)  $   200,000  $   80.90
                             25,000 (4)    $2.50 (6)  $    62,500  $   80.90
                        -----------        -----      -----------  ---------
                        169,708,256                    51,061,711  $4,659.48 (7)
                             ---


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares of common stock, par value $0.001 (the "Common Stock"), as may be issuable upon conversion of the Convertible Debentures and exercise of the Warrants and the Other Warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents 150% of (a) up to 38,791,666 shares of Registrant's Common Stock issuable upon conversion of $4,655,000 million in aggregate principal amount of the Registrant's 6% Convertible Debentures (the "Convertible Debentures"), at a per share conversion price of $0.12, (b) up to 6,982,500 shares of Common Stock issuable upon conversion of the Convertible Debentures with respect to interest accrued thereon through the maturity date thereof on the third anniversary of their issuance, and (c) up to 19,395,833 shares of Common Stock issuable upon exercise of warrants ("Warrants") issued in connection with the Convertible Debentures. The shares registered also include the shares, if any, issuable to the holders of the Convertible Debentures or the Warrants as liquidated damages or as a result of adjustments to those debentures or warrants.


(3) Represents (a) 48,337,117 shares of Common Stock held by certain selling stockholders and (b) 16,696,141 shares of Common Stock issuable upon exercise of certain other warrants and options ("Other Warrants") held by certain selling stockholders who are not holders of the Convertible Debentures.


(4) Represents shares of Common Stock issuable upon exercise of certain Other Warrants held by certain selling stockholders who are not holders of the Convertible Debentures.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on October 28, 2003.

(6) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price therefor on the date hereof.


(7) This amount was previously paid.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                               AMBIENT CORPORATION


                       169,708,256 Shares of Common Stock

     This prospectus relates to the sale by the selling stockholders of 169,708,256 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.


     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

     Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "ABTG".


     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 5.


     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     The date of this Prospectus is November 14, 2003



                        ---------------------------------

                           PRINCIPAL EXECUTIVE OFFICE:

                               Ambient Corporation
                                79 Chapel Street
                           Newton Massachusetts, 02458
                                 (617) 332-0004

                                TABLE OF CONTENTS


Prospectus Summary ........................................................  1


Risk Factors ..............................................................  5


Disclosure Regarding Forward-Looking Statements ........................... 14

Use of Proceeds............................................................ 14

Description of the Agreements with the Convertible Debenture Holders....... 15

Dividend Policy............................................................ 18

Price Range of Common Stock ............................................... 19

Plan of Operations ........................................................ 20

Business .................................................................. 23

Description of Properties.................................................. 38

Legal Proceedings.......................................................... 38

Management ................................................................ 39

Security Ownership of Certain Beneficial Owners and Management............. 47

Certain Relationships and Related Transactions ............................ 49

Selling Stockholders ...................................................... 51

Description of Securities ................................................. 60

Plan of Distribution ...................................................... 61

Auditor Change............................................................. 63


Interest of Named Experts and Counsel...................................... 64


Legal Matters ............................................................. 64

Experts ................................................................... 65

Where You can find more Information ....................................... 65

Index to Financial Statements ............................................. F-2


YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                                   OUR COMPANY

     We are a development stage company engaged in the design, development and marketing of equipment and technologies designed to utilize existing electrical power medium voltage and low voltage distribution lines as a medium for the delivery of broadband and other services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as "power line communication" or "broadband over power lines." The proprietary equipment, components and related technologies and power line communications networks that we are designing, developing and testing will be referred to throughout this Prospectus as the "PLC Technologies."

     A slower version of power line communication has been used by utilities for many decades for internal utility operations, primarily system control and information feedback over the medium voltage distribution grid. However, distribution transformers that are primarily used to reduce the medium voltage on the distribution circuit to the lower voltage levels normally delivered to households and businesses, effectively blocks the transmission of high-speed data signals. We have designed, developed and successfully tested our proprietary and patent protected technology and equipment designed to overcome these limitations. We are currently working with leading utilities and technology companies in the design, development and testing of the principal equipment, components and technologies that comprise our PLC Technologies. Prototypes of these components and technologies presently are being evaluated in field trials. Our PLC Technologies are designed to be used with a commercially deployed power line communication network to enable the delivery of information to a utility's customers at the higher speed necessary to obtain broadband e-mail and web browsing services as well as telephony voice over Internet protocol (VOIP) simply by plugging a modem device into a standard electrical wall outlet without the need for cable, telephone or satellite services.

                                   OUR MISSION

     Our goal is to become a leading designer, developer and systems integrator for commercially deployed power line communication networks that focus on the provision of broadband services to utility customers as well as maximizing internal utility functions (i.e, efficient systems control and monitoring). We intend to generate revenues from the design of power line communication networks as well as from the sale and installation of the equipment and technologies comprising the PLC Technologies. Our immediate goal is to complete, together with our utility collaborators, the design, development and testing of the principal components and technologies comprising the PLC Technologies such that they are available for integration into a commercially deployed power line communication network.

       We have been working closely with the Consolidated Edison Company of New York, Inc. ("CECONY") since February 2002 in the design, development and testing of the PLC Technologies and, to a lesser extent, with other utilities and providers of electric generation and distribution services. In July 2002, we successfully demonstrated the technical viability of our PLC Technologies on CECONY's electric distribution system in Westchester County, New York. We are presently undertaking a small field trial and, depending on results, larger field trials.

     For us to be commercially successful, the PLC Technologies must be integrated by one or more leading utilities or other providers of electric generation and distribution services into a commercially deployed power line communication network. We believe that the ultimate decision by a utility or other provider of electric generation and distribution services to commercially deploy power line communication will be influenced by the developments in the broadband industry generally, as well as the enhanced utility internal control, monitoring and feedback functions and associated costs savings that a deployable power line communication network may ultimately provide to the utility.

     We are a development stage company and have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. Our independent accountants have included a "going concern" exception in their audit reports on our audited 2002 and 2001 financial statements. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

                                  RISK FACTORS

     Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 3 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                   OUR HISTORY

     We were organized in June 1996 as a Delaware corporation. From our inception through December 1999, we were primarily engaged in the smart card business. Thereafter our business focus has been in the power line communication field.

     We filed our initial application for patent protection in the power line communication field in December 2000 and in September 2002, we were issued our first patent with respect to the technology employed in our proprietary couplers, an integral component of the PLC Technologies. Additional patent filings respecting our proprietary technologies and methodologies are pending.

     Our principal executive offices are located at 79 Chapel Street, Newton Massachusetts. Our telephone number at that location is 617-332-0004. Our Internet address is WWW.AMBIENTCORP.COM. The information contained in such website is not, and should not be deemed to be, a part of this prospectus. All references to "we," "us," "our," or similar terms used in this prospectus refer to Ambient Corporation

                                  THE OFFERING


Securities offered              169,708,256 shares of Common Stock. (1)


Shares outstanding              76,420,334 shares of Common Stock. (2)

Use of Proceeds                 We will not receive any proceeds from the sale
                                of the Common Stock by the selling stockholders.
                                See "USE OF PROCEEDS."



     (1) As of October 30, 2003. Includes (i) 150% of (a) 38,791,666 shares of our Common Stock issuable upon conversion of $4,655,000 million in aggregate principal amount of our three year 6% Convertible Debentures (the "Convertible
Debentures") at a per share conversion price of $0.12, (b) up to 6,982,500 shares of Common Stock issuable upon conversion of the Convertible Debentures with respect to interest accrued thereon through the maturity date thereof, and
(c) 19,395,833 shares of Common Stock issuable upon exercise of warrants issued in connection with the Convertible Debentures (the "Warrants"), (ii) 48,337,117 shares of Common Stock held by certain selling stockholders, and (iii)
23,616,141 shares of Common Stock issuable upon exercise of certain other warrants and options held by certain selling stockholders who are not holders of the Convertible Debentures (the "Other Warrants"). The shares described in clause (i) above also includes the shares, if any, issuable to the holders of the Convertible Debentures or warrants as liquidated damages or as a result of adjustments to those debentures and warrants. For a description of the agreement between us and the holders of the Convertible Debentures, see "DESCRIPTION OF
THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."


     (2) As of October 28, 2003. Does not include (a) up to an aggregate of 5,737,000 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Plan, (b) up to an aggregate of 480,000 shares of Common Stock issuable upon exercise of options granted under our 2002
Non-Employee Directors Stock Option Plan, (c) any of the shares described in clauses (i) and (iii) in footnote (1) above, or (d) 30,042,283 shares issuable upon exercise of certain outstanding options and warrants held by the selling stockholders and others.


                                       3
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                                                       SUMMARY FINANCIAL DATA

This table summarized our operating data and balance sheet data for and as of the periods indicated. You should read this summary financial data in conjunction with the "Plan of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                                Cumulative
                                                             Six Months                     Year                    From
                                                                                                                 Inception
                                                               Ended                        Ended                    to
                                                              June 30,                    December 31,            June 30,
                                                        2003            2002          2002           2001           2003
                                                        ----            ----          ----           ----           ----
                                                     (Unaudited)    (Unaudited)                                  (Unaudited)
                                                     -----------    -----------                                  -----------
Revenues                                            $    100,000   $          -   $         -   $           -   $     100,000

Expenses
     Research and Development, net                       459,856        587,008        975,536      2,856,815       5,918,887
     Operating, general and administrative
          Expenses                                       587,857        830,869      1,387,973      5,346,962      13,528,937
     Stock based compensation                             92,663        805,900      1,067,951        413,651      17,359,327
                                                     ------------   ------------   ------------  -------------   -------------
Total expenses                                         1,140,376      2,223,777      3,431,460      8,617,428      36,807,151
                                                     ------------   ------------   ------------  -------------   -------------

Operating loss                                        (1,040,376)    (2,223,777)    (3,431,460)    (8,617,428)    (36,707,151)

Legal settlement                                               -              -              -              -      (1,512,500)
Interest expense                                               -              -              -           (885)       (675,513)
Noncash financing expense                                      -              -              -              -      (1,600,000)
Beneficial conversion feature of convertible debt              -              -              -              -      (3,878,260)
Amortization of deferred financing costs                       -        (27,890)       (49,318)             -      (5,801,333)
Interest income                                              183            136            405         95,572         321,427
Write-off of convertible note receivable                       -              -              -       (490,000)       (490,000)
Company's share in net losses of affiliate                     -              -              -     (1,016,842)     (1,352,207)
                                                     ------------   ------------   ------------  -------------   -------------

Loss before minority interest and extraordinary item  (1,040,193)    (2,251,531)    (3,480,373)   (10,029,583)    (51,695,537)

Minority interest in subsidiary loss                           -              -              -              -          25,000
                                                     ------------   ------------   ------------  -------------   -------------
Loss before extraordinary item                        (1,040,193)    (2,251,531)    (3,480,373)   (10,029,583)    (51,670,537)
Extraordinary item - loss on extinguishment of debt            -              -              -              -      (9,778,167)
                                                     ------------   ------------   ------------  -------------   -------------


Net loss                                              (1,040,193)    (2,251,531)    (3,480,373)   (10,029,583)    (61,448,704)

Deemed dividends on convertible preferred stock                -              -              -              -      (1,820,859)
                                                     ------------   ------------   ------------  -------------   -------------
Net loss attributable to common stockholders        $ (1,040,193)  $ (2,251,531)  $ (3,480,373) $ (10,029,583)  $ (63,269,563)
                                                     ============   ============   ============  =============   =============


Basic and diluted loss per share:
         Net loss before  extraordinary item        $      (0.01) $       (0.09)  $      (0.01) $       (0.42)
         Extraordinary loss from extinguishment
           of debt                                             -              -              -             -
                                                     ------------   ------------   ------------  -------------
      Net loss                                      $      (0.01) $       (0.09)  $      (0.01) $       (0.42)
                                                     ============   ============   ============  =============

Weighted average number of shares outstanding         70,915,284     26,321,376     33,768,432     23,724,000
                                                     ============   ============   ============  =============

OTHER FINANCIAL DATA

Capital expenditures                                $     20,360   $     11,950         14,790 $      136,329   $   (713,824)
Cash used in operating activities                       (743,969)      (672,165)    (1,633,549)    (7,381,576)    (16,291,159)
Cash used in investing activities                        (20,360)       (11,950)       (14,790)      (927,103)     (2,988,175)
Cash provided by  financing activities                   915,312        523,750      1,546,250      1,433,090      19,505,568

BALANCE SHEET DATA

Cash and cash equivalents                           $    226,234   $     75,251         75,251 $      177,340   $
Total assets                                             340,339        185,374        185,374        464,584
Long-term liabilities                                          -              -                             -               -
Shareholders' deficit                                   (832,804)      (920,586)      (920,586)      (178,172)

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. UNKNOWN ADDITIONAL RISKS AND UNCERTAINTIES, OR ONES THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

     WE HAVE INCURRED NET LOSSES IN EVERY QUARTER AND YEAR SINCE INCEPTION AND WE EXPECT OUR NET LOSSES TO CONTINUE THROUGH THE FORESEEABLE FUTURE


     We are a development stage company engaged in the design, development and marketing of the PLC Technologies. The PLC Technologies have not, to date, generated any significant revenues. From inception to the six months ending June 30, 2003, we incurred net losses totaling $(63,269,563) and we reported net losses of $(3,480,373), $(10,029,583) and $(42,640,886) for each of the years ended December 31, 2002, 2001 and 2000, respectively. We expect to continue to incur net losses through 2003 and for the foreseeable future as we continue to further develop and complete the commercialization of the PLC Technologies. We are funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. We will need to generate significant revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section, as well as numerous other factors outside of our control, including:


     o development and marketing of competing broadband technologies, including non-power line based broadband alternatives, that are more effective or less costly than the implementation of the PLC Technologies;
     o our ability to successfully develop, test and commercialize the PLC Technologies;
     o utilization of the PLC Technologies by utilities and other providers of electric generation and distribution services with a commercially deployed power line communication network; and
     o    collaboration agreements with Internet service resellers.

     It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we will be unable to continue our operations.

     Our independent accountants have included a "going concern" exception in their audit reports on our audited 2002 and 2001 financial statements. The financial statements do not include any adjustment that might result form the outcome of such uncertainty.

     WE HAVE A LIMITED OPERATING HISTORY

     We were incorporated in June 1996 to engage in the smart card business. Since December 1999, we have been engaged in the power line communication field. We are subject to all of the risks inherent in the establishment of a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

     OUR SUCCESS IS CONTINGENT UPON THE INTEGRATION OF OUR PLC TECHNOLOGIES INTO A COMMERCIALLY DEPLOYED POWER LINE COMMUNICATION NETWORK

     Our current activities are focused on the design, development and marketing of the PLC Technologies for use on low and medium voltage distribution systems. We have established contractual relationships with leading technology companies and utilities for the design, development, evaluation and testing of the PLC Technologies. No assurance can be given that these arrangements will achieve their intended results or that they will result in the integration of the PLC Technologies with any commercially deployed power line communication network. We are in the process of integrating the PLC Technologies with various other complementary and necessary technologies. While our couplers and the other principal equipment and components comprising the PLC Technologies have been successfully tested in limited field trials, no assurance can be given that these components or technologies will be successfully developed or technologically feasible or integrated into a commercially deployed power line communication network or, even if they can be successfully developed or integrated, that this can be achieved on commercially acceptable terms and conditions. In addition, the costs of developing and commercializing the PLC Technologies may far outweigh the revenue stream from such commercialization.


     The nature of PLC Technologies requires us to market them, at least initially, primarily to utilities or other providers of electrical generation and distribution services. Our success is dependent, initially, on the commercial deployment of power line communication by utilities or other providers of electric generation and distribution services utilizing the PLC Technologies. If a significant number of utilities or other providers ultimately elect to not commercially deploy a power line communication system or to not utilize our PLC Technologies or favor other technologies or providers of similar services, our business may be adversely affected and we may be required to cease operations. See "RISK FACTORS--GOVERNMENTAL REGULATIONS MAY DELAY OR PRECLUDE COMMERCIAL DEPLOYMENT OF A POWER LINE COMMUNICATION NETWORK." See also "BUSINESS."


     Moreover, the PLC Technologies may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of the media access and technology service companies. If the market for our PLC Technologies does not develop or expand as we anticipate, our business, financial condition and results of operations would be materially adversely affected and we may be required to cease operations.

     GOVERNMENTAL REGULATIONS MAY DELAY OR PRECLUDE COMMERCIAL DEPLOYMENT OF A POWER LINE COMMUNICATION NETWORK

     Utilities and other providers of electric power are ordinarily subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, there may be regulations restricting the transmission of high frequency signals over power lines, necessitating governmental permission. These regulations, as well as regulations in the telecommunications field, may inhibit, delay or preclude the commercial deployment of power line communications networks or the utilization of the PLC Technologies.

     In addition, in the United States the Federal Communications Commission ("FCC") currently regulates the marketing, distribution and/or operations of power line equipment. While there have been recent developments that may encourage the development of equipment and technology in this emerging industry, there is no assurance that the FCC will propose changes, if any, to promote and encourage new power line communications technologies such as ours and, in the absence of such changes, whether we could commercialize the PLC Technologies in compliance with the FCC's existing or any future rules. In addition, there is no assurance than any changes proposed by the FCC will be favorable to us in our effort to commercialize the PLC Technologies. Nor is the timing of the possible adoption of such changes, in the event the FCC chooses to propose changed rules, predictable at this time. See "BUSINESS--GOVERNMENTAL REGULATIONS."

     IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED

     Subject to our receipt of funds from the sale of the Convertible Debentures (See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS"), we intend to expand management, design and development, testing, quality control, marketing, sales and service and support operations, as well as financial and accounting controls in order to further the commercialization of the PLC Technologies. The pace of our anticipated expansion, together with the level of expertise and technological sophistication required to provide implementation and support services, will demand an unusual amount of focus on the operational needs of our future prospective customers for quality and reliability. We anticipate that this development will strain our managerial, operational and financial resources.

     We may be unable to develop and expand our systems and operations for one or more of the following reasons:

     o We may not be able to locate or hire at reasonable compensation rates qualified and experienced sales staff and other employees necessary to expand our capacity on a timely basis;
     o We may not be able to integrate new management and employees into our overall operations; and
     o We may not be able to successfully integrate our internal operations with the operations of our product manufacturers and suppliers to product and market commercially viable products or solution.

     If we cannot manage our growth effectively, our business and operating results will suffer.

     IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS, AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD SUFFER


     We have sold $2,327,500 in principal amount of our Convertible Debentures and upon the effectiveness of the Registration Statement (the "Registration Statement") of which this Prospectus is a part, we expect to sell an additional $2,327,500 in principal amount of our Convertible Debentures. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS" and "PLAN OF OPERATION--LIQUIDITY AND CAPITAL RESOURCES."

     Although we believe that the net proceeds from the sale of the Convertible Debentures will be sufficient for our needs through December 2004, unforeseen contingencies and developments may arise that will require us to raise additional funds in order to commercialize the PLC Technologies. We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.


     We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance PLC Technologies, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business or cause us to cease operations.

     Since inception, we have financed all of our operations through private placement financings. Our future capital requirements depend on numerous factors, including:

     o    The scope and results of our design, development and field testing;
     o Our ability to attract strategic collaborators willing to share in our development and commercialization costs;
     o The integration of the PLC Technologies by utilities and other providers of electric generation and distribution services into commercially deployed power line communication networks;
     o    Our ability to successfully commercialize the PLC Technologies; and
     o    Competing technological and market developments.

     WE HAVE NO AGREEMENT RELATING TO REVENUE GENERATING ACTIVITIES


     We presently have no agreement or understanding with any utility or other providers of electric generation and distribution services as to commercial exploitation of the PLC Technologies, and no assurance can be provided that we will be successful in concluding any significant-revenue generating agreement on terms commercially acceptable to us. See "BUSINESS--MARKETING PLAN."


     WE DEPEND ON ATTRACTING AND RETAINING KEY PERSONNEL

     We are highly dependent on the principal members of our management, and technology staff. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. We cannot assure you that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future.

                      RISKS CONCERNING THE PLC TECHNOLOGIES

     AN INTERRUPTION IN THE SUPPLY OF COMPONENTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD HAMPER OR IMPEDE THE COMMERCIALIZATION OF OUR PLC TECHNOLOGIES

     The principal components comprising the PLC Technologies include our proprietary and patent protected couplers, which we design and develop in-house, and the nodes or communication controllers that are designed to interface with the existing power lines. The nodes are currently being assembled by third parties pursuant to contractual arrangement. Nonetheless, these suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could hamper or impede our commercialization efforts and, following commercialization, if ever, cause a decline in sales of our products and services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost- effective basis and respond to emerging industry standards and other technological changes.

     WE FACE COMPETITION FROM SEVERAL SOURCES

     Certain companies engaged in the field of power line communication have announced limited commercial deployment in specified geographic locations. Additionally, as we are proposing an alternative broadband option, the competition for the PLC Technologies also includes non-power line based providers of broadband transmission and, to a lesser extent, from other providers of power line based solutions. Some of the providers of broadband access have substantially greater financial, technological, marketing, personnel and research and development resources than we do.

     Numerous companies claim to provide non-power line based high-speed data transmission. In particular, Internet service providers (ISPs) provide Internet access over existing networks and have nationwide marketing presence and strategic or commercial licenses with telecom carriers. Wireless and satellite service providers have announced plans to expand fixed-wireless networks for high-speed data customers. Cellular operators are establishing portals facilitating access to web and information services.

     Certain companies, including some with significantly greater resources than we have, provide partial or complete power line based solutions. These include the following: Amperion, a Massachusetts based company; Current Technologies, LLC, a Maryland based company; Main.net Power line Communications, Inc., the North American subsidiary of Main.net, an Israeli company, which, together with a German utility, began offering broadband service to residents in Mannheim, Germany; and PowerComm System, Inc. We believe that our core strategy, which attempts principally to collaborate with appropriate parties in the communication and service technology areas as well as utilities and other providers of electric power, provides the most viable prospect for deploying a commercially viable power line communication network. However, there can be no assurance that this market strategy will be successful or that we will be able to compete successfully in this market.

     There can also be no assurance that other companies will not enter the market in the future. There can be no assurance that development by others of similar or more effective technologies or solutions will not render our PLC Technologies non-competitive or obsolete.

     In addition, the PLC Technologies may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. See "BUSINESS--COMPETING TECHNOLOGIES."

     WE MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS


     We filed with the United States Patent and Trademark Office ("USPTO") and internationally, provisional and formal patent applications with respect to the different applications on the medium and low voltage overhead distribution grid and building wiring, as well as underground distribution structures, and for the inductive coupling of a data signal to a power transmission cable. In September 2002, the USPTO issued to us a patent pertaining to our bypass technology primarily covering inductive coupling of data signals onto overhead and underground power distribution cables. However, the PLC Technologies includes several components and technologies for which we may not have intellectual property rights. Accordingly we are currently undertaking a products and technology clearance review of the technologies comprising the PLC Technologies. While we rely on a combination of copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights, our rights relating to the PLC Technologies may be challenged and invalidated or circumvented. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we may regard as proprietary. Policing unauthorized use of proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for technologies, which could have a material adverse effect on our business, financial condition and results of operations.

     Litigation may be necessary in the future to enforce any patents that may be issued and other intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any such litigation will be successful. Litigation could result in substantial costs, including indemnification of customers, and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. Failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

                     RISKS CONCERNING OUR CAPITAL STRUCTURE

     CONSOLIDATED EDISON, INC., AN AFFILIATE OF THE CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., OUR PRINCIPAL UTILITY COLLABORATOR, CONTROLS A SIGNIFICANT PORTION OF OUR COMMON STOCK AND COULD CONTROL OR INFLUENCE OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OTHER STOCKHOLDERS


     As of October 30, 2003, Consolidated Edison, Inc. ("ConEd"), an affiliate of the Consolidated Edison Company of New York, Inc. ("CECONY"), our leading utility development collaborator, beneficially owned approximately 49.13% of the outstanding shares of our Common Stock (prior to the conversion of any of the Convertible Debentures and the exercise of other warrants and options outstanding). As a result, ConEd may be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors and the sale of our company. Such a concentration of ownership may also have the effect of delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. Any of these events could decrease the market price of our Common Stock.


     SHARES ELIGIBLE FOR PUBLIC SALE


     As of October 28, 2003, we had 76,420,334 shares of our Common Stock issued and outstanding. We are registering 48,337,117 of such shares hereunder. In addition, we are registering 97,754,998 shares of our Common Stock, which may be issued upon the conversion of the Convertible Debenture as well as upon exercise of the Warrants being issued in connection with these debentures. Under certain conditions, we can require a mandatory conversion of the outstanding Convertible Debentures. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." We are also registering 23,616,141 shares of our Common Stock issuable upon exercise of the Other Warrants (See Prospectus Summary, the "Offering").


     Sales of substantial amounts of our Common Stock in the public market, whether by purchasers in this offering or stockholders holding shares of our registered Common Stock, or the perception that such sales could occur, may adversely affect the market price of our Common Stock.

     WE HAVE A LIMITED NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR ISSUANCE, AND IF OUR SHAREHOLDERS DO NOT APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK, WE WILL BE UNABLE TO RAISE ADDITIONAL CAPITAL

     We currently have 200,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation, and as of October 28, 2003, have 76,420,334 outstanding shares of Common Stock. Following the issuance of our Convertible Debentures and the Warrants to be issued in connection with the purchase of these debentures, and considering the 36,259,283 shares issuable upon exercise of the other options and warrants outstanding as of October 28, 2003, we will have 101,429,282 shares of Common Stock reserved for issuance upon conversion or exercise of these securities. Thus, we will only have 22,150,384 shares of Common Stock available for issuance thereafter. We intend to propose at the 2003 Annual Meeting of our stockholders that our shareholders approve an increase in our authorized number of shares of Common Stock. However, we cannot predict the outcome of that vote. If our shareholders do not approve of the increase in the number of authorized shares of Common Stock, we may be unable to raise additional capital.


     IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

     Provisions of Delaware law, as well as the presence of ConEd, our largest stockholder, could make it more difficult for a third party to acquire us, even if such acquisition would be beneficial to our stockholders.

                          RISKS CONCERNING OUR OFFERING

     OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING

     We cannot guarantee that you will be able to resell the shares of our Common Stock at or above your purchase, exercise or conversion price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o    Quarterly variations in operating results;
     o The progress or perceived progress of our research, development and marketing efforts;
     o    Changes in accounting treatments or principles;
     o Announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;
     o    Additions or departures of key personnel;
     o Future public and private offerings or resale of our common stock or other securities;
     o Stock market price and volume fluctuations of publicly-traded companies in general and development companies in particular; and
     o    General political, economic and market conditions.

     VOLATILITY OF TRADING MARKET MAY AFFECT YOUR INVESTMENT

     The market price for our securities is highly volatile. The factors enumerated above, as well as various factors affecting the telecommunications/broadband industry generally, and price and volume volatility unrelated to operating performance affecting small and emerging growth companies generally, may have a significant impact on the market price of our securities.

     WE HAVE RELIED ON THE PRIVATE PLACEMENT EXEMPTION TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL, AND COULD SUFFER SUBSTANTIAL LOSSES IF THAT EXEMPTION WAS DETERMINED NOT TO HAVE BEEN PROPERLY RELIED UPON

     We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

     PENNY STOCK REGULATIONS ARE APPLICABLE TO INVESTMENT IN SHARES OF OUR COMMON STOCK

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Many brokers will not deal with penny stocks; this restricts the market.

     BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM

     We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

     o our ability to successfully develop and integrate our PLC Technologies with necessary accompanying technologies;
     o acceptance of our PLC Technologies by utilities and electric power distributors and telecommunications industry players as well as in the marketplace;
     o governmental regulations and oversight applicable to the fields in which we are engaged;
     o    our proposed revenue generation plans;
     o    our expectations about the market prospects for our PLC Technologies;
     o    our future capital needs;
     o our expectations about our future profitability, operating results and financial condition; and
     o the success of the measures taken to protect our proprietary technology.


     There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the SEC. We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

     The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.


     Assuming all of the warrants and options for which the underlying shares of Common Stock that are covered by this Prospectus are exercised for cash, we will receive approximately $9,500,000 in cash proceeds (before deducting fees and commission). See also, "DESCRIPTION OF AGREEMENT WITH CONVERTIBLE DEBENTURE HOLDERS" and "PLAN OF OPERATIONS."

      DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS


     We are registering a portion of the shares offered hereby in order to satisfy our obligations to the holders of our Convertible Debentures.


     Under a Securities Purchase Agreement, dated as of October 30, 2003 (in each case, a "Securities Purchase Agreement"), between us and each of the holders of the Convertible Debentures, those holders committed to advance us an aggregate of $4,655,000, repayment of which is represented by our Convertible Debentures. The funding is to be made in two equal installments. The first installment was paid to us upon the filing of the Registration Statement of which this Prospectus is a part, at which time $2,327,500 in principal amount of Convertible Debentures were released to such holders. The second installment is due within five days after the effective date of the Registration Statement.

     The Convertible Debentures are convertible into shares of our Common Stock at a conversion rate equal to $0.12 per share. This conversion price is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Interest at 6% per annuam is due on the earlier to occur of the conversion of such debenture or the maturity date. On conversion or at maturity, we have the option to pay accrued interest in cash or shares of our Common Stock valued at the conversion price in effect at that time. The option to pay interest in shares of our Common Stock, however, is subject to the following conditions: the Registration Statement covering the resale of such shares must be in effect at the time of issuance and the issuance of such shares of Common Stock to the holder of a debenture cannot result in such holder and its affiliates beneficially owning more than 4.99% of the then outstanding shares of our Common Stock. This limitation is further discussed below in this section.


     The terms of the Convertible Debentures provide that under certain conditions (primarily relating to the effectiveness of the Registration Statement and the closing bid price of our publicly traded Common Stock exceeding $0.50 for each of 20 consecutive trading days), we can require a mandatory conversion of the Convertible Debentures. In addition, after one year from their issuance, we would have the right to prepay the principal (and accrued interest thereon) on the Convertible Debentures in whole or in part if certain conditions are met.

     If not converted earlier, on the scheduled maturity date the Convertible Debentures will automatically convert into shares of our Common Stock at the per share conversion price of $0.12.

     In connection with the issuance of each installment of the Convertible Debentures, we issued or will issue to the holders thereof Warrants to purchase shares of our Common Stock in an amount equal to one (1) share of Common Stock for each two (2) shares of Common Stock issuable upon (and assuming) conversion of the Convertible Debentures at the conversion price on the date of issuance.

The Warrants are exercisable at a per share exercise price equal to $0.25. This exercise price is also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Warrants provide for cashless exercise rights if there is no effective registration statement covering the resale of the holder's shares. The Warrants expire approximately three years after issuance, provided, that, under certain conditions (primarily relating to the effectiveness of the registration statement and the closing price of our Common Stock being more than $1.00 for each of 20 consecutive trading days), we will have the option to accelerate the expiration date to a date at least 60 days from the date of our election of that option.

     The terms of the Convertible Debentures and Warrants specify that the beneficial owner can convert such debenture or exercise such warrant by giving notice to us. Each conversion or warrant exercise is subject to the following limitation: the holder may not convert the Convertible Debentures or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our then outstanding stock (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant. Similarly, we can not require the holder to convert the Convertible Debentures at maturity or on an earlier mandatory conversion date or issue shares in payment of interest on the debenture where that limit would be exceeded.


     Pursuant to the Securities Purchase Agreement and a Registration Rights Agreement (hereinafter, the "Registration Rights Agreement") executed and delivered at the same time, we are obligated initially to register under the Act 150% of the number of shares issuable on conversion of the full aggregate principal amount of the Convertible Debentures (from both installments) plus interest thereon accrued through the maturity date thereof and 150% of the number of shares of Common Stock issuable upon exercise of the Warrants issued in connection with such Convertible Debentures. We are also obligated to keep the Registration Statement of which this Prospectus forms a part effective until the earliest of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act, or the date on which such holders no longer own any of those shares.

     We are also registering 71,953,258 shares held by certain other selling stockholders and shares issuable upon exercise of certain other warrants and options held by certain selling stockholders who are not holders of the Convertible Debentures (or affiliates thereof).

     In the Securities Purchase Agreement, we have agreed that, without the prior consent of such holders, we will not enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party on any date which is earlier than 135 days after the effective date of this Prospectus (plus the number of days, if any, during which the registration statement is suspended in the interim). These limitations, however, do not apply to (i) the sale of our Common Stock or similar convertible debentures and warrants to accredited investors where the gross proceeds thereof do not exceed $345,000 or (ii) a transaction which provides for the filing of a registration statement in respect of the resale of the Common Stock underlying such securities on any date which is not earlier than the end of six months after the effective date of this Prospectus. If, during that period, we actually consummate a transaction referred to in clauses (i) or (ii) of the preceding sentence, and that transaction provides for (x) either a sale price lower than the conversion price provided in the Convertible Debentures or the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the debenture and/or (y) the issuance of warrants at an exercise price lower than that provided in the Warrants issued in connection with the Convertible Debentures or in an amount greater than the ratio used in connection with the Warrant or the inclusion of any terms more beneficial to the holder of such instrument than the corresponding terms of the Warrant, then terms of any unissued or unconverted Convertible Debentures or any unissued or unexercised Warrants shall be modified to adjust the relevant conversion price in such debenture, or warrant exercise price or warrant shares to be equal to that provided in the transaction as so consummated and to incorporate any such beneficial term, if any, included in the instruments relating to such transaction. We may also be required to issue additional shares with respect to portions of a Convertible Debentures previously converted, based on the adjusted conversion price. The foregoing restrictions will not apply to the issuance of securities (a) in connection with the exercise of conversion or other rights under documents executed and transactions consummated prior to the date of the filing of this Prospectus, (b) pursuant to any of the our stock option plans or
(c) acquisitions of controlling interests in other corporations.


     If we breach our obligations relating to any such third party transactions,
(i) the conversion price then in effect in the Convertible Debentures will be adjusted to be equal to the lowest of (x) 90% of the conversion price then in effect or (y) 80% of the lower of (A) lowest fixed price of any security in the new transaction or (B) the lowest conversion price that would be applicable in the new transaction, (ii) the exercise price and number of shares specified in the Warrant will be adjusted to correspond to the instruments relating to such transaction, and (iii) any term more beneficial to the holder of the instruments in such new transactions than the corresponding term in the Convertible Debentures or the Warrants shall be incorporated into such debentures and the warrants. We may also be required to issue additional shares with respect to portions of a Convertible Debentures previously converted, based on the adjusted conversion price. In addition, in case of breach, the Convertible Debentures holders may require us to redeem each unconverted debenture for an amount, payable in cash, determined pursuant to a formula provided in the Convertible Debentures.


     The additional shares, if any, which might be issued to a holder on account of any of the adjustments referred to in the preceding paragraphs are covered by the Registration Statement and this Prospectus.

     Under the Registration Rights Agreement, we will be obligated to pay liquidated damages to the holders of the Convertible Debentures if the effectiveness of the Registration Statement is suspended for more than certain permitted periods (described below). The permitted suspension periods are up to 50 days during any consecutive 12-month period, but each period shall not be for more than 20 days or begin less than 10 days after the preceding suspension period ended. (The date any such suspension commences, beyond such permitted restrictions, is referred to as a "Restricted Sale Date"). The amount that we must pay to the debenture holders in respect of the liquidated damages after a Restricted Sale Date will be (A) 2% of the principal amount of all the Convertible Debentures during the first 30-day period, and (B) 3% of the principal amount of all Convertible Debentures for each subsequent 30-day period (or part). The principal amount of the Convertible Debentures used in determining the liquidated damages will be equal to the sum of (X) the principal amount of all debentures not yet converted and (Y) the principal amount of any Convertible Debenture converted within the preceding 30 days but not yet sold. The Convertible Debentures holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). We may make that election also if the effective date has occurred within 150 days after the execution and delivery of the Securities Purchase Agreement, provided the Registration Statement is then currently effective. The additional shares, if any, which might be issued to a holder of the Convertible Debentures in payment of these liquidated damages are covered by the Registration Statement and this Prospectus.

     Each of John Joyce, Yehuda Cern and Ramdas Rao, each of whom is a principal officer of our company, and, where relevant, his respective family members who are the record or beneficial owners of our Common Stock, has signed an agreement limiting the shares of our Common Stock which they can sell during certain periods of time (the "Principal's Agreement"). The Principals' Agreement applies to each of those officers (and his own relatives, if any) separately from the other named officers. The agreement provides that, without the prior consent of the holders of the Convertible Debentures in each instance, the officer (and his own relatives) will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of Common Stock directly or indirectly held by him at any time prior to 60 days after the effective date of this the Registration Statement of which this Prospectus forms a part (plus any days during which the Registration Statement is suspended, if any). Thereafter and for the next succeeding 60 days (plus any days in the interim during which the Registration Statement is suspended, if any), they will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement), during any given 30-day period, any shares of Common Stock directly or indirectly held by them in an amount exceeding 5% of their then aggregate holdings. Finally, for the next succeeding 60 days, the amount that such officer can sell during such 30-day period may not exceed, on a cumulative basis, 10% of their then aggregate holdings. The Principal's Agreement also provides that, under certain conditions (including, most significantly, that the Registration Statement is effective and the closing bid price for our Common Stock has been $0.75 or more for each of 10 consecutive trading days), these restrictions terminate.


     Reference is made to the forms of Convertible Debentures, the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement that are filed as exhibits to the Registration Statement for more complete description of the complex provisions that are summarized under this caption.

                                 DIVIDEND POLICY

     We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                           PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "ABTG". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

     The following table sets forth, for the periods indicated the range of high and low sales prices per share of our Common Stock, as reported on OTC Electronic Board Bulletin. The closing price of our Common Stock on October 28, 2003 was $0.28 per share.


                Quarter Ended                    High     Low

                2003

                March 31                         $0.14   $0.06
                June 30                          $0.39   $0.07
                September 30                     $0.36   $0.15

                2002

                March 31                         $0.40   $0.16
                June 30                          $0.18   $0.06
                September 30                     $0.26   $0.07
                December 31                      $0.25   $0.08

                2001

                March 31                         $2.59   $1.25
                June 30                          $1.80   $0.70
                September 30                     $0.94   $0.11
                December 31                      $0.25   $0.15


     The foregoing represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     As of October 28, 2003, there were approximately 151 holders of record of our Common Stock. We believe that a significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

                               PLAN OF OPERATIONS

     THE FOLLOWING DISCUSSION AND EXPOSITIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS, AS WELL AS OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO RISK FACTORS SECTION OF THIS PROSPECTUS.

Overview
--------

     The PLC Technologies are in the design, development and testing stage and are presently deployed, on a limited test basis. See "BUSINESS."


     Our objective over the next twelve months is to complete the design, development and testing of all of the equipment, components and technologies comprising the PLC Technologies. While we have no immediate plans for any significant increase in plant or equipment, subject to our receipt of the proceeds of the Convertible Debentures (See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS") and as we near commercialization of the PLC Technologies, if ever, we anticipate that will be retaining additional personnel. See "BUSINESS--MARKETING PLAN" and "BUSINESS-EMPLOYEES."


Agreements with Technology Companies and Utilities
--------------------------------------------------

     To further the commercialization of the PLC Technologies, we intend to continue to pursue development activities and other collaborative efforts with utilities and technology parties. See "BUSINESS--AGREEMENTS WITH UTILITIES AND OTHER PROVIDERS OF ELECTRIC POWER ", "BUSINESS--AGREEMENTS WITH TECHNOLOGY COMPANIES, " and "RISK FACTORS."

     A brief summary of our present third party agreements relating to the design, development and testing of the PLC Technologies follows. For a fuller discussion, See "BUSINESS--AGREEMENTS WITH TECHNOLOGY COMPANIES" AND "BUSINESS--AGREEMENTS WITH UTILITIES AND OTHER PROVIDERS OF ELECTRIC Power."


     CECONY. In February 2002, we entered into a research and development agreement with CECONY pursuant to which we have been cooperating in the further research and development of high-speed communication via electric power lines. The principal components and technologies used PLC Technologies have been demonstrated on CECONY's distribution system. We are currently in the process of undertaking a small field trial with CECONY to deliver broadband services to approximately 25 households in Westchester County, New York, and, following the success of the small field trial, intend to commence a larger field trial.


     STI. In December 2001, we entered into a testing and development agreement with Southern Telecom, Inc. Under that agreement, we have established a demonstration of the PLC Technologies at a site in Alabama. While the agreement calls for a small and large field trial similar to the CECONY arrangement, no additional significant development activities have taken place since that time.

     CAM. In April 2003, we entered into an agreement with Compania Americana de Multiservicios Ltd., a subsidiary of Enersis, a Chile-based provider of electrical power, to evaluate our PLC Technologies. The evaluation process is expected to last through 2003.


     IDACOMM. In October 2003, we entered into an agreement with IDACOMM, Inc. ("IDACOMM"), an affiliate of Idaho Power, which provides, among other things, electricity generation and distribution, pursuant to which we intend to commence a pilot deployment of the PLC Technologies to up to 100 residential and/or small commercial customers using Idaho Power's power grid and transmission lines.

     DS-2. In 2001, we entered into an agreement with Design of Systems on Silicon ("DS-2"), a leading Spanish silicon design company, pursuant to which DS-2 is to provide modem/communication chipsets that convert digital bit streams into high frequency data signals, and back again. The DS-2 technology has been integrated into the PLC Technologies for field trial testing.


     AQUILA. Over the course of the past two years, we have entered into an agreement with Aquila Technologies Group, Inc., a subsidiary of Canberra Industries (parent company, Cogema Instruments, Inc.), a leading provider of research and development and equipment fabrication ("Aquila"), pursuant to which Aquila is assisting us in the design and development equipment for the node technology, an integral component of The PLC Technologies. Initial prototypes of the equipment have been installed and monitored in a field trial since May 2002.


Financial Condition
-------------------

     As a development stage company, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with a development stage company.

     As of June 30, 2003, we had an accumulated deficit of approximately $63 million since inception and for the six months ended June 30, 2003, we incurred net losses aggregating $1.04 million (which includes $92,663 of stock based compensation) reflecting principally general and administrative expenses and research and development expenses. We expect to incur significant additional development expenditures and operating losses are expected to continue for the foreseeable future. There can be no assurance that we can be operated profitably in the future. Our continuation as a going-concern is dependent upon, among other things, our ability to obtain additional financing when and as needed, and to generate sufficient cash flow to meet our obligations on a timely basis. No assurance can be given that we will be able to obtain such financing on terms acceptable to us.

     A portion of our operating expenses are attributable to non-cash charges associated with the compensation of consultants and senior personnel through the issuance of stock options and stock grants. Certain employee stock options which were subject to variable accounting treatment and unvested non-employee stock options which are re-measured periodically, may result in unpredictable stock-based compensation dependent on fluctuations in quoted prices for our common stock. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity.

     We reported revenues for the first time of approximately $100,000 for the six months ended June 30, 2003, in respect of fees earned in connection with the testing of our PLC Technologies.

LIQUIDITY AND CAPITAL RESOURCES


     In October 2003, we entered into an agreement with certain persons who are selling stockholders included in this Prospectus pursuant to which we agreed to sell to them, and they agreed to purchase, $2,327,500 in aggregate principal amount of our Convertible Debentures upon the filing with the SEC of the Registration Statement of which this Prospectus is a part and an additional $2,327,500 in aggregate principal amount of our Convertible Debentures not later than five days after the effective date of such Registration Statement. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS" Accordingly, within two days after the filing of the Registration Statement of which this Prospectus is a part, we recieved net proceeds of approximately $1.6 million (after deducting approximately $700,000 in respect of the repayment of the principal and accrued interest on our Convertible Debenture due by October 31, 2003 and fees and commissions) and we anticipate receiving an additional approximately $2.1 million (after deducting approximately $216,000 in fees and commissions). See "RISK FACTORS--IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD SUFFER."

     In September 2003, we raised $400,000 from the sale of a 6% Convertible Debenture due no later than October 31, 2003. We have repaid the principal and accrued interest on such debenture from the proceeds of the sale of the Convertible Debentures. See "RISK FACTORS."


     In June 2003, we also raised net proceeds of $595,000 from a private placement of 5,187,500 shares of our Common Stock to private investors. These investors are included as selling stockholders in this Prospectus.

     In September 2002, we and Consolidated Edison, Inc. ("ConEd"), an affiliate of CECONY, entered into a securities purchase agreement pursuant to which ConEd purchased 35 million shares of our Common Stock for an aggregate investment of $1.4 million including $265,000 previously advanced by CECONY to the company in July-August 2002 for the purpose of furthering the design, development and testing of the PLC Technologies.

     We continue to curtail expenses in many areas in an effort to control costs. Nonetheless, subject to our receiving the proceeds of the Convertible Debentures, we expect to significantly increase our efforts over the next twelve months with a view to furthering the commercialization of the PLC Technologies. As the PLC Technologies approach commercialization, if ever, we anticipate that we will be required to increase the number of employees and other personnel. Management does not, however, currently anticipate a significant investment in plant or equipment.


     Prior to the commercial deployment, if ever, of the PLC Technologies, we may need to raise additional funds. However, the financial statements accompanying this Prospectus include an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital on commercially terms.

     Assuming that we receive the proceeds of the Convertible Debentures following the effectiveness of the Registration Statement, then we believe that we will have sufficient capital to maintain our operations through December 2004. See "RISK FACTORS--IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD SUFFER."

                                    BUSINESS
INTRODUCTION

     We are a development stage company engaged in the design, development and marketing of equipment and technologies designed to utilize existing electrical medium voltage and low voltage distribution systems as a medium for the delivery of broadband and other services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as power line communication and/or broadband over power lines. Throughout this prospectus, we will use primarily the expression "power line communication." The proprietary equipment, components and related technologies and power line communication networks that we are in the process of designing, developing and testing will be referred to throughout this Prospectus as the "PLC Technologies."

     A slower version of power line communication has been used by utilities for many decades for internal utility operations, primarily system control and information feedback over the medium voltage distribution grid. However, distribution transformers that are primarily used to reduce the medium voltage on the distribution circuits to the lower voltage levels normally delivered to households and businesses, effectively block the transmission of high speed data signals. We have designed, developed and successfully tested our proprietary and patent protected technology and equipment that is designed to overcome these limitations. We are currently working with leading utilities and technology companies in the design, development and testing of the principal equipment, components and technologies that comprise the PLC Technologies. Prototypes of these components and technologies presently are being evaluated in field trials. Our PLC Technologies are designed to be used with a commercially deployed power line communication network to enable the delivery of information to a utility's customers at the higher speeds necessary to obtain broadband e-mail and web browsing services as well as telephony voice over Internet (VOIP) through modem devices that are plugged into a standard electrical wall outlet without the need for cable, telephone, or satellite services

     Our goal is to become a leading designer, developer and systems integrator for commercially deployed power line communication networks that focus on the provision of broadband services to utility customers as well as maximizing internal utility functions (i.e., efficient systems control and monitoring). We intend to generate revenues from the design of power line communication networks, as well as the sale and installation of the equipment and technologies comprising the PLC Technologies. Our immediate goal is to complete, together with our utility collaborators, the design, development and testing of the principal components and technologies comprising the PLC Technologies such that they are available for integration into a commercially deployed power line communication network.

GENERAL BACKGROUND

     Since the onset of the Internet revolution, approximately ten years ago, significant resources have been invested in the design and implementation of technologies designed to deliver ever greater amounts of data to end users more rapidly and seamlessly. The rising demand from consumers, business, and governments for dependable and cost effective high-speed communication services has spawned the introduction of several broadband technologies. The term "broadband" generally refers to technologies that can enable network connections in excess of the standard dial-up 56 kilobits per second (kbps) rate limit of the traditional wire telephone lines.

     The growing consumer and business demand for high-speed communication has dramatically changed the telecommunications industry, making it one of fastest growing industries in the world during the last ten years. Products and services providing consumer access to high-speed communication comprise a multi-billion dollar market in the United States alone. Based on published reports we believe the number of households in the United States with broadband internet access is currently estimated at 20 million and by 2005 that figure is estimated to reach approximately 35 million subscribers.

     One of the principal technical challenges facing broadband technologies industry has been the so-called 'last mile' problem. This refers to the challenge of delivering high-speed broadband connection to the end-user's premises at competitive rates.

     Internet communications networks are divided into the "backbone" network and the "access" network. The backbone networks are typically comprised of optical fiber cables between cities, countries and continents that provide essentially unlimited capacity for sending relatively large amounts of data over long distances. However, the optical fiber technology used for the backbone network is considered too expensive to extend to each individual user. Accordingly, distributing data from the backbone network to homes and business is done via an access network, whether of the standard telephone dial up or the more advanced broadband options discussed below.

     Consumer demand for high speed communication has been filled by various access methods, including modems connected to conventional telephone lines, higher speed digital subscriber telephone lines (DSL), cable TV with data modems in set-top boxes and, more recently, wireless networks. However, these currently deployed high-speed access solutions have encountered certain associated technology and economic drawbacks. While DSL technology can range from 154 kbps to 1.5 mbps, it requires a dedicated network connection and may be unavailable for areas that are more than 18,000 feet from the central office. DSL technology typically requires high implementation costs as well as high maintenance cost to prevent the deterioration of bandwidth. Cable modem speeds can reach peaks of
1.5 mbps or higher but require significant capital investment to provide the service. Cable modems are also characterized by loss of bandwidth when the number of subscribers within a neighborhood reaches a critical mass.

     An alternate option more recently pursued in bridging the last mile problem is broadband wireless technology. The premise behind deploying broadband wireless technologies is that such technologies use over-the-air transmission and consequently remove the need to deploy a new wire-line infrastructure to connect to the end-user. However, wireless solutions suffer from significant drawbacks, including line of sight limitations, weather effects and the need to acquire spectrum for certain technologies.

     Power line communication compares favorably to currently deployable broadband alternatives in terms of bandwidth delivered to the end-user and has, we believe, the following significant advantages over these alternatives. First, significantly less initial capital expenditure is required to implement the network. This could translate to lower cost services to the end-user. Second, a power line broadband option is accessed directly through the end-user's electrical outlet (with an appropriate modem). Third, the opportunity becomes available for utilities to gain significant operations and efficiency benefits from a communications network on their infrastructure.

STATUS OF POWER LINE COMMUNICATION

     Power line communication has been in existence for many years. Utilities have historically used low speed power line communication to satisfy certain monitoring and control functions. During the past decade, certain utilities and technology companies continued to experiment with higher-bandwidth data transfer via electric distribution systems in Europe, South America and the United States. Recent advances have been made in power line communication technology allowing for high-speed communication over medium and low voltage power lines. Globally, many utilities are conducting field and market trials and a few utilities in Europe and Asia already offer limited commercial service.

     Fueled by recognition of the potentially overwhelming financial and practical benefits, interest in a power line communication broadband option has expanded. Technical conferences on the subject are frequent, and attended by electric power providers, as well as those from other relevant fields including telecommunications and networking. Power line communication technology chips and modems for in-house networking are maturing, and a number of companies are vying for in-house market.

     However, the implementation costs of overcoming certain technical limitations inherent in existing electric distribution grids has been one of the primary hindrances to utilities' acceptance and implementation of high speed power line communication on a commercial basis. Data signals can share the same wiring as electric current by running at higher frequencies. Data signals, which travel in energy waves, can disrupt, and be disrupted by, TV radio and mobile communication system transmissions. Emerging power line technologies and solutions are increasingly solving these problems. A principal technical hurdle, however, is the distribution transformer that converts medium voltage (2,400 to 35,000 volts) to the low voltages (220/120 volts) that normally enters industrial, commercial and residential premises. These distribution transformers can significantly attenuate most or all of the data signals, effectively preventing transmission of high-speed communications signals through them.

     Power grids transmit electricity in three typical voltage ranges: high, medium and low. The electrical power generated at a power station is transmitted over relatively high voltage lines and is stepped down to lower voltages at various stages of the transmission system. At the neighborhood substation level, a "step-down transformer" reduces the high voltage electrical power from the transmission line to "medium" voltage for further distribution within the neighborhood. The "medium" voltage is further reduced by "distribution transformers" located on the electrical poles or on/underground cabinets to the lower voltage levels of 240/120 low voltage output lines.

     Distribution transformers are extensive in countries such as the United States, where power is supplied to consumers at 120 volts or less, and each transformer needs to be located closer to the customers it serves. Because distribution transformers attenuate or interfere with the transmission of high frequency data signals, the distribution transformer needs to be bypassed

     Capacitive couplers were initially utilized to transmit and receive signals on the power lines. However, capacitive couplers need to be physically (and therefore electrically) connected directly to the medium voltage lines. These design and installation requirements make the capacitive couplers relatively expensive to manufacture and deploy. We believe that the cost of such a key component in the overall system has represented a significant hurdle in the development of an economically viable power line communication solution.

OUR SOLUTION

     We have designed, developed and successfully tested, on a small limited trial basis, our unique coupler technology that is designed to achieve high-speed data transfer to and from the medium and low voltage distribution lines without the need to establish an electrical connection. Our couplers have been designed to clamp onto the electrical lines and to slip around overhead low or medium voltage distribution wires without having to make or break hard connections. Our couplers are designed to be part of a bypass path for data signals to avoid distribution transformers.

     We anticipate that the implementation costs of our coupler technology will be significantly lower in comparison to the conventional solutions that attempt to use a capacitive coupler on the medium voltage lines. As such, we believe that inductive couplers offer a preferred cost effective and technologically feasible option to overcoming the technical hurdles to the widespread adoption by utilities of power line communication.

     In September 2002, the United States Patent and Trademark office issued to us a patent pertaining to our technology primarily covering inductive coupling of data signals onto overhead and underground power distribution cables. We have additional patent applications pending for our proprietary technologies. See "BUSINESS--PROPRIETARY RIGHTS."

RELATIVE BENEFITS OF POWER LINE COMMUNICATION

     A commercially deployable power line communication network may possess several advantages over other currently available commercially deployable broadband options. The existing utility electrical distribution infrastructure can be leveraged as a relatively low cost high-speed communication medium serving everyday business and personal needs. Power line communication networks can be deployed in neighborhoods in a relatively short timeframe. A commercially deployed power line communication network would exploit the natural segmentation of the neighborhood power grid, to keep the number of users sharing the data stream within reasonable limits. Typically, only several hundred premises share a common distribution circuit in the United States, and the number of users demanding simultaneous downloads of large files is likely to be very small. In contrast, DSL and cable access networks tend to frequently suffer from bandwidth bottlenecks as the number of subscribers grows.

     Additional inherent advantages of power line communication broadband solutions over other broadband options include the following: (i) the electric distribution system globally is more ubiquitous than any other wire-line infrastructure; (ii) the electric grid in most areas of the world is better maintained than any other wired communication network, (iii) the impediment of atmospheric challenges and physical blockage such as with wireless is not an issue with power line based options.

     In addition to the provision of standard broadband services, power line communication could open up new control and communication potential for utility uses, such as demand side management, proactive management of distribution systems and devices, and enhanced remote meter reading enabling time-of-use pricing tariffs as well as real-time identifications of pinpoint line breakage during outages and storm emergencies. These potential uses could enable utilities to significantly reduce operating costs while improving customer service.

     A commercially deployable power line solution can bring broadband, including telephony services, to millions of rural consumers with no access to cable or DSL as well as provide an additional lower priced alternative in urban areas.


     While some utilities may be reluctant to become Internet service providers or otherwise directly engage in the provision of broadband services to their customers, recent action taken by the Federal Communication Commission may potentially encourage internet service providers (ISPs) to examine the option of reselling power line broadband services to end-users. See "BUSINESS-- GOVERNMENTAL REGULATIONS."


OUR PLC TECHNOLOGIES

     Our PLC Technologies are designed to be utilized on the medium and low voltage distribution systems in a commercially deployed power line communication system.

     A principal component of our PLC Technologies is our proprietary patent protected coupling methodology which is used to couple power line communication signals onto the medium and low voltage lines. Our couplers operate on the medium and low voltage lines, in overhead, underground and in-building environments and are designed to simply clamp around the distribution wires. The principal benefits of our couplers include their relative low cost and ease of installation, as they do not require making or breaking any connections, while providing capacity for high data rates.

     Additionally, the PLC Technologies include the nodes, or communication controllers that enable the transmission of high frequency signals over electrical lines. The nodes include the following:

     S-Node (at the substation)
     X-Node (by-passing the transformer)
     R-Node (repeater, strengthening the signal along the line)
     GW-Node (gateway, connection to the home)
     U-Node (user, a lower cost GW option)

     The nodes are designed for installation at strategic locations within the electrical distribution system, thereby establishing the power line communication network.

     Together, the couplers and the nodes comprise the principal components of our PLC Technologies. A typical overhead power line communication network utilizing our PLC Technologies is shown in FIGURE 1, below. The "backhaul network" illustrated at the substation represents the broadband connection. This is particularly convenient as many utilities have fiber capability at substations.

FIGURE 1



                         AMBIENT PLC SYSTEM ARCHITECTURE


                                    [PICTURE]



     FIGURE 1 represents an overhead distribution system. The first phase of our development program was focused on developing components and technologies for this environment. There are, however, two additional types of utility system environments; underground medium voltage and underground low voltage network. To date, our PLC Technologies have been developed to address both the overhead and the underground distribution systems. We expect to eventually develop PLC Technologies for all environments, globally.

     We anticipate that utilization of the PLC Technologies in a commercially deployed power line communication system will be able to provide initial data transfer rates of over 10 megabits per second, and we believe that this can be upgraded to several times this speed, with future developments in hardware and software. Future modems are expected to use more sophisticated modulation techniques that allow the same frequency band to carry at least three times more data.

AGREEMENTS WITH TECHNOLOGY COMPANIES

     We have entered into collaboration agreements with third-party technology companies for the design, development and testing of the principal equipment and technologies used in the PLC Technologies.

     DS2. In 2001, we entered into an agreement with Design of Systems on Silicon ("DS2"), a leading Spanish silicon design company, pursuant to which DS2 is to provide modem/communication chipsets that convert digital bit streams into high frequency data signals, and back again. The DS2 technology has been integrated into our PLC Technologies.

     Additionally, in 2001 we entered into a license agreement whereby we are entitled to incorporate DS-2 chipsets into the design of our PLC Technologies, if and when the PLC Technologies are integrated into a commercially deployable power line communication network, and purchase appropriate equipment or components, including consumer premise equipment (CPE) to enable the utility customer to access broadband directly from the utility or other provider of broadband services.


     AQUILA. Over the course of the past two years, we have entered into an agreement with Aquila Technologies Group, Inc., a subsidiary of Canberra Industries (Parent Company, Cogema Instruments, Inc.), a leading provider of research and development and equipment fabrication ("Aquila"), pursuant to which Aquila is assisting us in the design and development of equipment for the node technology. Initial prototypes of the equipment have been installed and monitored in a field trial since May 2002.


     We continue to hold discussions with Internet service providers (ISP) regarding potential collaboration.


AGREEMENTS WITH UTILITIES AND OTHER PROVIDERS OF ELECTRIC POWER

     Our PLC Technologies are premised on the commercial deployment by utilities or other providers of electric power of a power line communication network and the integration of our PLC Technologies into such commercially deployed network. To advance the development and deployment of our PLC Technologies, we have entered into strategic research and development agreements with leading utilities.


     CECONY. In February 2002, we entered into a research and development agreement with Consolidated Edison Company of New York, Inc. ("CECONY"), pursuant to which we are cooperating in the research and development of high-speed power line communication. Expanding upon the informal research and development arrangement that has existed between us and CECONY since 2000, the agreement with CECONY contemplates that we pool our respective efforts to further develop and test the feasibility of our PLC Technologies with the goal of commercialization of this technology. Under the agreement with CECONY, we have sole rights to any jointly developed technology. The principal components underlying the PLC Technologies are currently in various stages of field testing on CECONY's electric distribution system. See "BUSINESS--FIELD TESTS"


     Under the agreement with CECONY, CECONY advanced to us $325,000 in order to commence a demonstration of the PLC Technologies. CECONY is entitled to a 2.5% royalty, based on net revenues from power line equipment and related services for a ninety-nine year period, commencing on the date on which the agreement was signed. Royalty payments are only due if we have positive cash flow, will be payable quarterly, in arrears, and do not accrue from one quarter to another during periods of negative cash flow. The agreement also provides that the initial advance of $325,000 is to become subsumed into the royalty upon (and subject to) the successful completion of a small scale field trial of the PLC Technologies. We are currently undertaking a small field trial with CECONY to deliver broadband services to approximately 25 households in Westchester County, New York. In July-August 2002, CECONY advanced to us an additional $265,000 to continue the design, development and testing of our proposed solution and in September 2002, we and Consolidated Edison, Inc. ("ConEd"), an affiliate of CECONY, entered into an agreement pursuant to which ConEd purchased 35 million shares of our common stock for an aggregate gross consideration of $1.4 million (which included CECONY's cancellation of the $265,000 advanced to us). See "PLAN OF OPERATION-- LIQUIDITY AND CAPITAL RESOURCES."

     In consideration of CECONY's agreement to release its first priority lien on our assets (which we granted to secure repayment of the $325,000 advance) in connection with our October 2003 private placement of the Convertible Debentures (discussed in "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS"), and in consideration by the waiver of CECONY's affiliate, ConEd, of certain rights it had, we issued to ConEd a three year warrant to purchase up to 5,000,000 shares of our Common Stock, at a per share exercise price of $0.25. Under certain conditions (including where the price of our publicly traded stock closes at a per share price at or above $1.00 for a consecutive 20 business day period), we are entitled, at our option, to reduce the exercise period to 90 days following the end of such period. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     STI. In December 2001, we entered into a testing and development agreement with Southern Telecom, Inc. ("STI"), a provider of telecommunications related services in the southern United States and a subsidiary of Southern Company, a leading energy company and the parent company of five operating utilities in the Southeast region of the United States, pursuant to which we and STI contemplated the design and development of hardware products and a six phase development project to explore and evaluate the feasibility of high speed communications over the utility's electric power delivery infrastructure utilizing both medium voltage primary and low voltage secondary lines. The STI agreement contemplated the development of hardware coupling to such utility's power system, identifying and designing the communications and utility systems architecture and the conduct of field trials. The agreement provides that together with STI, we own any jointly created technology resulting from the project. We were granted royalty free licenses to use the jointly developed technology worldwide, except within specified geographic areas within the United States which are reserved to STI. In March 2003, we installed a power line communication network at an STI plant in Alabama in anticipation of scaling the installation to the field trials contemplated in the agreement. No additional significant development activities have taken place since that time.


     In August 2002, in connection with our efforts to raise needed financing, STI agreed to waive, under limited circumstances, certain rights and protective provisions contained in the warrant agreement (issued in connection with the testing and development agreement) relating to the warrants we issued to STI in January 2002 for up to 2,684,000 shares of our Common Stock. In consideration of STI's waiver, we reduced the exercise price of such warrants from $0.20 to $0.12. Additionally, the number of shares issuable under this warrant was increased in February 2003 by an additional 1,877,005 shares of Common Stock.


     CAM. In April 2003 we entered into an agreement with Compania Americana de Multiservicios Ltda. ("CAM"), a subsidiary of Enersis, a Chile-based provider of electrical power, pursuant to which CAM will evaluate our couplers. The evaluation process is expected to continue through 2003. Under this agreement, we have furnished CAM with our proprietary couplers necessary for the utility to convert a portion of Enersis' overhead power distribution network into a power line communication network. CAM has operated on its own a successful power line communication trial in Santiago, Chile since March 2002.

     IDACOMM. In October 2003, we entered into an agreement with IDACOMM, Inc. ("IDACOMM"), an affiliate of Idaho Power (a provider of electricity generation and distribution), pursuant to which we intend to commence a pilot deployment of our PLC technologies to up to 100 residential and/or small commercial customers using Idaho Power's power grid and transmission lines. The pilot deployment of PLC Technologies and will include subscriber authentication, bandwidth monitoring and control, and advanced services such as video streaming and voice over the Internet Protocol. Idacomm provides fiber optic broadband services for organizations in the private and public sector and a subsidiary of Idacomm provides high-speed wireless Internet service.

FIELD TRIALS

     Our proprietary coupler and the other components have been deployed, on a test basis, on CECONY's medium and low voltage lines to construct a complete end-to-end network in a live environment. In July 2002, we successfully demonstrated the technical viability of our PLC Technologies on CECONY's overhead electric distribution system in Westchester County, New York. In this demonstration, our end-to-end network spans a distance of approximately one mile between the furthest points on the medium voltage line, and included connectivity to branches in between. We have achieved speed rates from 10 to 16 mega-bits per second (mbps) over the medium voltage lines and 3.5 mbps to 7 mbps of bandwidth delivered to the customers' premises. We believe that these results support the positioning of power line communication as an alternative broadband technology.

     Together with CECONY, we are currently undertaking a small field trial designed to implement and evaluate connectivity/services involving a minimum of twenty residential premises or commercial establishments. Following the success of the small field trial, we plan to expand the field trial to a larger area with significantly more sites and end users.


     Together with IDACOMM, we are planning additional field trials that we anticipate will include additional aspects to further evaluate the technical as well as commercial viability of power line communications networks such as marketing, subscriber authentication and other advanced services. See "BUSINESS--AGREEMENTS WITH UTILITIES AND OTHER PROVIDERS OF ELECTRIC POWER."


OUR STRATEGY


     Our goal is to become a leading designer, developer and systems integrator for commercially deployed power line communication networks that focus on the provision of broadband services to utility customers as well as maximizing internal utility functions (i.e., efficient systems control and monitoring). We intend to generate revenues from the design of power line communication networks as well as the sale and installation of the equipment and technologies comprising the PLC Technologies. Our immediate goal is to complete, together with our utility collaborators, the design, development and testing of the components and technologies comprising the PLC Technologies such that they are available for integration into a commercially deployed power line communication network.

     To achieve these objectives, the key elements of our strategy include the following:

     o COMPLETE THE DESIGN, DEVELOPMENT AND TESTING OF THE PLC TECHNOLOGIES. Together with our technology collaborators, we intend to complete the design, development, testing and refinement of the prototypes of our couplers and other components and the design of power line communication networks. We will continue to seek out strategic and commercial relationships with other technology companies for purposes of the continued design, development and testing of other integral technologies and components.
     o EXPAND UTILITY RELATIONSHIPS. We continue to build upon and expand our agreements and field trials. We expect to seek out other relationships with utilities and providers and distributors of electrical power.
     o EXPAND RANGE OF CONSUMER AND UTILITY APPLICATIONS. If and when our PLC Technologies are utilized in a commercially deployed power line communication system, we anticipate that the available consumer products will include, initially, high-speed Internet access via existing electrical wiring, with streaming video, alarm monitoring and others to follow. In addition to consumer oriented applications, utilities will also be able to benefit from such services as automatic meter readings, real time outage reporting and load balancing/switching. These applications are intended to enable utilities to significantly enhance their service offerings to their industrial, commercial and residential customers. We intend to expand the range of applications provided by the PLC Technologies to include these and other applications.
     o PURSUE ROLE AS A LEADING SYSTEMS INTEGRATOR. If and when our PLC Technologies approach commercialization, we intend to actively seek to serve as a leading systems integrator and coordinator for commercially deployed power line communication systems, and seek to generate revenue from the design of power line communications networks as well as from the sale and installation of related components and technologies.
     o PROTECT PATENT POSITION. Our inductive coupling methodology is patent protected. We believe that our future success will depend, in part, on the continued protection of our proprietary technologies. We have applied for patents to protect our proprietary technologies and intend to pursue patent protection aggressively.
     o GENERATION OF FEES FROM OUR UTILITY COLLABORATORS. Prior to commercialization of the PLC Technologies, we intend to generate non-significant revenues in the form of fees payable to us by our utility development collaborators for direct out-of-pocket costs associated with the field trials. We anticipate that any payments to us will be subject to the achievement of certain pre-designated development and commercialization milestones.

     No assurance can be provided that we will be successful in completing the design and development of our PLC Technologies (including all of the integral components/technologies to be created by third parties) or, that even if successfully completed, the PLC Technologies can or will be integrated into a commercially deployed power line communication network.

MARKETING PLAN

     Our efforts to date have been devoted primarily to the design, development and testing of the technologies and components comprising the PLC Technologies. We anticipate that we will continue to negotiate with prospective utilities with whom we enter into agreements whereby they will be bearing a portion of the costs incurred in the final stages of design, development, testing and commercialization of the PLC Technologies. We anticipate that these payments will be made to us upon the achievement of certain pre-designated development and commercialization milestones. For the six months ended June 30, 2003, we recorded approximately $100,000 in revenues in connection with the development and testing of our proposed solution.

     If and when the PLC Technologies are ready to be used in a commercial deployment of a power line communication system, we anticipate that we will be able to generate revenue principally from one or more of the following: power line communication network design and installation, sale of the underlying components and potential license fees collected from utilities, technology companies or Internet service providers. Our management believes that as PLC Technologies approach commercialization, if ever, we will be able to refine the potential or likely sources of revenue. See also, "BUSINESS--AGREEMENTS WITH TECHNOLOGY COMPANIES (DS-2)"

     We presently have no agreement with any utility or other provider of electric power or Internet service provider or reseller or other party respecting any revenue generating arrangement respecting our PLC Technologies and no assurance can be provided that we will in fact be able to enter into such agreements or arrangements on terms that are commercially acceptable to us. Our success in successfully concluding any revenue generating commercial agreements is premised, in part, on the integration by one or more leading utilities of our PLC Technologies into a commercially deployed power line communication network. However, no assurance can be provided that we will in fact successfully complete the design and development of the PLC Technologies or that subsequent field trails will prove successful and, even if successful, that our PLC Technologies will in fact be utilized and commercially deployed by a utility.

     Our initial target customers will continue to remain utilities in North America as well as key national utilities in Europe and South America that have been developing the potential for power line communication in their respective markets.

     We intend to centralize our marketing efforts to the United States market directly through our offices in Newton, Massachusetts. As we have been focused on the design, development and implementation of our proposed solution, we presently have a limited marketing capability. However, as we approach commercialization, we anticipate that we will need to expand our marketing capability.

PRODUCTION AND SUPPLIES

     The principal components of our PLC Technologies are our proprietary couplers and the network communication controllers or nodes.

     We believe that our proprietary couplers will utilize special magnetic materials and high voltage weatherproof plastics, as well as standard components that are obtainable from local sources. We have identified potential suppliers to manufacture the coupler and expect to subcontract mass production of the couplers. We expect that we will be able to produce the necessary couplers at competitive market costs.

     We have entered into agreements with third parties for the production, for purposes of field testing, of the network controllers or nodes. See "BUSINESS--AGREEMENTS WITH TECHNOLOGY PARTNERS." If our PLC Technologies become available for integration into a commercially deployed power line communication network, we expect that we will be able to have these components manufactured at competitive market costs from these or alternative sources.

     We expect that all future suppliers and assemblers will be certified to recognized international quality assurance standards.

GOVERNMENT REGULATIONS

     Utilities and other providers of electric power are ordinarily subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, there may be regulations restricting the transmission of high frequency over power lines, necessitating governmental permission. These regulations may be interpreted in such a manner as to inhibit, delay or preclude the provision of our proposed power line communications solutions or to require modifications to the proposed solution. In addition, regulations in the telecommunications field may also adversely affect the provision of our proposed solution. We are attempting to address these regulatory challenges.

     In addition, in the United States the Federal Communications Commission ("FCC") currently regulates the marketing, distribution and/or operations of two types of power line equipment, carrier current systems and power line carrier systems under Part 15 of its rules. These devices or systems use carrier current techniques to couple radio frequency (RF) energy to the AC electrical wiring for purposes of communication. For example, AM radio systems on some school campuses employ carrier current technology; many devices intended for the home, such as intercom systems and remote controls for electrical appliances and lamps also utilize carrier current technology; and for many years, electric utilities have been using carrier current technology to monitor and control the electrical power distribution system. More recently, these systems have been used to convey information in digital form, providing communications at relatively slow transmission speeds on carrier frequencies below 2 MHz. All such devices are subject to the FCC existing Part 15 rules for low-power, unlicensed equipment operating on a non-interference basis.

     In April of 2003 the FCC adopted its Notice of Inquiry (FCC 03-100) in ET Docket No. 03-104 to evaluate the current state of BPL technology noting that the emergence of a new generation of high-speed broadband power line devices that use wide spectrum technologies were not contemplated under the existing
Part 15 rules when they were formulated. A principal purpose of this proceeding is to determine whether changes to Part 15 of its rules might be necessary to facilitate the deployment of this new technology. Among the issues before the FCC are the possible need to commence separate rulemaking proceedings to ensure protection of licensed radio services from harmful interference caused by new power line communication technologies, to alter the measurement procedures used to confirm compliance of power line communication technologies with FCC emissions restrictions that apply to systems using the power line as a transmission medium, and to change its equipment authorization program for BPL technologies to provide oversight to ensure that authorized users are not subject to interference.

     There is no assurance that the FCC will propose changes, if any, to its
Part 15 rules to promote and encourage new power line communications technologies such as ours and, in the absence of such changes, whether we could commercialize the PLC Technologies in compliance with the FCC's existing rules.

     In addition, there is no assurance that any changes proposed by the FCC will be favorable to us in our effort to commercialize the PLC Technologies. Nor is the timing of the possible adoption of such changes, in the event the FCC chooses to propose changed rules, predictable at this time.

COMPETING TECHNOLOGIES

     The competition for our PLC Technologies originates primarily from non-power line based providers of broadband capability and, to a lesser extent, from other providers of power line based capability. Management believes that many of the providers of this high-speed communications access have substantially greater financial, technological, marketing, personnel and research and development resources than we possess. We expect significant competition from the following:

     I. Power Line Communication

     Certain companies, including some with greater resources than we possess, claim to provide partial or full power line based high speed solutions. In the United States, these include the following: Amperion, a Massachusetts based company; Current Technologies, LLC, a Maryland based company; and Main.net Power line Communications, Inc., the North American subsidiary of Main.net, an Israeli company.

     Globally, there have been announcements by companies focusing on power line communication technology of commercial deployments in limited geographical areas.

     Management believes that our core strategy, which attempts principally to collaborate with appropriate parties in the communication and service technology areas as well as utilities and other providers of electric power equipment, provides the most viable power line communication based high-speed solution. Additionally, we believe that our proprietary and patented technologies may provide to us a distinct advantage and may enable us to generate royalty and license income. See "RISK FACTORS."

     II. Incumbent Telephone (DSL) Service Providers.

     We face competition from other providers of telephony transmission services. Many of the existing providers of telephony services, such as regional Bell operating companies and other competitive local exchange carriers (CLECs), have greater financial and other resources than we have with more established brand awareness in their service areas. However, we expect to be able to distinguish our company from these competitors by offering greater speeds for connectivity at lower costs and, together with our existing and prospective utility collaborators, we envision being able to compensate for the brand awareness and the financial resources of the competitors.

     In addition, we expect that our proposed solution will provide to utilities and electricity distribution operators a host of cost-effective benefits not offered by these competitors.

     III. Wireless and Satellite Service Providers.

     Especially in underserved areas, we face competition from fixed-wireless and satellite service providers for voice and high-speed data customers in businesses and residences. Many of these competitors are offering, or may soon offer, technologies and services that will compete with some or all of our service offerings. However, services based on these technologies historically offer communications speeds lower than those supplied by DSL, cable systems, and anticipated speeds from our solution.

     In addition, we anticipate that the PLC Technologies will offer a cost-effective suite of beneficial services not offered by these competitors to the utilities and electricity distribution operators.

     IV. Subscription Television Competition Hardwire Cable.

     Traditional hardwire cable operators are also competitors. Hardwire cable companies generally are well established and known to potential customers of power line communication. In addition, these competitors are also bundling additional services with their cable TV services, such as high-speed Internet access, to enhance their products. In order to provide such services, however, the current cable infrastructure requires in many instances significant capital expenditures. Because of the existing wires of the electrical power grid, the build-out of our power line based system is not expected to require similar heavy infrastructure costs.

PROPRIETARY RIGHTS

     We currently rely on a combination of trade secret, patent, copyright and trademark law, as well as non-disclosure agreements and invention-assignment agreements, to protect the technologies used in the PLC Technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentation. We have filed several provisional as well as formal patent applications in the United States with respect to the different applications on the medium and low voltage overhead distribution grid and building wiring, as well as underground distribution infrastructures. Beginning with its initial filing for the inductive coupling of a data signal to a power transmission cable with the United States Patent and Trademark Office ("USPTO") in 1999, we have made several additional filing in the United States and internationally to protect our technology and enhancements. In September 2002, the USPTO issued to us a patent with respect to the technology employed in our coupler.


     Our policy is to require our employees, consultants, other advisors, as well as utility and design collaborators, to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with the Company is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

EMPLOYEES

     We currently employ eight full-time employees, all of whom work out of our offices in Newton, Massachusetts.

     Subject to our receipt of the net proceeds of the Convertible Debentures, we anticipate that we will need to retain additional employees and other personnel in order to further the commercialization of the PLC Technologies.

     Our future performance depends highly upon the continued service of the senior members of our management team.

     We believe that our future success will also depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of our business.

RESEARCH AND DEVELOPMENT

     From the date of inception through June 30, 2003, we have expended a net amount of approximately $5.9 million on research and development. During each of calendar years 2002 and 2001 the Company expended, respectively, $1 million and $2.9 million on the development of our PLC Technologies.

     We have been engaged in power line communication since December 1999. Prior to that time, we were solely engaged in the smart card business, in which we no longer engage.

ADVISORY BOARD

     We have an advisory board for the purpose of obtaining the advice of experienced, knowledgeable business people and professionals on an as needed basis in areas that we may require assistance, such as government policy, international relations and law. The advisory board has no control or direct influence over our policies, management or board of directors. The chairman of our advisory board is Senator J. Bennett Johnston. Senator Johnston is a former Chairman of the U.S. Senate's Energy and Natural Resources Committee (1986 -
1992) and former Chairman of the Energy Appropriations sub-committee. He served for 24 years in the U.S. Senate (1972 - 1996) and served his entire career on the Energy and Natural Resources Committee, chairing it from 1986 - 1992. During this period, Senator Johnston chaired or was a ranking member of the Energy and Water Appropriations Sub-Committee. In this dual assignment, Senator Johnston was author and principal sponsor of literally hundreds of energy bills and legislation. Senator Johnston was principle sponsor of the Natural Gas De-regulation Act and authored the first Electricity Re-structuring legislation of the United States Energy Policy Act of 1992.

INACTIVE SUBSIDIARIES

     We have two wholly-owned inactive Israeli subsidiaries, Ambient Ltd. and Insulated Connections Corporation Ltd. We currently conduct no significant business through either subsidiary nor do they employ any persons. In the past, when we were engaged in smart-card application, a business in which we are no longer engaged, we used to conduct our design and development activities through Ambient Ltd.

                             DESCRIPTION OF PROPERTY

     We do not own any real property. Our corporate offices are located at 79 Chapel Street, Newton, Massachusetts 02458, and are comprised of approximately 7,200 square feet leased at a monthly rental of approximately $7,800 with a scheduled expiration date of August 31, 2006. We have improved this facility to meet our design and development activities. We believe that this facility is sufficient to meet our current and anticipated future requirements. We believe that we would be able to renew our present lease or obtain suitable replacement facilities.

                                LEGAL PROCEEDINGS

     We are not involved in any pending legal proceedings which we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

     The names, ages and positions of our directors, executive officers and key employees are as follows:

Name                         Age      Position

John J. Joyce                51       Chairman of the Board, CEO, Treasurer
                                      and Director

Dr. Yehuda Cern              59       Chief Engineer

Ramdas Rao                   38       Chief Network Architect

Michael Widland              63       Director

Judah Marvin Feigenbaum      53       Director

Michael Braunold             44       Director

Henry Seduski                49       Director

     The business experience, principal occupations and employment, as well as the periods of service, of each of our directors and executive officers during at least the last five years are set forth below.

     John J. Joyce has been the Chairman of our Board of Directors and Chief Executive Officer since September 2001 and Chief Operating Officer from November 2000 through August 2001. Prior to joining us, Mr. Joyce served, from September, 1996 to October 2000, as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, the Americas, where he was also selected to lead the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. Preceding his association with ABB, Mr. Joyce served, from December 1993 to August 1996, with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm where he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager, where he advised corporations on a variety of business issues and strategies. Mr. Joyce was promoted to the level of Director in June 1995. A CPA in the United States, Mr. Joyce holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business.

     Dr. Yehuda Cern, has been Chief Engineer since November 2000. Dr. Cern is the inventor of our coupling technology and a major technology resource for the advancement of Power line communication. Dr. Cern has extensive experience in R&D and New Product Development. He founded a subsidiary of our company in 1999 to pursue an invention enabling power line telecommunications, the forerunner of our current business. From September 1997 to January 2000, he worked as Chief Technology Officer of our then operating subsidiary, Ambient Ltd. Prior to his employment with us, Dr. Cern served as COO and CTO of AirOptics, Inc., an infrared communications company located in Lancaster, Pennsylvania. Dr. Cern is also credited with founding the Department of Electronics at the Jerusalem College of Technology, heading the department for six years. Dr. Cern received a B.S. degree and a M.Sc. degree in electrical engineering from Wayne State University in Detroit and earned a Ph.D. in medical electronics from the Weizmann Institute in Israel while on a Fulbright Grant.

     Ramdas Rao has been our Chief Network Architect since September 2000. From March 2000 until the time immediately preceding his joining us, Mr. Rao was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November
1995) and a Network System Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.


     Michael Widland, joined our Board in November 2000. Mr. Widland has been actively practicing law since 1965 and is presently a corporate partner at Shipman & Goodwin LLP of Stamford, Connecticut. Mr. Widland's areas of expertise include commercial and corporate transactions, including financing. He is a former Connecticut Chairman of the Public Contract Section and Business Law Section of the American Bar Association and a member of the Association of Commercial Finance Attorneys. See "INTEREST OF NAMED EXPERTS AND COUNSEL" and "LEGAL MATTERS."


     Judah Marvin Feigenbaum, joined our Board in November 2001. Since 1994, he has served as the Chief Executive Officer of Acolyte Technologies Corporation ("Acolyte"), a company that develops patented technologies in the L.E.D. (light-emitting diode) field. Prior to joining Acolyte, Mr. Feigenbaum was the founder, President and Chief Executive Officer of The Patient Discharge Desk, a company that develops proprietary software for the health care industry. In the ten years prior to founding The Patient Discharge Desk, Mr. Feigenbaum was Chairman, President and Chief Executive Officer of United Diagnostics, Analytical Biosystems Corporation, Medical Science Institute, Physicians Clinical Laboratory, Inc. and NTBM Billing Services. Prior to that, Mr. Feigenbaum was Managing Partner, Chairman and Chief Executive Officer of Temco Home Health Care Products, Inc., a manufacturer of home health care and rehabilitation equipment.

     Michael Braunold, joined our Board in December 2001. From March 2000 through September 2000, Mr. Braunold was our Chief Executive Officer and Chairman of our Board. Since March 1998, Mr. Braunold also has been Chief Executive Officer and Chairman of the Board of SPO Medical Equipment Ltd., an Israeli company that specializes in medical technology related to pulse oximetry techniques. Prior to this assignment, Mr. Braunold was Senior Director of Business Development at Scitex Corporation Ltd., a multinational corporation specializing in visual information communication. In such capacity, Mr. Braunold played a strategic role in managing a team of professionals assigned to M&A activities. During his 12-year tenure at Scitex, he held various positions within the worldwide organization, including a period in the United States as Vice President of an American subsidiary of Scitex specializing in medical imaging. Mr. Braunold originates from the United Kingdom where he obtained a B.Sc. in Management Sciences and a Master of Business Administration from Imperial College Business School, London.

     Henry Seduski, joined our Board in December 2002. He also serves as the Chief Financial Officer of The Learning Team, a software publisher, since December 2001. From 1982 through March 2000, Mr. Seduski was employed by J.P. Morgan & Co. Inc. as the Chief Financial Officer of its Private Banking Business Group servicing senior business managers. Mr. Seduski was also a Vice President in Private Banking's Risk Management and Control Group and held various other positions in Morgan's Financial Group. From 1976 through 1982, Mr. Seduski served as a Manager with Price Waterhouse & Co., a leading audit and accounting firm. A CPA in New York State, Mr. Seduski holds a BBA in accounting from the University of Notre Dame.

     Officers are elected by the Board of Directors and serve at the discretion of the Board and hold office until a successor is elected and qualified or until his/her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

     Our Board of Directors is currently comprised of five directors. All directors holds office until the next annual meeting of stockholders and the election and qualification of a successor. Consolidated Edison, Inc., our largest stockholder, is entitled to designate one director to the Board, so long as it continues to hold, in the aggregate, at least 20% of our outstanding Common Stock. As of October 28, 2003, Consolidated Edison, Inc., has not identified any director designee. In addition, CECONY, an affiliate of Consolidated Edison, Inc., is entitled to observer status on our Board of Directors.

BOARD COMMITTEES

     Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executive officers and administers and grants stock options pursuant to our stock plans. The current members of the audit committee are Judah Marvin Feigenbaum and Henry Seduski. The current members of the compensation committee are Michael Widland and Judah Marvin Feigenbaum.

DIRECTOR COMPENSATION

     Beginning in calendar year 2003, each director is entitled to be paid an annual fee of $4,000. In addition, each non-employee director is entitled to an option grant under the 2002 Non Employee Directors' Stock Option Plan to purchase 100,000 shares of our Common Stock, which will vest 50% on each of the first and second anniversaries of the date of grant. Each director is entitled to an option for an additional 20,000 shares for service on each committee of the Board. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers serving as such at the end of 2002 whose salary and bonus exceeded $100,000 for the year ended December 31, 2002 or who, as of December 31, 2002, was being paid a salary at a rate of $100,000 per year.


                                                                   SUMMARY COMPENSATION TABLE

                                                    Annual Compensation                    Long-Term Compensation
                                        ------------------------------------------    --------------------------------
                                                                                       Securities          All Other
Name and                                                            Other Annual       Underlying        Compensation
Principal Position              Year    Salary($)    Bonus($)     Compensation($)     Options (#)(1)          ($)
------------------              ----    ---------    --------   ------------------    --------------    --------------
John J. Joyce                   2002     168,000           --        52,000(2)             375,000            --
  Chief Executive Officer       2001     192,471       36,000            --              1,000,000            --
                                2000      36,285           --            --                415,000(3)         --

Yehuda Cern                     2002     106,000           --        50,000(4)                  --            --
  Chief Engineer                2001     156,000       50,000            --              1,900,000            --
                                2000     116,841      150,000            --                     --            --

Ramdas Rao                      2002     105,000           --        50,000(5)           1,200,000            --
  Chief Network Architect       2001     139,375           --            --                     --            --
                                2000      37,916           --            --                242,000            --

(1) Represents shares of Common Stock issuable upon exercise of employee stock options issued in the year indicated under our 2000 Incentive Plan, except in the case of Dr. Cern for 2001.

(2) Represents the dollar value of 1,040,000 shares of the Company's Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $65,000.

(3) Prior to his appointment in September 2001 as the our Chief Executive Officer, Mr. Joyce served as our Chief Operating Officer from November 2000 through August 2001, when he resigned. These options, granted prior to Mr. Joyce's resignation in August 2001 in connection with his service as Chief Operating Officer, expired.

(4) Represents the dollar value of 1,000,000 shares of our Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $62,500.

(5) Represents the dollar value of 1,000,000 shares of our Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $62,500.

OPTION GRANTS IN 2002

     The following table sets forth certain information concerning the individual option grants during the year ended December 31, 2002, to each of the Named Executive Officers.


                                        % of Total
                     Number of           Options
                    Securities          Granted to     Exercise or
                    Underlying           Employees      Base Price   Expiration
    Name        Options Granted (#)       in 2002         ($/sh)        date
    ----        -------------------       -------         ------        ----
John Joyce          375,000(1)             11.1%           0.10         2012

Ramdas Rao          200,000(2)              5.9%           0.20         2012

Ramdas Rao        1,000,000(3)             29.6%           0.50         2012


(1) Represents shares of Common Stock issuable upon exercise of fully vested and exercisable options issued under our 2000 Incentive Plan in September 2002 in respect of reduced salary for the period from July - December 2002. All of these options are currently exercisable.

(2) Represents shares of Common Stock issuable upon exercise of options issued under our 2000 Incentive Plan in September 2002, of which options for 100,000 shares have vested as of December 31, 2002 and options for the remaining 125,000 shares of Common Stock are to vest over two and one-half years.

(3) Represents shares of Common Stock issuable upon exercise of options issued under our 2000 Plan in September 2002, of which options for 416,667 have vested as of December 31, 2002 and options for the remaining 583,333 shares of Common Stock are to vest over two years.

AGGREGATE OPTIONS EXERCISED IN 2002 AND 2002 YEAR END OPTION VALUES

                                                         Number of Securities      Value of Unexercised
                                                        Underlying Unexercised      In-the-Money Options
                          Shares          Value         Options at Fiscal Year     At Fiscal Year End ($)
                        Acquired on      Realized                End (#)                Exercisable/
Name                    Exercise (#)       ($)        Exercisable/Unexercisable      Unexercisable (1)
----                   -------------       ---        -------------------------      -----------------
John Joyce                  --              --               1,375,000/0                    0/0

Ramdas Rao                  --              --               735,940/706,060                0/0

Yehuda Cern                 --              --               1,900,000/0                    0/0

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($.10) on December 31, 2002, as reported on the Over-The-Counter Market.

STOCK OPTION PLANS

2000 EQUITY INCENTIVE PLAN

      On July 21, 2000, our Board of Directors adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 5,000,000 shares of our Common Stock were originally reserved for issuance under the 2000 Incentive Plan. In December 2002, our stockholders approved a proposal to increase the number of shares of Common Stock that may be issued under the 2000 Incentive Plan to 15,000,000 shares.

     The 2000 Incentive Plan is to be administered by our Board of Directors or, at its discretion, by a committee. Persons eligible to participate in the 2000 Incentive Plan include all our key employees and consultants, as well as those of our subsidiaries, as determined by the Committee. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments either as a separate award or as a supplement to a stock-based award, including cash payments for the income and employment taxes imposed on a participant in respect of any award. The 2000 Incentive Plan is of indefinite duration; continuing until all shares reserved therefore have been issued and performance units have been granted or until terminated by the Board.

     Options under the 2000 Incentive Plan may be incentive stock options and nonqualified stock options. The 2000 Incentive Plan also provides for the grant of stock appreciation rights entitling the participant to receive the excess of the fair market value of a share of our Common Stock on the date of exercise over the grant price of the stock appreciation right. The exercise price per share of Common Stock subject to an option and the grant price of an stock appreciation right are determined by the Board of Directors or a committee, provided that the exercise price of an incentive stock option or stock appreciation right may not be less than the fair market value (110% of the fair market value in the case of an incentive stock option granted to a 10% shareholder) of the Common Stock on the date of grant. However, the 2000 Incentive Plan also provides for the grant of an option, a stock appreciation right or other award allowing the purchase of common stock at an exercise price or grant price less than fair market value when it is granted in substitution for some other award or retroactively in tandem with an outstanding award. In those cases, the exercise or grant price may be the fair market value at that date, at the date of the earlier award or at that date reduced by the fair market value of the award required to be surrendered as a condition to the receipt of the substitute award. Options or stock appreciation rights may not be exercised more than 10 years after grant (five years if the grant is to an employee who owns more than 10% of our outstanding common stock). The 2000 Incentive Plan also provides for the grant of restricted stock. Restricted stock is an award of shares of common stock which may not be disposed of by participants and which may be forfeited in the event of certain terminations of employment or certain other events prior to the end of a restriction period established under the grant. Such an award entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined at the time of grant. The number of shares of our Common Stock reserved for issuance, the number of options outstanding are subject to an adjustment in the case of certain transaction such as mergers, recapitalizations, stock splits or stock dividends.

     Under the 2000 Incentive Plan, an award may also be denominated or payable in, or valued in whole or in part by reference to the value of, our Common Stock. The terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards, are determined at the time of grant. In addition, the Board of Directors or a committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of our obligations to pay cash or deliver other property under other plans or compensatory arrangements, subject to such terms as the Committee may specify. Grants may also consist of the right to receive cash payments, whether as a separate award or as a supplement to any stock-based awards. A grant under the 2000 Incentive Plan may also be comprised of a performance unit, which is a right to receive a payment in cash equal to the increase in our book value if specified performance goals during a specified time period are met.

     In the event of a change of control of, all awards granted under the 2000 Incentive Plan that are outstanding and not yet vested or exercisable or which are subject to restrictions, will become immediately 100% vested in each participant or will be free of any restrictions, and will be exercisable for the remaining duration of the award. All awards that are exercisable as of the effective date of the change of control will remain exercisable for the remaining duration of the award.

     As of October 28, 2003, options to purchase 5,737,000 shares of Common Stock were outstanding under the 2000 Incentive Plan, leaving a balance of 9,263,000 shares of our Common Stock available for issuance.

2002 NON EMPLOYEE DIRECTORS STOCK OPTION PLAN

     On November 26, 2002, our Board of Directors adopted the 2002 Non Employee Directors Stock Option Plan (the "2002 Directors Plan"). A total of 2,000,000 shares of Common Stock were originally reserved for issuance under the 2002 Directors Plan.

     The 2002 Directors Plan is administered by the board of directors or, if so determined by the board, by a committee consisting solely of two or more non-employee directors. The body administrating the 2002 Directors Plan is referred to herein as the "Administrative Body." The Administrative Body is authorized to construe, interpret and implement the provisions of the 2002 Directors Plan, to select the non-employee directors to whom awards will be granted, to determine the amount, terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the 2002 Directors Plan. The shares available for grant under the 2002 Directors Plan may be authorized and unissued shares or treasury shares. If any shares of Common Stock subject to an award are forfeited or the award otherwise terminates for any reason whatsoever without an actual distribution of shares, the shares subject to such award will again be available for awards. Only directors not employed by us are eligible to participate in the 2002 Directors Plan.

     Under the 2002 Directors Plan, the Administrative Body may issue only non-qualified options. Each option granted under the 2002 Directors Plan will, unless earlier terminated as provided in the 2002 Directors Plan, expire six years from the date of grant. If a non-employee director ceases to serve as a director, options issued to such a director under the 2002 Directors Plan will
(i) in the case of removal for cause, terminate immediately; (ii) in the case of death or disability, terminate two years after the date on which such director ceased to serve; and (iii) in all other the cases (including failure to be renominated or reelected), terminate 12 months after such director ceased to serve. The exercise price of the option will be the fair market value of the Common Stock on the date of the grant of the option. The number of options and prices at which they are exercisable are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

     The 2002 Directors Plan continues in effect through December 31, 2012. The board may amend, alter, suspend, discontinue, or terminate the 2002 Directors Plan. Notwithstanding the foregoing, any such amendment, alteration, suspension, discontinuation or termination shall be subject to the approval of our stockholders if such approval is required by any applicable law or regulation or any applicable stock exchange rule. Additionally, without the consent of the an affected non-employee director, no amendment, alteration, suspension, discontinuation or termination of the 2002 Directors Plan may materially, adversely affect the rights of such non-employee director under any option theretofore granted.

     As of October 27, 2003, options to purchase 480,000 shares of common stock were outstanding under the 2002 Directors Plan, leaving a balance of 1,520,000 shares of our common stock available for issuance.

EMPLOYMENT AGREEMENTS


     We and John Joyce entered into an employment agreement as of November 2001 which effectively amended and restated the original employment agreement entered into by us and John Joyce as of October 2000 pursuant to which he was employed as the Company's Chief Operating Officer. Pursuant to the agreement, Mr. Joyce is employed as Chief Executive Officer and is entitled to be paid an annual salary of $275,000, which annual amount has been reduced to $200,000 for the period from June 1, 2002 through December 31, 2002. The term of the agreement is two years and is automatically renewable from year to year. If Mr. Joyce is terminated other than for engaging in willful misconduct or acts of bad faith or conviction of a felony or, if there is a change in control (as defined in the employment agreement) and Mr. Joyce does not continue as Chief Executive Officer on terms and conditions substantially similar to those contained in his agreement, he will be entitled to receive the equivalent of 12 months' salary then due under the agreement.


     We and Dr. Yehuda Cern entered into an amended and restated employment agreement as of December 2001 which effectively amended and restated the employment originally entered into by us and Dr. Cern in November 2000. Pursuant to the agreement as of December 2001, Dr. Cern is employed as Chief Engineer and is currently paid and annual salary of $156,000. The term of the agreement is two years whereupon the employment agreement will be automatically renewable from year to year unless either party gives notice of termination at least 90 days prior to the scheduled expiration date. If the employment is terminated for no cause or if the agreement is not renewed by us after the expiration of the initial two year term, then Dr. Cern is entitled to receive 12 months' salary in bi-monthly installments.

     We and Ramdas Rao entered into an employment agreement effective as of September 2000 (as amended in November 2002) pursuant to which he is employed as our Chief Network Architect. Mr. Rao is currently paid an annual salary of approximately $155,000. The employment agreement is for a period of two years and is to renew automatically unless either party gives 2 months notice to the other prior to the scheduled expiration date of its election to not renew. If the employment is terminated for no cause or if the agreement is not renewed by us after the expiration of the initial two year term, then Mr. Rao is entitled to receive 12 months' salary in bi-monthly installments.

     Each of the executives with an agreement has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (i) The following table sets forth certain information, as of October 28, 2003, concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and
(c) all current directors and executive officers as a group.


                                                          Number of Shares           Percent of
Name of Beneficial Owner(1)                             Beneficially Owned(2)      Common Stock(2)
---------------------------                             ---------------------      ---------------
John J. Joyce, Chairman, CEO and President                   2,430,000 (3)              3.13%

Dr. Yehuda Cern, Chief Engineer                              3,384,167 (4)              4.32%

Ramdas Rao, Chief Network Architect                          2,072,818 (5)              2.68%

Michael Braunold, Director                                     395,000 (6)                *

Michael Widland, Director                                      238,334 (7)                *

Judah Marvin Feigenbaum, Director                              203,333 (8)                *

Henry Seduski, Director                                         60,000 (9)                *

Consolidated Edison, Inc.                                   40,000,000 (10)            49.13%

Southern Telecom, Inc.                                       4,561,005 (11)             5.63%

All directors and executive officers as
a group (7 persons) (12)                                     8,580,319                 10.82%

* Indicates less than 1%.

(1) Unless otherwise indicated, the address of each person listed is c/o Ambient Corporation, 79 Chapel Street, Newton, Massachusetts, 02458.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Comprised of (i) 1,055,000 shares of Common Stock and (ii) 1,375,000 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under our 2000 Incentive Plan.

(4) Comprised of (i) 484,167 shares of Common Stock, (ii) 1,900,000 shares of Common Stock issuable upon the exercise of currently exercisable non-plan employee stock options and (iii) 1,000,000 shares of Common Stock held by the Sarah and David Family Irrevocable Trust (the "Trust"). Dr. Cern's wife is the trustee of the Trust and Dr. Cern's children are its income beneficiaries. Dr. Cern disclaims beneficial ownership of all shares held by the Trust.

(5) Represents (i) 1,015,000 shares of Common Stock and (ii) 1,057,818 shares of Common Stock issuable upon exercise of currently exercisable employee stock options issued under our 2000 Incentive Plan. Does not include 384,192 shares of Common Stock issuable under our 2000 Incentive Plan, which options are scheduled to vest over the next two years.

(6) Represents (i) 300,000 shares of Common Stock and (ii) 45,000 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and 50,000 shares issuable upon exercise of options issued under our 2002 Directors' Plan. Does not include 50,000 shares of Common Stock issuable upon exercise of options issued under our 2002 Directors' Plan and scheduled to vest in December 2004.

(7) Represents 133,334 shares of Common Stock and (ii) 45,000 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and 60,000 shares issuable upon exercise of options issued under our 2002 Directors' Plan scheduled to vest in December 2003. Does not include 60,000 shares of Common Stock issuable upon exercise of options issued under our 2002 Directors' Plan and scheduled to vest in December 2004.

(8) Represents shares of 83,333 Common Stock and (ii) 50,000 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and 70,000 shares issuable upon exercise of options issued under our 2002 Directors' Plan scheduled to vest in December 2003. Does not include an additional 70,000 shares of Common Stock issuable upon exercise of options issued under our 2002 Directors' Plan and scheduled to vest in December 2004.

(9) Represents 60,000 shares of Common Stock issuable upon exercise of options issued under our 2002 Directors' Stock Plan and scheduled to vest in December 2003. Does not include an additional 60,000 shares of Common Stock issuable upon exercise of options issued under our 2002 Directors' Plan and scheduled to vest in December 2004.

(10) Includes 5,000,000 shares of Common Stock issuable upon exercise of a three year warrant issued in October 2003 (See "BUSINESS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). The business office of Consolidated Edison, Inc. is at Consolidated Edison Co. of New York, Inc. 4 Irving Place, New York, NY 10003. The foregoing is based on a Schedule 13D filed by the stockholder in October 2002, as subsequently amended in March 2003.

(11) Represents 2,684,000 shares of Common Stock issuable upon exercise of currently exercisable warrants issued in January 2002 and (ii) 1,877,005 shares of Common Stock issuable upon exercise of currently exercisable warrants issued as of March 2003, pursuant to certain protective provisions contained in the warrant instrument. The principal business address of STI is 3003 Summit Boulevard, Atlanta, Georgia 30319.

(12) See Footnotes 3-9

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under the terms of the investment agreement entered between us and ConEd, the Company's largest stockholder, in September 2002, we agreed that so long as ConEd continues to hold, in the aggregate, 25% of the issued and outstanding shares of the Company's Common Stock, we undertook to notify ConEd of the terms of any proposed equity or debt financing in an amount exceeding $750,000 and, should ConEd not approve the proposed financing, ConEd undertook to complete such financing on substantially similar terms. The agreement with ConEd also provided that so long as they hold such percentage of our outstanding Common Stock, ConEd is entitled to designate one member of the our Board of Directors. Additionally, in connection with the advance of $325,000 made to us by CECONY, an affiliate of ConEd, in February 2002 in order to commence the demonstration phase under the research and development agreement entered into by us and CECONY in February 2002, we agreed to grant to CECONY a first priority lien on all our assets, including the technology underlying our proposed power line communication solution, to secure the repayment of the advance. In connection with our efforts to secure financing, ConEd agreed to waive its rights with respect to equity or debt financing by us and CECONY agreed to release its lien on our collateral. In consideration of these agreements by ConEd and CECONY, in October 2003 we agreed to issue to ConEd a three year warrant to purchase up to 5,000,000 million shares of our common stock at a per share exercise price of $0.25, provided, that, the exercise period may, at our option, be reduced to 90 days if the our publicly traded stock closes at $1.00 or more for a consecutive 20 day period and, additionally, we agreed to reduce the percentage holdings of our Common Stock that ConEd is required to hold in order to designate a member of our Board of Directors from 25% to 20%.

     In connection with the advance of $325,000 made by CECONY to us in February 2002, we agreed that CECONY will be entitled to a 2.5% royalty, based on net revenues from power line communication equipment and related services for a ninety-nine year period, commencing on the date on which the agreement was signed. Royalty payments are only due if we have positive cash flow, will be payable quarterly, in arrears, and do not accrue from one quarter to another during periods of negative cash flow.


     In connection with a testing and development agreement entered into as of December 2001 with STI, in January 2002 we issued to STI warrants to purchase up to 2,684,000 shares of our common stock, exercisable through December 31, 2004, at a per share exercise price of $.20 (the "STI Warrant"). In August 2002, in connection with our efforts then undertaken to raise needed financing, STI agreed to waive certain rights and protective provisions contained in the STI Warrant. In consideration, we agreed to reduce the exercise price under the STI Warrant from $0.20 to $0.12. Pursuant to such agreement with STI, following our receipt in full of ConEd's investment under our investment agreement with it, the number of shares issuable under the STI Warrant was increased as of February 2003 by an additional 1,877,005 shares of our Common Stock.


     In connection with the amendment and restatement in December 2001 of the employment agreement ("Restated Agreement") with Dr. Yehuda Cern, our Chief Engineer, we issued to Dr. Cern 1 million shares of our Common Stock for a $200,000 non-recourse promissory note. The note bears interest at prime plus 1% and was due in three equal installments in February, March and April 2003. Under the Restated Agreement, in lieu of repaying the principal, Dr. Cern is entitled to require us to repurchase the shares at the rate of $.20 per share. The shares have been pledged as collateral for the note. In March 2003, Dr. Cern transferred such shares to us, for cancellation and return to treasury shares, and we cancelled Dr. Cern's promissory notes.

     Under the Restated Agreement, we agreed to certain protective provisions in favor of Dr. Cern in connection with the commercial exploitation of subsequently developed technology substantially developed by him (the "Subsequently Developed Technology") whereby Dr. Cern would be entitled, under limited circumstances and subject to our agreement, to an agreed upon percentage, not to exceed 5%, of the benefits derived from such Subsequently Developed technology and, in case we establish a majority-owned subsidiary to exploit such Subsequently Developed Technology, 5% of the initial equity of such entity. We also agreed that if we either cease operations or change our business focus such that we no longer intend to utilize power line technology, we shall sell Dr. Cern the rights to such technology for ninety percent (90%) of such technology's then current fair market value as determined by an independent appraiser mutually selected by us and Dr. Cern.


     Each of Messrs. Michael Widland, Michael Braunold and Judah Marvin Feigenbaum, non-employees directors, have agreed, as of December 2002, to waive director fees owing to them in respect of 2002, in the amount of $16,000, $6,000 and $10,000, respectively. In consideration of such waiver, we issued to them, respectively, 133,334, 50,000 and 83,333 shares of our Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." These shares are included in this Prospectus. See "SELLING STOCKHOLDERS"


     We retain the law firm of Shipman & Goodwin, LLP, of which Mr. Michael Widland, a non-employee director, is a partner, to perform legal services from time to time. In June 2003, we issued to Shipman & Goodwin LLP a warrant to purchase 833,333 shares of our common stock, exercisable at $.17 per share, in payment in part of legal fees owing at such date. See "INTEREST OF NAMED EXPERTS AND COUNSEL."

                              SELLING STOCKHOLDERS

     The following table sets forth the shares beneficially owned, as of October 30, 2003, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

     The column "Common Stock Beneficially Owned if All Shares Offered Hereunder are sold" gives effect to the sale of all the shares of Common Stock being offered by this Prospectus. However, the selling stockholders may sell none of the shares or less than all of the shares listed on the table. In addition, the shares listed below may be sold pursuant to this Prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of Common Stock that the selling stockholders will sell under this Prospectus.

                                                                           Common Stock to be
                                                                           Beneficially Owned if
                                                                           All shares offered
                                    Number of          Shares Offered      Hereunder are sold
                                    Shares Owned       Pursuant to this    ---------------------
Selling Stockholder                 Before Offering    Prospectus          shares   Percent
-------------------                 ---------------    ----------------    ------   -------
Stonestreet LP (1)(12)               5,600,000          5,600,000             0        0

Platinum Partners Volume
Arbitrage Fund LP (1)(12)            5,600,000          5,600,000             0        0

Bristol Investment Fund,
Ltd. (2)(12)                         4,200,000          4,200,000             0        0


Gross Foundation, Inc. (3)(12)       3,500,000          3,500,000             0        0

Michael Humbrette (4)(12)            3,360,000          3,360,000             0        0


L&B Trading Corp. (5)(12)            2,800,000          2,800,000             0        0


Alpha Capital AG (5)(12)                    2,800,000          2,800,000               0        0

Yokim Asset Management
Inc. (5)(12)                                2,800,000          2,800,000               0        0

Ezra Charitable
Trust (5)(12)                               2,800,000          2,800,000               0        0

Clearview International
Investments (5)(12)                         2,800,000          2,800,000               0        0


Notzer Chesed (5)(12)                       2,800,000          2,800,000               0        0


Mesivta--Long Beach (6)(12)                 2,450,000          2,450,000               0        0

Seventh Generation
Corp. (7)(12)                               2,100,000          2,100,000               0        0


Sturm Investment Group, Inc. (8)(12)        1,750,000          1,750,000               0        0


Viscons Ltd. (9)(12)                        1,400,000          1,400,000               0        0

Wayne Saker (9)(12)                         1,400,000          1,400,000               0        0

Blumfield Investments,
Inc. (9)(12)                                1,400,000          1,400,000               0        0


Edelweiss Trading
Limited (9)(12)                             1,400,000          1,400,000               0        0


Quines Financial
S.A. (9)(12)                                1,400,000          1,400,000               0        0

Gamma Opportunity Capital
Partners, LP (9)(12)                        1,400,000          1,400,000               0        0

First Mirage, Inc. (9)(12)                  1,400,000          1,400,000               0        0

Generation Capital
Associates (9)(12)                          1,400,000          1,400,000               0        0

Professional Traders Funding
LLC (9)(12)                                 1,400,000          1,400,000               0        0

Jason Shohat (9)(12)                        1,400,000          1,400,000               0        0

Yehuda Friedman (9)(12)                     1,400,000          1,400,000               0        0

Prospect and North
RDHM LLC (9)(12)                            1,400,000          1,400,000               0        0

David Klugmann (9)(12)                      1,400,000          1,400,000               0        0

Ronald Kimelman (10)(12)                      910,000            910,000               0        0


Maloney & Company LLC(11)(12)                 700,000            700,000               0        0

Melton Management Limited (13)                800,000            800,000               0        0

Advisor Associates,                         2,809,166          2,809,166               0        0
Inc. (14)


Yaron Kimelman (14)                           193,750            193,750               0        0


Mark Mueller (14)                             150,000            150,000               0        0

First Montauk Financial Corp. (14)             64,687             64,687               0        0

Yitzchak Weitman (14)                          89,063             89,063               0        0

Ernest Pellegrino (14)                         15,000             15,000               0        0

Brighton Capital (14)                          72,500             72, 500              0        0


Consolidated Edison,
Inc.(15)                                   40,000,000         40,000,000               0        0

Tuva Financial Ltd. (16)                    3,750,000          3,750,000               0        0


Rocco Trotta (17)                           1,250,000          1,250,000               0        0


Oleg Voronstov, Advisory
Board Member(18)                            1,785,000           1,785,00               0        0


Ronald Kimelman (19)                          833,334            833,334               0        0

Joel P. Kimelman (20)                         625,000            625,000               0        0

Phillis Rosenthal (21)                        312,500            312,500               0        0

Richard Heller (21)                           312,500            312,500               0        0

Cyril Jalon (22)                              156,250            156,250               0        0


United Resources Group (23)                   224,843            224,843               0        0


Mark Isaacson (24)                          2,350,000          2,350,000               0        0

Wilfred Kopelowitz (25)                       245,000            245,000               0        0

Belle Haven Investments,
LLP (26)                                      660,000            660,000               0        0

Aviz Financial LLC (26)                       550,000            550,000               0        0

Aviz Consulting
Limited (26)                                  550,000            550,000               0        0

Michael Widland,
Director (27)                                 298,334            298,334               0        0

Judah Marvin
Feigenbaum, Director (28)                     273,333            273,333               0        0

Michael Braunold,
Director (29)                                 445,000            445,000               0        0

Henry Seduski,
Director (30)                                 120,000            120,000               0        0

John Joyce, Director and
President (31)                              2,430,000          1,055,000       1,375,000        *

Ramdas Rao, Chief
Network Architect (32)                      2,072,818          1,000,000       1,072,818        *


Yehuda Cern, Chief
Engineer (33)                               2,384,167          2,384,167               0        0


Shipman & Goodwin,
LLP (34)                                      833,334            833,334               0        0

Aboudi & Brounstein (34)                      300,000            300,000               0        0

Scott Sherman (35)                          3,223,664          3,223,664               0        0


Aquilla Technologies,
Group (36)                                  1,657,833          1,657,833               0        0


Minh Nguyen, Employee (37)                    512,000            512,000               0        0

Abraham Kimelman, Employee (37)               308,000            308,000               0        0


J. Bennet Johnson, Advisory
Board Member (26) (38)                        200,000            200,000               0        0



Rudy Boshowitz, Advisory Board (26) (38)       20,000             20,000               0        0

George Jee, Advisory
Board Member (26) (38)                         10,000             10,000               0        0

Robert Abrams (26) (38)                        45,000             45,000               0        0

Johnston & Associates (26) (39)               125,000            125,000               0        0


John Moore (26)                                40,000             40,000               0        0


Schneider & Associates (26)                    50,000             50,000               0        0

Pinchus Althaus                               244,000            244,000               0        0

The Sara Cern Family Trust (40)             1,000,000          1,000,000               0        0

     (1) Represents (i) 3,333,333 shares of Common Stock issuable upon conversion of $400,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 600,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 1,666,667 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (2) Represents (i) 2,500,000 shares of Common Stock issuable upon conversion of $300,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 450,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 1,250,000 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."


     (3) Represents (i) 2,083,333 shares of Common Stock issuable upon conversion of $250,000 in aggregate principal amount of Convertible Debentures, based on a conversion price of $0.12, together with 375,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 1,041,667 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (4) Represents (i) 2,000,000 shares of Common Stock issuable upon conversion of $240,000 in aggregate principal amount of Convertible Debentures, based on a conversion price of $0.12, together with 360,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 1,000,000 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (5) Represents (i) 1,666,667 shares of Common Stock issuable upon conversion of $200,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 300,000 shares of common stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 833,333 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (6) Represents (i) 1,458,333 shares of Common Stock issuable upon conversion of $175,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 262,500 shares of common stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 729,167 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (7) Represents (i) 1,250,000 shares of Common Stock issuable upon conversion of $150,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 225,000 shares of common stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 625,000 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (8) Represents (i) 1,041,667 shares of Common Stock issuable upon conversion of $125,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 187,500 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii)520,833 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (9) Represents (i) 833,333 shares of common stock issuable upon conversion of $100,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 150,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 416,667 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (10) Represents (i) 541,667 shares of common stock issuable upon conversion of $65,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 97,500 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 270,833 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (11) Represents (i) 416,667 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our Convertible Debentures, based on a conversion price of $0.12, together with 75,000 shares of Common Stock issuable in respect of interest thereon accrued through the maturity date on the third anniversary of issuance, and (ii) 208,333 shares issuable upon the exercise of Warrants issued in connection with the Debentures. We are registering 150% of this number of shares for the selling stockholder to include other shares of our Common Stock which might be issuable to the selling stockholder as contemplated by terms of agreements between us and the selling stockholder. The selling stockholder advised us that it purchased the debentures and warrants solely for investment and not with a view to or for resale or distribution of such securities. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

     (12) Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, certain of the selling shareholders are subject to certain limitations on the conversion of their Convertible Debentures and the exercise of their Warrants or other rights, if any. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." The most significant of those limitations for the selling stockholders who are the holders of the Convertible Debentures and the related Warrants is that such selling stockholder may not convert its Convertible Debentures or exercise its Warrants, if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted debentures or unconverted warrants) to exceed 4.99% of the then outstanding shares of Common Stock. Also, for those selling stockholders, the table also includes the number of shares which would be issued upon conversion of a Convertible Debenture in payment of all accrued interest through its stated maturity date, three years from issuance, which is more than 60 days for the date of this prospectus. Therefore, although they are included in the table, the number of shares of common stock for some of listed selling shareholders may include shares that are not subject to purchase during the 60-day period.

     (13) Represents shares of Common Stock issuable upon exercise of warrants issued in connection with the loan in the principal amount of $400,000 advanced to us in September 2003 by such selling stockholder and repaid on October 31, 2003.

     (14) Represents shares of Common Stock issuable upon exercise of warrants issued as a placement fee in connection with the placements referred to in footnotes 1-11 above.


     (15) Includes 5,000,000 shares of Common Stock issuable upon the exercise of warrants.

     (16) Includes 1,250,000 shares of Common Stock issuable upon the exercise of warrants.

     (17) Includes 416,667 shares of common stock issuable upon the exercise of warrants.


     (18) Includes (i) 785,000 shares of common stock issuable upon the exercise of warrants, of which options for 35,000 shares are in respect of the `selling stockholder, membership on our advisory board (See "BUSINESS--ADVISORY BOARD").


     (19) Includes 416,667 shares of common stock issuable upon the exercise of warrants.

     (20) Includes 208,333 shares of common stock issuable upon the exercise of warrants.

     (21) Includes 104,167 shares of common stock issuable upon the exercise of warrants.

     (22) Includes 52,083 shares of common stock issuable upon the exercise of warrants.


     (23) Includes 123,281 shares of Common Stock issuable upon the exercise of warrants.

     (24) Represents shares of Common Stock issuable upon exercise of warrants. The selling stockholder was our Chief Executive officer and Chairman of our Board of Directors from January 2001 until his resignation from all positions with us on September 5, 2001.


     (25) Represents shares of Common Stock issuable upon exercise of warrants. The selling stockholder was our Chief Financial officer from September 2000 until his resignation on April 1, 2002.


     (26) Represents shares of Common Stock issuable upon exercise of warrants.

     (27) Includes 120,000 shares of Common Stock issuable upon the exercise of options issued under our 2002 Directors' Plan and an additional 45,000 shares of Common Stock issuable upon exercise of non-plan options. Mr. Widland is currently a director. See also, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "INTEREST OF NAMED EXPERTS AND COUNSEL."

     (28) Includes 140,000 shares of Common Stock issuable upon the exercise of options issued under our 2002 Directors' Plan and an additional 50,000 shares issuable upon exercise of non-plan options. Mr. Feigenbaum is currently a director. See also, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     (29) Includes 100,000 shares of Common Stock issuable upon the exercise of options issued under our 2002 Directors' Plan and an additional 45,000 options issuable upon exercise of non-plan options. Mr. Braunold is currently a director. See also, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     (30) Represents shares of Common Stock issuable upon the exercise of options granted issued under our 2002 Directors' Plan. Mr. Sedusky is currently a director.


     (31) The selling stockholder has been our Chief Executive Officer and Chairman of the Board of Directors since September 6, 2001. The principal executive officer has agreed to a lock-up agreement restricting the number of shares which he can sell for a specified period following the effective date of this Prospectus. We intend to file a registration statement on Form S-8 in respect of shares issuable to Mr. Joyce upon exercise of options issued to him under our 2000 Incentive Plan. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." SEE ALSO, "BUSINESS."

     (32) The selling stockholder has been our Chief Network Architect since September 2000. The principal executive officer has agreed to a lock-up agreement restricting the number of shares which he can sell for a specified period following the effective date of this Prospectus. We intend to file a registration statement on Form S-8 in respect of shares issuable to Mr. Rao upon exercise of options issued to him under our 2000 Incentive Plan. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS." SEE ALSO, "BUSINESS."

     (33) Comprised of (i) 484,167 shares of Common Stock and, (ii) 1,900,000 shares of Common Stock issuable upon the exercise of currently exercisable non-plan options.

     The selling stockholder has been our Chief Engineer since December 2001 The principal executive officer has agreed to a lock-up agreement restricting the number of shares which he can sell for a specified period following the effective date of this Prospectus. See "DESCRIPTION OF THE AGREEMENT WITH THE CONVERTIBLE DEBENTURE HOLDERS" and "Certain Relationships and Related Transactions." SEE ALSO, "BUSINESS."

     (34) Represents shares of Common Stock issuable upon exercise of warrants. These selling stockholders provide legal services to us. See "INTEREST OF NAMED EXPERTS AND COUNSEL." See also, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     (35) Includes 2,128,276 shares of common stock issuable upon the exercise of warrants.


     (36) Includes 325,000 shares issuable upon exercise of warrants.


     (37) The selling stockholder is one of our employees.

     (38) These selling stockholder serves on our advisory board. See "BUSINESS--ADVISORY BOARD."


     (39) Represents shares of Common Stock issuable upon conversion of our convertible promissory note.

     (40) The wife of Dr. Cern, our Chief Engineer, is the trustee of the Trust and Dr. Cern's children are its income beneficiaries. Dr. Cern disclaims beneficial ownership of all shares held by the Trust.

     The selling stockholder has agreed to a lock-up agreement restricting the number of shares which it can sell for a specified period following the effective date of this Prospectus. See "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS".

                              SELLING STOCKHOLDERS


                            DESCRIPTION OF SECURITIES
Common Stock

     We are authorized to issue 200,000,000 shares of common stock, $.001 par value per share, of which 76,420,334 shares were outstanding and held of record as of October 28, 2003, by approximately 151 shareholders of record. A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

Preferred Stock

     We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. The shares of preferred stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors.

Effect of Delaware Anti-takeover Statute

     We are subject to Section 203 of the DGCL (the anti-takeover law), which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are authorized for quotation on the NASDAQ Stock Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving us and the interested shareholder and the sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original articles of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law. Anti-takeover Effects of By-laws

     Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the president, the board of directors, the Chairman of the Board, the President or the holders of a majority of all shares entitled to vote at the meeting.

Transfer Agent

     American Stock Transfer and Trust Company is the transfer agent for our common stock.

            CERTAIN LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     As used in this prospectus, stockholders selling our shares pursuant to this prospectus includes domes and pledges selling shares received after the date of this prospectus from a selling stockholder named in this prospectus.

     We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of common stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o The name of each such selling stockholder and of the participating broker-dealer(s);
     o    The number of securities involved;
     o    The price at which such securities were sold;
     o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    Other facts material to the transaction.

     The selling stockholders may use any one or more of the following methods when selling shares:

     * directly as principals;

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     * privately negotiated transactions;

     * short sales;

     * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     * a combination of any such methods of sale; and

     * any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Any selling stockholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be $75,000 in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledges, domes, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 AUDITOR CHANGE

     On May 12, 2003, Brightman Almagor & Co., certified public accountants based in Israel and a member of Deloitte Touche Thomas ("Brightman"), advised us that as we have effectively terminated all of our research and design activities in the State of Israel, it declines to stand for re-election as our auditor for the year ending December 31, 2003, which action was taken by mutual agreement. The audit committee (the "Audit Committee") of our board of directors has yet to appoint principal auditors to audit our financial statements for the year ending December 31, 2003. Until such time as the Audit Committee appoints such new auditors, our periodic reports on Form 10-QSB filed under Section 13 of The Securities and Exchange Act of 1934 will be reviewed, prior to filing, by independent accountants.

     During the fiscal years ended December 31, 2001 and 2002 and the period between January 1, 2003, up to and including the day of its declination to stand for re-election, there were no disagreements between us and Brightman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to Bright man's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Bright man's report on our financial statements for such fiscal years indicated that substantial doubt exists regarding our ability to continue as a going concern.

     Following the receipt of the proceeds of our Convertible Debentures, the Audit Committee expects to appoint new auditors. No assurance can, however, be provided, that we will be successful in obtaining new auditors on terms acceptable to us, especially if the effectiveness of the registration statement which is a part of this prospectus is delayed. See "RISK FACTORS--IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS, AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD SUFFER." See also, "DESCRIPTION OF THE AGREEMENTS WITH THE CONVERTIBLE DEBENTURE HOLDERS."

                      INTEREST OF NAMED EXPERTS AND COUNSEL


     Shipman & Goodwin, LLP, received in June 2003 a three year warrant to purchase up to 833,334 shares of our common stock at a per share exercise price of $0.17 in exchange for $100,000 worth of legal services rendered. Mr. Michael Widland, a director of the Company, is a partner of Shipman & Goodwin, LLP. Shipman and Goodwin acts as special counsel to the Company from time to time and will be rendering an opinion as to the validity of the securities being offered by the selling stockholders. The legal services included the preparation of this prospectus.

     Aboudi & Brounstein, Law Offices received in September 2002 a three year warrant to purchase up to 200,000 shares of our common stock at a per share exercise price of $0.12, in exchange for $90,000 worth of legal services rendered. In June 2003, we issued to Aboudi & Brounstein a three year warrant for an additional 100,000 shares of our common stock at a per share exercise price of $0.17 in exchange for $20,000 worth of legal services rendered. Aboudi and Brounstein acts as general counsel to the Company. The legal services included the preparation of this Prospectus.


     In each case, the exercise period may, at our option, be reduced to 60 days if our Common Stock closes at $1.00 or more for a consecutive 20 day period.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for us by our special counsel Shipman & Goodwin LLP, 300 Atlantic Street, Stamford, Connecticut 06901. Certain other matters will be passed upon by our general counsel, Aboudi & Brounstein, 3 Gavish Street, Kfar Saba, 44641, Israel.

                                     EXPERTS

     The financial statements as of December 31, 2002 and 2001 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Brightman Almagor & Co. certified public accountants based in Israel and a member of Deloitte Touche Thomas, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Brightman Almagor & Co. has declined to stand for re-election as our auditors for 2003. As of October 28, 2003, the audit committee of our Board of Directors has yet to appoint principal auditors for 2003. See "AUDITOR CHANGE."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

     We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

     We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                             450 Fifth Street, N. W.
                                    Room 1024
                             Washington, D.C. 20549

                            Seven World Trade Center
                                   13th Floor
                            New York, New York 10048

                             500 West Madison Street
                                   Suite 1400
                             Chicago, Illinois 60601

Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

                               AMBIENT CORPORATION
                          (A Development State Company)
                                    UNAUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

                               AMBIENT CORPORATION
                          (A Development State Company)
                               INDEX TO UNAUDITED
                        CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets
  June 30, 2003 (Unaudited) and December 31, 2002                       F-3

Unaudited Consolidated Statements of Operations
  for the six and three months ended June 30, 2003 and 2002             F-4

Unaudited Consolidated Statements of Changes in Stockholders'
  Equity (Deficit) for period from inception to June 30, 2003           F-5

Unaudited Consolidated Statements of Cash Flows
  for the six and three months ended June 30, 2003 and 2002             F-6

Notes to Consolidated Financial Statements                           F-7 - F-9


                                      AMBIENT CORPORATION
                                 (A Development Stage Company)
                                  CONSOLIDATED BALANCE SHEETS

                                                                      June 30,    December 31,
                                                                        2003          2002
                                                                        ----          ----
ASSETS                                                               (Unaudited)
CURRENT ASSETS
     Cash and  cash equivalents                                     $   226,234  $      75,251
     Receivables and prepaid expenses                                    43,340         28,540
                                                                     -----------  -------------

               Total current assets                                     269,574        103,791

Property and equipment, net                                              70,765         81,583
                                                                     -----------  -------------

               Total assets                                         $   340,339  $     185,374
                                                                     ===========  =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
     Accounts payable                                               $   570,039  $     654,460
     Accrued expenses and other current liabilities                     278,104        126,500
     Advances                                                           325,000        325,000
                                                                     -----------  -------------

               Total current liabilities                              1,173,143      1,105,960
                                                                     -----------  -------------



STOCKHOLDERS' DEFICIT
     Convertible Preferred Stock, $.001 par value;
       5,000,000 shares authorized; none issued and outstanding               -              -
    Common stock, $.001 par value;
      200,000,000 shares authorized; 77,288,772 and 63,718,384
        issued; 76,288,772 and 63,718,384 outstanding, respectively      77,289         63,719
     Additional paid-in capital                                      62,585,532     61,497,304
     Deficit accumulated during the development stage               (63,269,563)   (62,229,370)
      Less: Note receivable - stockholder                                     -       (200,000)
      Less: Deferred compensation                                       (26,062)       (52,239)
      Less: Treasury stock; 1,000,000 shares at cost                   (200,000)             -
                                                                     -----------  -------------

               Total stockholders' deficit                             (832,804)      (920,586)
                                                                     -----------  -------------

               Total liabilities and stockholders' deficit          $   340,339  $     185,374
                                                                     ===========  =============


                  See Notes to Unaudited Consolidated Financial Statements.


                                                       AMBIENT CORPORATION
                                                  (A Development Stage Company)
                                              CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                      Cumulative
                                                               Six Months           From Inception         Three Months
                                                                  Ended                   to                   Ended
                                                                June 30,               June 30,               June 30,
                                                            2003         2002            2003            2003          2002
                                                            ----         ----            ----            ----          ----
                                                         (Unaudited)  (Unaudited)     (Unaudited)     (Unaudited)   (Unaudited)
Revenues                                                $   100,000   $         -    $     100,000   $      20,000   $        -

Expenses
     Research and Development (1)                           459,856       587,008        6,477,082         259,407      304,475
     Less - Participation by the Office of the
       Chief Scientist of the State of Israel                     -             -          558,195               -            -
                                                          ----------   -----------    -------------   -------------   ----------
                                                            459,856       587,008        5,918,887         259,407      304,475

Operating, general and administrative expenses (1)          587,857       830,869       13,528,937         278,844      120,357
Stock based compensation - net                               92,663       805,900       17,359,327          41,334      232,888
                                                          ----------   -----------    -------------   -------------   ----------

Total expenses                                            1,140,376     2,223,777       36,807,151         579,585      657,720
                                                          ----------   -----------    -------------   -------------   ----------

Operating loss                                           (1,040,376)   (2,223,777)     (36,707,151)       (559,585)    (657,720)

Legal settlement                                                  -             -       (1,512,500)              -            -
Interest expense                                                  -             -         (675,513)              -            -
Noncash financing expense                                         -             -       (1,600,000)              -            -
Beneficial conversion feature of convertible debt                 -             -       (3,878,260)              -            -
Amortization of deferred financing costs                          -       (27,890)      (5,801,333)              -      (27,890)
Interest income                                                 183           136          321,427             105           47
Write-off of convertible note receivable                          -             -         (490,000)              -            -
Company's share in net losses of affiliate                        -             -       (1,352,207)              -            -
                                                          ----------   -----------    -------------   -------------   ----------

Loss before minority interest and extraordinary item     (1,040,193)   (2,251,531)     (51,695,537)       (559,480)    (685,563)

Minority interest in subsidiary loss                              -             -           25,000               -            -
                                                          ----------   -----------    -------------   -------------   ----------

Loss before extraordinary item                           (1,040,193)   (2,251,531)     (51,670,537)       (559,480)    (685,563)

Extraordinary item - loss on extinguishment of debt               -             -       (9,778,167)              -            -
                                                          ----------   -----------    -------------   -------------   ----------

Net loss                                                 (1,040,193)   (2,251,531)     (61,448,704)       (559,480)    (685,563)

Deemed dividends on convertible preferred stock                   -             -       (1,820,859)              -            -
                                                          ----------   -----------    -------------   -------------   ----------

Net loss attributable to common stockholders            $(1,040,193)  $(2,251,531)   $ (63,269,563)  $    (559,480)  $  (685,563)
                                                          ==========   ===========    =============   =============   ==========

Basic and diluted loss per share:
         Net loss before  extraordinary item            $     (0.01)        (0.09)                   $       (0.01)       (0.03)
         Extraordinary loss from extinguishment of debt           -             -                                -            -
                                                          ----------   -----------                    -------------   ----------

      Net loss                                          $     (0.01)        (0.09)                   $       (0.01)       (0.03)
                                                          ==========   ===========                    =============   ==========

Weighted average number of shares outstanding             70,915,284   26,321,376                       73,507,009    26,463,785
                                                          ==========   ===========                    =============   ==========

(1) Excludes non-cash, stock based compensation
    expense as follows:
     Research and development, net                      $    23,855   $   435,233    $   1,454,192   $           -   $  175,736
     Operating, general and administrative, net              68,808       370,667       15,905,135          41,334       57,152
                                                          ----------   -----------    -------------   -------------   ----------

                                                        $    92,663   $   805,900    $  17,359,327   $      41,334   $  232,888
                                                          ==========   ===========    =============   =============   ==========


                                    See Notes to Unaudited Consolidated Financial Statements.

                                                               F-4


                                                         AMBIENT CORPORATION
                                                    (A Development Stage Company)
                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                       Convertible
                                                                                     Preferred Stock                Common Stock
                                                                                  Shares           Amount             Shares
                                                                                ------------  -----------------  -----------------
Issuance of common stock to founders for nominal consideration - July 1996                   $                          2,028,833
Issuance of common stock to employees for services - September 1996                                                         5,000
Issuance of common stock to employees for services - October 1996                                                         195,333
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1996                                                        -                 -                  2,229,166

Issuance of common stock to employees for services - March 1997                                                            20,000
Issuance of common stock to employees for services - August 1997                                                           84,167
Stock issued in connection with private placement of notes - September 1997                                                60,000
Issuance of common stock to advisor for services - September 1997                                                           6,000
Stock issued in connection with private placement of notes - October 1997                                                  20,000
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1997                                                        -                 -                  2,419,333

Stock issued pursuant to consulting agreement                                                                              75,000
Initial public offering in February 1998                                                                                  525,000
Stock issued in connection with short-term debt financing                                                                  20,000
Additional stock pursuant to founders agreement for nominal consideration                                                  35,000
Warrants issued pursuant to private placement of units
Options granted pursuant to consulting agreement
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1998                                                        -                 -                  3,074,333

Stock issued pursuant to consulting agreement - January 1999                                                                4,000
Stock issued pursuant to consulting agreement - February 1999                                                              15,000
Stock issued pursuant to consulting agreement - February 1999                                                              22,500
Stock issued pursuant to consulting agreement - April 1999                                                                 15,000
Warrants issued pursuant to consulting agreement - April 1999
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1999                                                        -                 -                  3,130,833

Waiver of liability due to related party - January 2000
Stock issued in respect of extinguishment of debt - February 2000                                                       3,490,000
Stock issued pursuant to consulting agreement - February 2000                                                             700,000
Stock issued pursuant to consulting agreement - February 2000                                                             180,000
Stock issued pursuant to consulting agreement - February 2000                                                              70,000
Stock issued pursuant to consulting agreement - February 2000                                                              25,000
Warrants issued pursuant to consulting agreement - February 2000
Warrants issued to convertible debenture holders - February, April and
November 2000
Stock issued pursuant to consulting agreement - February 2000                                                             589,750
Stock issued pursuant to consulting agreement - February 2000                                                             300,000
Stock issued pursuant to consulting agreement - March 2000                                                                250,000
Stock issued pursuant to consulting agreement - March 2000                                                                100,000
Stock issued pursuant to consulting agreement - March 2000                                                                346,250
Stock issued pursuant to consulting agreement - March 2000                                                                200,000
Stock issued for services - May 2000                                                                                       67,250
Stock issued pursuant to settlement agreement                                                                             250,000
Common stock issued in private placement, net of offering costs - July 2000                                             1,000,000
Preferred stock issued in private placement, net of offering costs - August 2000  1,125,000              1,125
Warrants issued to convertible debenture holders - July  through September 2000
Warrants issued in connection with private placement  - September 2000
Stock and stock options issued pursuant to severance agreement - September 2000                                           200,000
Stock issued upon conversion of debentures -  September and November 2000                                               5,000,000
Stock issued upon conversion of debentures - November 2000                                                              3,711,711
Stock issued upon conversion of preferred stock -  November 2000                 (1,125,000)            (1,125)         1,125,000
Stock options issued to employees
Stock options issued to consultants
Stock options and warrants exercised                                                                                      640,000
Beneficial conversion feature of debentures issued
Deemed dividend on convertible preferred stock
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2000                                                        -                 -                 21,375,794

Common stock issued in private placement, net of offering costs - March 2001                                              350,000
Common stock issued for purchase of minority interest                                                                     400,000
Stock issued pursuant to consulting agreement - March 2001                                                                650,000
Stock issued pursuant to consulting agreement - April 2001                                                                202,500
Common stock issued in private placement, net of offering costs - June 2001                                             1,299,090
Stock issued as finders fee - June 2001                                                                                   250,000
Warrants issued pursuant to consulting agreement - June 2001
Warrants issued pursuant to consulting agreement - August 2001
Warrants issued pursuant to consulting agreements - November 2001
Stock issued for services - November 2001                                                                                 650,000
Warrants issued pursuant to consulting agreements - December 2001
Common stock issued for note receivable - December 2001                                                                 1,000,000
Re-measurement of deferred compensation
Cancellation of options and warrants
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2001                                                        -                 -                 26,177,384

Stock and warrants issued for rent reduction - April - December 2002                                                      562,500
Stock and warrants issued in private placement - July 2002                                                                400,000
Stock and warrants issued as repayment of loans - September 2002                                                        1,500,000
Stock issued as payment accrued salaries  - September 2002                                                              4,104,000
Stock and warrants issued upon conversion of debt - September 2002                                                      1,332,833
Common stock issued for cash - September 2002                                                                          12,250,000
Stock issued upon conversion of debt - October 2002                                                                     1,000,000
Common stock issued for cash - October 2002                                                                             5,000,000
Common stock issued for cash - November 2002                                                                            5,000,000
Stock issued upon conversion of debt - November 2002                                                                      183,334
Stock issued upon conversion of debt - December 2002                                                                       83,333
Common stock issued for cash - December 2002                                                                            5,000,000
Exercise of warrants                                                                                                    1,125,000
Options and warrants issued
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2002                                                        -                 -                 63,718,384

Common stock issued for cash - Jan  - Feb 2003                                     -                 -                  7,750,000
Common stock issued for cash - June 2003                                                                                5,187,500
Stock issued upon conversion of debt - June 2003                                                                          100,000
Stock and warrants issued for rent reduction - Jan  - June 2003                                                           532,888
Warrants issued as reduction in accounts payable June 2003
Options and warrants issued
Amortization of deferred stock - based compensation
Cancelation of note receivable
Net loss
                                                                                ------------  -----------------  -----------------

Balance - June 30, 2003 (UNAUDITED)                                                -         $      -           $      77,288,772
                                                                                ============  =================  =================

(CONTINUED)

                                                                                                       Additional        Note
                                                                                 Common Stock           Paid-in        Receivable
                                                                                    Amount              Capital       Stockholder
                                                                                -----------------   ---------------   ------------

Issuance of common stock to founders for nominal consideration - July 1996     $           2,029   $                 $
Issuance of common stock to employees for services - September 1996                            5
Issuance of common stock to employees for services - October 1996                            195
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1996                                                                2,229                 -         -

Issuance of common stock to employees for services - March 1997                               20            50,000
Issuance of common stock to employees for services - August 1997                              84           336,668
Stock issued in connection with private placement of notes - September 1997                   60           239,940
Issuance of common stock to advisor for services - September 1997                              6            23,994
Stock issued in connection with private placement of notes - October 1997                     20            79,980
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1997                                                                2,419           730,582         -

Stock issued pursuant to consulting agreement                                                 75           654,925
Initial public offering in February 1998                                                     525         3,432,502
Stock issued in connection with short-term debt financing                                     20            99,980
Additional stock pursuant to founders agreement for nominal consideration                     35
Warrants issued pursuant to private placement of units                                                      21,600
Options granted pursuant to consulting agreement                                                             1,600
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1998                                                                3,074         4,941,189         -

Stock issued pursuant to consulting agreement - January 1999                                   4             7,996
Stock issued pursuant to consulting agreement - February 1999                                 15
Stock issued pursuant to consulting agreement - February 1999                                 23            69,977
Stock issued pursuant to consulting agreement - April 1999                                    15            12,173
Warrants issued pursuant to consulting agreement - April 1999                                               10,260
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1999                                                                3,131         5,041,595         -

Waiver of liability due to related party - January 2000                                                     75,328
Stock issued in respect of extinguishment of debt - February 2000                          3,490        10,466,510
Stock issued pursuant to consulting agreement - February 2000                                700         2,099,300
Stock issued pursuant to consulting agreement - February 2000                                180           539,820
Stock issued pursuant to consulting agreement - February 2000                                 70           192,430
Stock issued pursuant to consulting agreement - February 2000                                 25            68,725
Warrants issued pursuant to consulting agreement - February 2000                                         1,500,000
Warrants issued to convertible debenture holders - February, April and                                   1,144,805
November 2000
Stock issued pursuant to consulting agreement - February 2000                                590         1,768,660
Stock issued pursuant to consulting agreement - February 2000                                300         1,246,560
Stock issued pursuant to consulting agreement - March 2000                                   250         1,499,750
Stock issued pursuant to consulting agreement - March 2000                                   100           587,400
Stock issued pursuant to consulting agreement - March 2000                                   346         2,033,873
Stock issued pursuant to consulting agreement - March 2000                                   200         1,149,800
Stock issued for services - May 2000                                                          67           130,196
Stock issued pursuant to settlement agreement                                                250         1,312,250
Common stock issued in private placement, net of offering costs - July 2000                1,000         1,799,000
Preferred stock issued in private placement, net of offering costs - August 2000                         1,819,734
Warrants issued to convertible debenture holders - July  through September 2000                          3,447,147
Warrants issued in connection with private placement  - September 2000                                     410,495
Stock and stock options issued pursuant to severance agreement - September 2000              200         1,756,042
Stock issued upon conversion of debentures -  September and November 2000                  5,000           795,680
Stock issued upon conversion of debentures - November 2000                                 3,712         8,490,545
Stock issued upon conversion of preferred stock -  November 2000                           1,125
Stock options issued to employees                                                                        4,059,080
Stock options issued to consultants                                                                      1,999,329
Stock options and warrants exercised                                                         640
Beneficial conversion feature of debentures issued                                                       3,878,260
Deemed dividend on convertible preferred stock                                                           1,820,859
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2000                                                               21,376        61,133,173         -

Common stock issued in private placement, net of offering costs - March 2001                 350           308,153
Common stock issued for purchase of minority interest                                        400           862,000
Stock issued pursuant to consulting agreement - March 2001                                   650           992,413
Stock issued pursuant to consulting agreement - April 2001                                   203           309,623
Common stock issued in private placement, net of offering costs - June 2001                1,299         1,133,531
Stock issued as finders fee - June 2001                                                      250              (250)
Warrants issued pursuant to consulting agreement - June 2001                                                90,648
Warrants issued pursuant to consulting agreement - August 2001                                              12,553
Warrants issued pursuant to consulting agreements - November 2001                                           13,087
Stock issued for services - November 2001                                                    650           109,850
Warrants issued pursuant to consulting agreements - December 2001                                            4,355
Common stock issued for note receivable - December 2001                                    1,000           199,000       (200,000)
Re-measurement of deferred compensation                                                                 (5,235,512)
Cancellation of options and warrants                                                                      (614,941)
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2001                                                               26,178        59,317,682       (200,000)

Stock and warrants issued for rent reduction - April - December 2002                         563            44,438
Stock and warrants issued in private placement - July 2002                                   400            68,918
Stock and warrants issued as repayment of loans - September 2002                           1,500            98,500
Stock issued as payment accrued salaries  - September 2002                                 4,104           201,096
Stock and warrants issued upon conversion of debt - September 2002                         1,333           186,107
Common stock issued for cash - September 2002                                             12,250           537,750
Stock issued upon conversion of debt - October 2002                                        1,000           119,000
Common stock issued for cash - October 2002                                                5,000           195,000
Common stock issued for cash - November 2002                                               5,000           195,000
Stock issued upon conversion of debt - November 2002                                         183            21,817
Stock issued upon conversion of debt - December 2002                                          83             9,917
Common stock issued for cash - December 2002                                               5,000           195,000
Exercise of warrants                                                                       1,125            10,125
Options and warrants issued                                                                                296,955
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2002                                                               63,719   $    61,497,304       (200,000)

Common stock issued for cash - Jan  - Feb 2003                                             7,750           302,250
Common stock issued for cash - June 2003                                                   5,188           590,125
Stock issued upon conversion of debt - June 2003                                             100             9,900
Stock and warrants issued for rent reduction - Jan  - June 2003                              533            42,098
Warrants issued as reduction in accounts payable June 2003                                                 120,000
Options and warrants issued                                                                                 23,855
Amortization of deferred stock - based compensation
Cancelation of note receivable                                                                                            200,000
Net loss
                                                                                -----------------   ---------------   ------------

Balance - June 30, 2003 (UNAUDITED)                                            $          77,289   $    62,585,532   $     -
                                                                                =================   ===============   ============

[CONTINUED)

                                                                                                            Deficit
                                                                                                          Accumulated
                                                                                                            During
                                                                                  Deferred     Treasury   Development
                                                                                Compensation    Stock        Stage          Total
                                                                                ------------  ---------   ------------  ------------

Issuance of common stock to founders for nominal consideration - July 1996     $             $      -                  $      2,029
Issuance of common stock to employees for services - September 1996                                                               5
Issuance of common stock to employees for services - October 1996                                                               195
Net loss                                                                                                     (693,995)     (693,995)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 1996                                                              -          -        (693,995)     (691,766)

Issuance of common stock to employees for services - March 1997                     (50,000)                                     20
Issuance of common stock to employees for services - August 1997                   (336,668)                                     84
Stock issued in connection with private placement of notes - September 1997                                                 240,000
Issuance of common stock to advisor for services - September 1997                                                            24,000
Stock issued in connection with private placement of notes - October 1997                                                    80,000
Amortization of deferred stock - based compensation                                 145,556                                 145,556
Net loss                                                                                                   (1,432,815)   (1,432,815)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 1997                                                        (241,112)        -      (2,126,810)   (1,634,921)

Stock issued pursuant to consulting agreement                                      (655,000)                                    -
Initial public offering in February 1998                                                                                  3,433,027
Stock issued in connection with short-term debt financing                                                                   100,000
Additional stock pursuant to founders agreement for nominal consideration                                                        35
Warrants issued pursuant to private placement of units                                                                       21,600
Options granted pursuant to consulting agreement                                     (1,600)                                      -
Amortization of deferred stock - based compensation                                 658,029                                 658,029
Net loss                                                                                                   (2,820,314)   (2,820,314)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 1998                                                        (239,683)        -      (4,947,124)     (242,544)

Stock issued pursuant to consulting agreement - January 1999                         (8,000)                                    -
Stock issued pursuant to consulting agreement - February 1999                                                                    15
Stock issued pursuant to consulting agreement - February 1999                       (70,000)                                    -
Stock issued pursuant to consulting agreement - April 1999                          (12,188)                                    -
Warrants issued pursuant to consulting agreement - April 1999                                                                10,260
Amortization of deferred stock - based compensation                                 325,808                                 325,808
Net loss                                                                                                   (1,131,404)   (1,131,404)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 1999                                                          (4,063)        -      (6,078,528)   (1,037,865)

Waiver of liability due to related party - January 2000                                                                      75,328
Stock issued in respect of extinguishment of debt - February 2000                                                        10,470,000
Stock issued pursuant to consulting agreement - February 2000                    (2,100,000)                                    -
Stock issued pursuant to consulting agreement - February 2000                      (540,000)                                    -
Stock issued pursuant to consulting agreement - February 2000                      (192,500)                                    -
Stock issued pursuant to consulting agreement - February 2000                       (68,750)                                    -
Warrants issued pursuant to consulting agreement - February 2000                 (1,500,000)                                    -
Warrants issued to convertible debenture holders - February, April and
November 2000                                                                                                             1,144,805
Stock issued pursuant to consulting agreement - February 2000                    (1,769,250)                                    -
Stock issued pursuant to consulting agreement - February 2000                    (1,246,860)                                    -
Stock issued pursuant to consulting agreement - March 2000                       (1,500,000)                                    -
Stock issued pursuant to consulting agreement - March 2000                         (587,500)                                    -
Stock issued pursuant to consulting agreement - March 2000                       (2,034,219)                                    -
Stock issued pursuant to consulting agreement - March 2000                       (1,150,000)                                    -
Stock issued for services - May 2000                                                                                        130,263
Stock issued pursuant to settlement agreement                                                                             1,312,500
Common stock issued in private placement, net of offering costs - July 2000                                               1,800,000
Preferred stock issued in private placement, net of offering costs - August 2000                                          1,820,859
Warrants issued to convertible debenture holders - July  through September 2000                                           3,447,147
Warrants issued in connection with private placement  - September 2000                                                      410,495
Stock and stock options issued pursuant to severance agreement - September 2000  (1,756,242)                                    -
Stock issued upon conversion of debentures -  September and November 2000                                                   800,680
Stock issued upon conversion of debentures - November 2000                                                                8,494,257
Stock issued upon conversion of preferred stock -  November 2000                                                                -
Stock options issued to employees                                                (4,059,080)                                    -
Stock options issued to consultants                                              (1,999,329)                                    -
Stock options and warrants exercised                                                                                            640
Beneficial conversion feature of debentures issued                                                                        3,878,260
Deemed dividend on convertible preferred stock                                                                            1,820,859
Amortization of deferred stock - based compensation                              16,067,085                              16,067,085
Net loss                                                                                                  (42,640,886)  (42,640,886)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 2000                                                      (4,440,708)        -     (48,719,414)    7,994,427

Common stock issued in private placement, net of offering costs - March 2001                                                308,503
Common stock issued for purchase of minority interest                              (862,400)                                    -
Stock issued pursuant to consulting agreement - March 2001                         (993,063)                                    -
Stock issued pursuant to consulting agreement - April 2001                         (309,825)                                    -
Common stock issued in private placement, net of offering costs - June 2001                                               1,134,830
Stock issued as finders fee - June 2001                                                                                         -
Warrants issued pursuant to consulting agreement - June 2001                        (90,648)                                    -
Warrants issued pursuant to consulting agreement - August 2001                      (12,553)                                    -
Warrants issued pursuant to consulting agreements - November 2001                   (13,087)                                    -
Stock issued for services - November 2001                                          (110,500)                                    -
Warrants issued pursuant to consulting agreements - December 2001                    (4,355)                                    -
Common stock issued for note receivable - December 2001                                                                         -
Re-measurement of deferred compensation                                           3,526,232                              (1,709,280)
Cancellation of options and warrants                                                614,941                                     -
Amortization of deferred stock - based compensation                               2,122,931                               2,122,931
Net loss                                                                                                  (10,029,583)  (10,029,583)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 2001                                                        (573,035)        -     (58,748,997)     (178,172)

Stock and warrants issued for rent reduction - April - December 2002                                                         45,000
Stock and warrants issued in private placement - July 2002                                                                   69,318
Stock and warrants issued as repayment of loans - September 2002                                                            100,000
Stock issued as payment accrued salaries  - September 2002                                                                  205,200
Stock and warrants issued upon conversion of debt - September 2002                                                          187,440
Common stock issued for cash - September 2002                                                                               550,000
Stock issued upon conversion of debt - October 2002                                                                         120,000
Common stock issued for cash - October 2002                                                                                 200,000
Common stock issued for cash - November 2002                                                                                200,000
Stock issued upon conversion of debt - November 2002                                                                         22,000
Stock issued upon conversion of debt - December 2002                                                                         10,000
Common stock issued for cash - December 2002                                                                                200,000
Exercise of warrants                                                                                                         11,250
Options and warrants issued                                                        (296,955)                                    -
Amortization of deferred stock - based compensation                                 817,751                                 817,751
Net loss                                                                                                   (3,480,373)   (3,480,373)
                                                                                ------------  ---------   ------------  ------------

Balance - December 31, 2002                                                    $    (52,239)        -    $(62,229,370) $   (920,586)

Common stock issued for cash - Jan  - Feb 2003
Common stock issued for cash - June 2003
Stock issued upon conversion of debt - June 2003
Stock and warrants issued for rent reduction - Jan  - June 2003
Warrants issued as reduction in accounts payable June 2003
Options and warrants issued                                                         (23,855)
Amortization of deferred stock - based compensation                                  50,032
Cancelation of note receivable                                                                (200,000)
Net loss                                                                                                   (1,040,193)   (1,040,193)
                                                                                ------------  ---------   ------------  ------------

Balance - June 30, 2003 (UNAUDITED)                                            $    (26,062) $(200,000)  $(63,269,563) $   (832,804)
                                                                                ============  =========   ============  ============


                                           See Notes to Consolidated Financial Statements.

                                                                 F-5


                                                   AMBIENT CORPORATION
                                              (A Development Stage Company)
                                          CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                            Cumulative
                                                                                Six Months                From Inception
                                                                                   Ended                        to
                                                                                  June 30,                   June 30,
                                                                           2003              2002              2003
                                                                           ----              ----              ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (Unaudited)       (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                          $ (1,040,193)     $ (2,251,531)     $(63,269,563)
     Adjustments to reconcile net loss to net cash used by
      operating activities:
         Depreciation and amortization                                       31,178            45,907           445,623
         Amortization of note discount                                         --                --           5,156,462
         Cancellation of Officer loans in settlement of employment
          contract                                                             --              70,000           724,447
         Loss on sale of fixed assets                                          --                --              20,135
         Beneficial conversion feature of convertible debt                     --                --           3,878,260
         Deemed dividends on convertible preferred stock                       --                --           1,820,859
         Financing,  consulting and other expenses paid via the
                  issuance of common stock and warrants                      92,663           833,790        30,703,205
         Increase (decrease) in net liability for severance pay                --                --              15,141
         Accrued interest on loans and notes payable                           --                --             210,016
         Company's share in net losses of affiliates                           --                --           1,352,207
         Minority interest in subsidiary loss                                  --                --             (25,000)
         Write-off of convertible note receivable                              --                --             400,000
         Write-down of long term investment                                    --                --             835,000
         Write-off of fixed assets                                             --                --             136,066
          Increase (decrease) in cash attributable to changes in
          assets and liabilities
              Receivables and prepaid expenses                              (14,800)           15,713            45,890
              Accounts payable                                               35,579           464,319           831,333
              Other current liabilities                                     151,604           149,637           428,760
                                                                       ------------      ------------      ------------

Net cash used in operating activities                                      (743,969)         (672,165)      (16,291,159)
                                                                       ------------      ------------      ------------

CASH FLOWS FROM  INVESTING ACTIVITIES
         Loan provided to another company                                      --                --            (835,000)
         Purchase of convertible promissory note                               --                --            (400,000)
         Investment in affiliated company                                      --                --            (375,000)
         Additions to property and equipment                                (20,360)          (11,950)         (713,824)
         Proceeds from disposal of fixed assets                                --                --              42,100
         Loans to Officers                                                     --                --          (2,137,677)
         Repayment of loans to Officer                                         --                --           1,431,226
                                                                       ------------      ------------      ------------

Net cash used in investing activities                                       (20,360)          (11,950)       (2,988,175)
                                                                       ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from issuance of share capital                        915,312             8,750         6,659,879
         Proceeds from loans and advances                                      --             515,000           690,000
         Proceeds from issuance of notes payable                               --                --           1,000,000
         Net proceeds from issuance of convertible debentures                  --                --           9,148,262
         Repayment of notes payable                                            --                --            (400,000)
         Proceeds of loans from shareholders, net                              --                --             919,600
         Repayment of loans from shareholders                                  --                --            (968,000)
         Proceeds from long-term bank credit                                   --                --              95,969
         Repayment of long-term bank credit                                    --                --             (87,996)
         Increase (decrease) in short term bank credit                         --                --             (32,004)
         Public offering of common stock                                       --                --           3,433,027
         Repayment of short-term debt                                          --                --            (250,000)
         Proceeds from short-term debt                                         --                --             274,038
         Loans to affiliate                                                    --                --            (977,207)
                                                                       ------------      ------------      ------------

Net cash provided by financing activities                                   915,312           523,750        19,505,568
                                                                       ------------      ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            150,983          (160,365)          226,234

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                75,251           177,340              --
                                                                       ------------      ------------      ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                              $    226,234      $     16,975      $     226,234
                                                                       ============      ============      ============

Noncash financing and investing activities for the six months ended
        June 30, 2003 Issuance of common stock warrants in respect of outstanding accounts payable in the amount of $120,000.


                                See Notes to Unaudited Consolidated Financial Statements.

                                                           F-6

                               AMBIENT CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Ambient Corporation and its subsidiaries (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a limited operating history and has sustained losses since its inception. As shown in the accompanying financial statements, the Company incurred a net loss of $1.04 million for the six months ended June 30, 2003 and has a working capital deficit of approximately $.9 million as of June 30, 2003. The future of the Company is dependent upon future profitable operations from the commercial success of its proposed comprehensive communication infrastructure utilizing electrical power distribution systems as a high-speed communication medium. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products.

In June 2003, the Company realized net proceeds of approximately $595,000 from the private placement of its securities comprised of shares of its common stock, par value $0.001 (the "Common Stock") and warrants. A substantial part of the proceeds from such private placement were used to satisfy the Company's then current obligations. Additionally, pursuant to a stock purchase agreement entered into by the Company and Consolidated Edison, Inc. ("ConEd"), an affiliate of Consolidated Edison Company of New York, Inc. ("CECONY"), in September 2002, ConEd paid into the Company, by way of an equity investment, $1.4 million (including the $265,000 previously advanced by CECONY) of which $310,000 was received in January and February 2003.

The Company needs to raise capital on an immediate basis in order to maintain its operations as presently conducted past September 30, 2003. Management is continuing to actively seek additional capital that will provide funds needed to maintain the Company's operations and fund the research and development in order to fully implement its business plans.

The Company currently has no financing commitments. There is no assurance that additional capital will be available to the Company on commercially reasonable terms and the inability to obtain such financing will have a material adverse effect on the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and these adjustments may be material.

NOTE 2 - NET LOSS PER SHARE

Basic earnings (loss) per share EPS is computed by dividing net income (loss) applicable to common shares by the weighted-average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings
(loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be antidilutive.

                                                      2003            2002
Stock options                                   11,242,000       9,537,000
Warrants                                        19,132,283      11,410,802

NOTE 3 - STOCK BASED COMPENSATION PLANS

The Company accounts for stock-based employee and outside directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards:

                                                    Six Months Ended            Three Months Ended
                                                                         June 30,
                                                    2003            2002           2003           2002
                                                -------------- ------------------------------ -------------
Net loss, as reported                            ($1,040,193)    ($2,251,531)    ($559, 480)    ($685,563)
Add: Stock based compensation
         expense, as reported                               -               -              -             -
Deduct: Total stock-based compensation
         expense determined under the fair
         value based method for all awards          (273,640)       (418,049)      (114,802)     (195,056)
                                                -------------- ------------------------------ -------------

Pro forma net loss                               ($1,313,833)    ($2,669,580)     ($674,282)    ($880,619)
                                                ============== ============================== =============

Basic and diluted loss per share, as reported         ($0.01)         ($0.09)        ($0.01)       ($0.03)
Basic and diluted loss per share, pro forma           ($0.02)         ($0.10)        ($0.01)       ($0.03)

The weighted average per share fair value of options granted during the six months ended June 30, 2003 and 2002 was $.09 and $.34, respectively. The fair value of each option granted in 2003 and 2002 was estimated using the Black-Scholes option-pricing model with a volatility of 150% and 133%, expected life of options of 8 and 7.2 years, risk free interest rate of 3.88% and 3% and a dividend yield of 0% and 0%, respectively.

NOTE 4 - STOCK ISSUANCES

PRIVATE PLACEMENT

In June 2003, the Company realized net proceeds of approximately $595,000 from the private placement of shares of its Common Stock and the issuance of warrants. The private placement resulted in the issuance of approximately 5.19 million shares of Common Stock and the issuance of warrants to purchase up to, approximately, an additional 2.85 million shares of Common Stock at a per share exercise price of $0.25. The Warrants are exercisable through May 31, 2005, subject to a reduced exercise period under certain conditions.

CONVERTIBLE PROMISSORY NOTE

In March 2003, the Company issued a six month convertible note in the amount of $10,000, due September 30, 2003. In June 2003, the note was converted at the rate specified in the note into 100,000 shares of the Company's Common Stock and two year warrants to purchase up to an additional 100,000 shares of Common Stock at a per share exercise price of $0.20. The exercise period of the warrants is subject to reduction upon certain events.

SETTLEMENT OF ACCOUNTS PAYABLE

In June 2003, the Company issued 933,334 warrants to two creditors in conversion of $120,000 in accounts payable. The warrants have an exercise price of $.17 per share and expire three years from date of grant, subject to a reduced exercise period upon certain events.

NOTE 5 - TREASURY STOCK

In December 2001, in connection with the amendment and restatement of an employment agreement, the Company issued 1 million shares of its Common Stock to its Chief Engineer for a $200,000 non-recourse promissory note. The shares were pledged as collateral for the note which was to become due in three equal installments in February, March and April 2003. Under the agreement, in lieu of repaying the principal, the employee is entitled to require the Company to repurchase the shares at the rate of $.20 per share. In March 2003, the shares were returned to treasury and the note receivable was cancelled.

                               AMBIENT CORPORATION
                          (A Development State Company)
                        CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001

                               AMBIENT CORPORATION

                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                         Page

INDEPENDENT AUDITORS' REPORT                                             F-12

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheets                                                        F-13

   Statements of Operations                                              F-14

   Statement of Changes in Stockholders' Equity (Deficit)                F-15

   Statements of Cash Flows                                              F-16

   Notes to Financial Statements                                     F-17 - F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF
AMBIENT CORPORATION.

We have audited the accompanying consolidated balance sheets of Ambient Corporation. ("the Company") (a development-stage company) and its subsidiaries at December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the two years ended December 31, 2002, and for the period from June 1, 1996 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2002 and 2001, and the consolidated results of operations, comprehensive loss, stockholders' equity (deficit) and their cash flows for the two years ended December 31, 2002, and for the period from June 1, 1996 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


BRIGHTMAN ALMAGOR & CO.
CERTIFIED PUBLIC ACCOUNTANTS (ISRAEL)
A MEMBER OF DELOITTE TOUCHE TOHMATSU

Tel-Aviv, Israel
MARCH 25, 2003


                                                   AMBIENT CORPORATION
                                              (A Development Stage Company)
                                               CONSOLIDATED BALANCE SHEETS

                                                                                              December 31,
                                                                                        2002                 2001
                                                                                        ----                 ----
ASSETS
CURRENT ASSETS
     Cash and  cash equivalents                                                 $           75,251   $          177,340
     Receivables and prepaid expenses                                                       28,540               63,590
                                                                                  -----------------    -----------------

               Total current assets                                                        103,791              240,930


Loan receivable, Officer                                                                         -               70,000
Property and equipment, net                                                                 81,583              153,654
                                                                                  -----------------    -----------------

               Total assets                                                     $          185,374   $          464,584
                                                                                  =================    =================

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
     Accounts payable                                                           $          654,460   $          431,501
     Accrued expenses and other current liabilities                                        126,500              211,255
     Advances (Note 11)                                                                    325,000                    -
                                                                                  -----------------    -----------------

               Total current liabilities                                                 1,105,960              642,756
                                                                                  -----------------    -----------------

COMMITMENTS

STOCKHOLDERS' DEFICIT
     Convertible Preferred Stock, $.001 par value;
       5,000,000 shares authorized; none issued and outstanding                                  -                    -
    Common stock, $.001 par value;
      200,000,000 shares authorized; 63,718,384 and 26,177,384
        issued and outstanding, respectively                                                63,719               26,178
     Additional paid-in capital                                                         61,497,304           59,317,682
     Deficit accumulated during the development stage                                  (62,229,370)         (58,748,997)
      Less: Note receivable - stockholder                                                 (200,000)            (200,000)
      Less: deferred compensation                                                          (52,239)            (573,035)
                                                                                  -----------------    -----------------

               Total stockholders' deficit                                                (920,586)            (178,172)
                                                                                  -----------------    -----------------

               Total liabilities and stockholders' deficit                      $          185,374   $          464,584
                                                                                  =================    =================


                                     See Notes to Consolidated Financial Statements.

                                                   AMBIENT CORPORATION
                                              (A Development Stage Company)
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                                                      Cumulative
                                                                                          Year                      From Inception
                                                                                          Ended                           to
                                                                                       December 31,                  December 31,
                                                                                 2002               2001                 2002
                                                                                 ----               ----                 ----
Expenses

Research and Development (1)                                               $        975,536  $       2,856,815    $       6,017,226
Less - Participation by the Office of the
       Chief Scientist of the State of Israel                                             -                  -              558,195
                                                                            ----------------  -----------------    -----------------
                                                                                    975,536          2,856,815            5,459,031

Operating, general and administrative expenses (1)                                1,387,973          5,346,962           12,941,080
Stock based compensation - net                                                    1,067,951            413,651           17,266,664
                                                                            ----------------  -----------------    -----------------

Total expenses                                                                    2,455,924          5,760,613           30,207,744
                                                                            ----------------  -----------------    -----------------

Operating loss                                                                   (3,431,460)        (8,617,428)         (35,666,775)

Legal settlement                                                                          -                  -           (1,512,500)
Interest expense                                                                          -               (885)            (675,513)
Noncash financing expense                                                                 -                  -           (1,600,000)
Beneficial conversion feature of convertible debt                                         -                  -           (3,878,260)
Amortization of deferred financing costs                                            (49,318)                 -           (5,801,333)
Interest income                                                                         405             95,572              321,244
Write-off of convertible note receivable                                                  -           (490,000)            (490,000)
Company's share in net losses of affiliate                                                -         (1,016,842)          (1,352,207)
                                                                            ----------------  -----------------    -----------------

Loss before minority interest and extraordinary item                             (3,480,373)       (10,029,583)         (50,655,344)

Minority interest in subsidiary loss                                                      -                  -               25,000
                                                                            ----------------  -----------------    -----------------

Loss before extraordinary item                                                   (3,480,373)       (10,029,583)         (50,630,344)

Extraordinary item - loss on extinguishment of debt                                       -                  -           (9,778,167)
                                                                            ----------------  -----------------    -----------------

Net loss                                                                         (3,480,373)       (10,029,583)         (60,408,511)

Deemed dividends on convertible preferred stock                                           -                  -           (1,820,859)
                                                                            ----------------  -----------------    -----------------

Net loss attributable to common stockholders                               $     (3,480,373) $     (10,029,583)   $     (62,229,370)
                                                                            ================  =================    =================

Basic and diluted loss per share:
         Net loss before  extraordinary item                               $          (0.10) $           (0.42)
         Extraordinary loss from extinguishment of debt                                   -                  -
                                                                            ----------------  -----------------

      Net loss                                                             $          (0.10) $           (0.42)
                                                                            ================  =================

Weighted average number of shares outstanding                                    33,768,432         23,724,000
                                                                            ================  =================

(1) Excludes non-cash, stock based compensation expense as follows:
    Research and development, net                                          $        587,043  $         843,294    $       1,430,337
    Operating, general and administrative, net                                      480,908           (429,643)          15,836,327
                                                                            ----------------  -----------------    -----------------

                                                                           $      1,067,951  $         413,651    $      17,266,664
                                                                            ================  =================    =================



                                           See Notes to Consolidated Financial Statements.

                                                                 F-14


                               AMBIENT CORPORATION
                          (A Development Stage Company)
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                                       Convertible
                                                                                     Preferred Stock                Common Stock
                                                                                  Shares           Amount             Shares
                                                                                ------------  -----------------  -----------------
Issuance of common stock to founders for nominal consideration - July 1996                   $                          2,028,833
Issuance of common stock to employees for services - September 1996                                                         5,000
Issuance of common stock to employees for services - October 1996                                                         195,333
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1996                                                        -                 -                  2,229,166

Issuance of common stock to employees for services - March 1997                                                            20,000
Issuance of common stock to employees for services - August 1997                                                           84,167
Stock issued in connection with private placement of notes - September 1997                                                60,000
Issuance of common stock to advisor for services - September 1997                                                           6,000
Stock issued in connection with private placement of notes - October 1997                                                  20,000
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1997                                                        -                 -                  2,419,333

Stock issued pursuant to consulting agreement                                                                              75,000
Initial public offering in February 1998                                                                                  525,000
Stock issued in connection with short-term debt financing                                                                  20,000
Additional stock pursuant to founders agreement for nominal consideration                                                  35,000
Warrants issued pursuant to private placement of units
Options granted pursuant to consulting agreement
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1998                                                        -                 -                  3,074,333

Stock issued pursuant to consulting agreement - January 1999                                                                4,000
Stock issued pursuant to consulting agreement - February 1999                                                              15,000
Stock issued pursuant to consulting agreement - February 1999                                                              22,500
Stock issued pursuant to consulting agreement - April 1999                                                                 15,000
Warrants issued pursuant to consulting agreement - April 1999
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 1999                                                        -                 -                  3,130,833

Waiver of liability due to related party - January 2000
Stock issued in respect of extinguishment of debt - February 2000                                                       3,490,000
Stock issued pursuant to consulting agreement - February 2000                                                             700,000
Stock issued pursuant to consulting agreement - February 2000                                                             180,000
Stock issued pursuant to consulting agreement - February 2000                                                              70,000
Stock issued pursuant to consulting agreement - February 2000                                                              25,000
Warrants issued pursuant to consulting agreement - February 2000
Warrants issued to convertible debenture holders - February, April and
November 2000
Stock issued pursuant to consulting agreement - February 2000                                                             589,750
Stock issued pursuant to consulting agreement - February 2000                                                             300,000
Stock issued pursuant to consulting agreement - March 2000                                                                250,000
Stock issued pursuant to consulting agreement - March 2000                                                                100,000
Stock issued pursuant to consulting agreement - March 2000                                                                346,250
Stock issued pursuant to consulting agreement - March 2000                                                                200,000
Stock issued for services - May 2000                                                                                       67,250
Stock issued pursuant to settlement agreement                                                                             250,000
Common stock issued in private placement, net of offering costs - July 2000                                             1,000,000
Preferred stock issued in private placement, net of offering costs - August 2000  1,125,000              1,125
Warrants issued to convertible debenture holders - July  through September 2000
Warrants issued in connection with private placement  - September 2000
Stock and stock options issued pursuant to severance agreement - September 2000                                           200,000
Stock issued upon conversion of debentures -  September and November 2000                                               5,000,000
Stock issued upon conversion of debentures - November 2000                                                              3,711,711
Stock issued upon conversion of preferred stock -  November 2000                 (1,125,000)            (1,125)         1,125,000
Stock options issued to employees
Stock options issued to consultants
Stock options and warrants exercised                                                                                      640,000
Beneficial conversion feature of debentures issued
Deemed dividend on convertible preferred stock
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2000                                                        -                 -                 21,375,794

Common stock issued in private placement, net of offering costs - March 2001                                              350,000
Common stock issued for purchase of minority interest                                                                     400,000
Stock issued pursuant to consulting agreement - March 2001                                                                650,000
Stock issued pursuant to consulting agreement - April 2001                                                                202,500
Common stock issued in private placement, net of offering costs - June 2001                                             1,299,090
Stock issued as finders fee - June 2001                                                                                   250,000
Warrants issued pursuant to consulting agreement - June 2001
Warrants issued pursuant to consulting agreement - August 2001
Warrants issued pursuant to consulting agreements - November 2001
Stock issued for services - November 2001                                                                                 650,000
Warrants issued pursuant to consulting agreements - December 2001
Common stock issued for note receivable - December 2001                                                                 1,000,000
Re-measurement of deferred compensation
Cancellation of options and warrants
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2001                                                        -                 -                 26,177,384

Stock and warrants issued for rent reduction - April - December 2002                                                      562,500
Stock and warrants issued in private placement - July 2002                                                                400,000
Stock and warrants issued as repayment of loans - September 2002                                                        1,500,000
Stock issued as payment accrued salaries  - September 2002                                                              4,104,000
Stock and warrants issued upon conversion of debt - September 2002                                                      1,332,833
Common stock issued for cash - September 2002                                                                          12,250,000
Stock issued upon conversion of debt - October 2002                                                                     1,000,000
Common stock issued for cash - October 2002                                                                             5,000,000
Common stock issued for cash - November 2002                                                                            5,000,000
Stock issued upon conversion of debt - November 2002                                                                      183,334
Stock issued upon conversion of debt - December 2002                                                                       83,333
Common stock issued for cash - December 2002                                                                            5,000,000
Exercise of warrants                                                                                                    1,125,000
Options and warrants issued
Amortization of deferred stock - based compensation
Net loss
                                                                                ------------  -----------------  -----------------

Balance - December 31, 2002                                                        -         $       -          $      63,718,384
                                                                                ============  =================  =================

(CONTINUED)

                                                                                                       Additional        Note
                                                                                 Common Stock           Paid-in        Receivable
                                                                                    Amount              Capital       Stockholder
                                                                                -----------------   ---------------   ------------

Issuance of common stock to founders for nominal consideration - July 1996                 2,029   $                 $
Issuance of common stock to employees for services - September 1996                            5
Issuance of common stock to employees for services - October 1996                            195
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1996                                                                2,229                 -         -

Issuance of common stock to employees for services - March 1997                               20            50,000
Issuance of common stock to employees for services - August 1997                              84           336,668
Stock issued in connection with private placement of notes - September 1997                   60           239,940
Issuance of common stock to advisor for services - September 1997                              6            23,994
Stock issued in connection with private placement of notes - October 1997                     20            79,980
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1997                                                                2,419           730,582         -

Stock issued pursuant to consulting agreement                                                 75           654,925
Initial public offering in February 1998                                                     525         3,432,502
Stock issued in connection with short-term debt financing                                     20            99,980
Additional stock pursuant to founders agreement for nominal consideration                     35
Warrants issued pursuant to private placement of units                                                      21,600
Options granted pursuant to consulting agreement                                                             1,600
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1998                                                                3,074         4,941,189         -

Stock issued pursuant to consulting agreement - January 1999                                   4             7,996
Stock issued pursuant to consulting agreement - February 1999                                 15
Stock issued pursuant to consulting agreement - February 1999                                 23            69,977
Stock issued pursuant to consulting agreement - April 1999                                    15            12,173
Warrants issued pursuant to consulting agreement - April 1999                                               10,260
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 1999                                                                3,131         5,041,595         -

Waiver of liability due to related party - January 2000                                                     75,328
Stock issued in respect of extinguishment of debt - February 2000                          3,490        10,466,510
Stock issued pursuant to consulting agreement - February 2000                                700         2,099,300
Stock issued pursuant to consulting agreement - February 2000                                180           539,820
Stock issued pursuant to consulting agreement - February 2000                                 70           192,430
Stock issued pursuant to consulting agreement - February 2000                                 25            68,725
Warrants issued pursuant to consulting agreement - February 2000                                         1,500,000
Warrants issued to convertible debenture holders - February, April and                                   1,144,805
November 2000
Stock issued pursuant to consulting agreement - February 2000                                590         1,768,660
Stock issued pursuant to consulting agreement - February 2000                                300         1,246,560
Stock issued pursuant to consulting agreement - March 2000                                   250         1,499,750
Stock issued pursuant to consulting agreement - March 2000                                   100           587,400
Stock issued pursuant to consulting agreement - March 2000                                   346         2,033,873
Stock issued pursuant to consulting agreement - March 2000                                   200         1,149,800
Stock issued for services - May 2000                                                          67           130,196
Stock issued pursuant to settlement agreement                                                250         1,312,250
Common stock issued in private placement, net of offering costs - July 2000                1,000         1,799,000
Preferred stock issued in private placement, net of offering costs - August 2000                         1,819,734
Warrants issued to convertible debenture holders - July  through September 2000                          3,447,147
Warrants issued in connection with private placement  - September 2000                                     410,495
Stock and stock options issued pursuant to severance agreement - September 2000              200         1,756,042
Stock issued upon conversion of debentures -  September and November 2000                  5,000           795,680
Stock issued upon conversion of debentures - November 2000                                 3,712         8,490,545
Stock issued upon conversion of preferred stock -  November 2000                           1,125
Stock options issued to employees                                                                        4,059,080
Stock options issued to consultants                                                                      1,999,329
Stock options and warrants exercised                                                         640
Beneficial conversion feature of debentures issued                                                       3,878,260
Deemed dividend on convertible preferred stock                                                           1,820,859
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2000                                                               21,376        61,133,173         -

Common stock issued in private placement, net of offering costs - March 2001                 350           308,153
Common stock issued for purchase of minority interest                                        400           862,000
Stock issued pursuant to consulting agreement - March 2001                                   650           992,413
Stock issued pursuant to consulting agreement - April 2001                                   203           309,623
Common stock issued in private placement, net of offering costs - June 2001                1,299         1,133,531
Stock issued as finders fee - June 2001                                                      250              (250)
Warrants issued pursuant to consulting agreement - June 2001                                                90,648
Warrants issued pursuant to consulting agreement - August 2001                                              12,553
Warrants issued pursuant to consulting agreements - November 2001                                           13,087
Stock issued for services - November 2001                                                    650           109,850
Warrants issued pursuant to consulting agreements - December 2001                                            4,355
Common stock issued for note receivable - December 2001                                    1,000           199,000       (200,000)
Re-measurement of deferred compensation                                                                 (5,235,512)
Cancellation of options and warrants                                                                      (614,941)
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2001                                                               26,178        59,317,682       (200,000)

Stock and warrants issued for rent reduction - April - December 2002                         563            44,438
Stock and warrants issued in private placement - July 2002                                   400            68,918
Stock and warrants issued as repayment of loans - September 2002                           1,500            98,500
Stock issued as payment accrued salaries  - September 2002                                 4,104           201,096
Stock and warrants issued upon conversion of debt - September 2002                         1,333           186,107
Common stock issued for cash - September 2002                                             12,250           537,750
Stock issued upon conversion of debt - October 2002                                        1,000           119,000
Common stock issued for cash - October 2002                                                5,000           195,000
Common stock issued for cash - November 2002                                               5,000           195,000
Stock issued upon conversion of debt - November 2002                                         183            21,817
Stock issued upon conversion of debt - December 2002                                          83             9,917
Common stock issued for cash - December 2002                                               5,000           195,000
Exercise of warrants                                                                       1,125            10,125
Options and warrants issued                                                                                296,955
Amortization of deferred stock - based compensation
Net loss
                                                                                -----------------   ---------------   ------------

Balance - December 31, 2002                                                               63,719   $    61,497,304       (200,000)
                                                                                =================   ===============   ============

[CONTINUED)

                                                                                                       Deficit
                                                                                                     Accumulated
                                                                                                       During
                                                                                   Deferred          Development
                                                                                Compensation            Stage             Total
                                                                               ----------------    -----------------  ------------

Issuance of common stock to founders for nominal consideration - July 1996                        $                  $      2,029
Issuance of common stock to employees for services - September 1996                                                             5
Issuance of common stock to employees for services - October 1996                                                             195
Net loss                                                                                                   (693,995)     (693,995)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 1996                                                                  -             (693,995)     (691,766)

Issuance of common stock to employees for services - March 1997                        (50,000)                                20
Issuance of common stock to employees for services - August 1997                      (336,668)                                84
Stock issued in connection with private placement of notes - September 1997                                               240,000
Issuance of common stock to advisor for services - September 1997                                                          24,000
Stock issued in connection with private placement of notes - October 1997                                                  80,000
Amortization of deferred stock - based compensation                                    145,556                            145,556
Net loss                                                                                                 (1,432,815)   (1,432,815)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 1997                                                           (241,112)          (2,126,810)   (1,634,921)

Stock issued pursuant to consulting agreement                                         (655,000)                                 -
Initial public offering in February 1998                                                                                3,433,027
Stock issued in connection with short-term debt financing                                                                 100,000
Additional stock pursuant to founders agreement for nominal consideration                                                      35
Warrants issued pursuant to private placement of units                                                                     21,600
Options granted pursuant to consulting agreement                                        (1,600)                                 -
Amortization of deferred stock - based compensation                                    658,029                            658,029
Net loss                                                                                                 (2,820,314)   (2,820,314)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 1998                                                           (239,683)          (4,947,124)     (242,544)

Stock issued pursuant to consulting agreement - January 1999                            (8,000)                                 -
Stock issued pursuant to consulting agreement - February 1999                                                                  15
Stock issued pursuant to consulting agreement - February 1999                          (70,000)                                 -
Stock issued pursuant to consulting agreement - April 1999                             (12,188)                                 -
Warrants issued pursuant to consulting agreement - April 1999                                                              10,260
Amortization of deferred stock - based compensation                                    325,808                            325,808
Net loss                                                                                                 (1,131,404)   (1,131,404)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 1999                                                             (4,063)          (6,078,528)   (1,037,865)

Waiver of liability due to related party - January 2000                                                                    75,328
Stock issued in respect of extinguishment of debt - February 2000                                                      10,470,000
Stock issued pursuant to consulting agreement - February 2000                       (2,100,000)                                 -
Stock issued pursuant to consulting agreement - February 2000                         (540,000)                                 -
Stock issued pursuant to consulting agreement - February 2000                         (192,500)                                 -
Stock issued pursuant to consulting agreement - February 2000                          (68,750)                                 -
Warrants issued pursuant to consulting agreement - February 2000                    (1,500,000)                                 -
Warrants issued to convertible debenture holders - February, April and
November 2000                                                                                                           1,144,805
Stock issued pursuant to consulting agreement - February 2000                       (1,769,250)                                 -
Stock issued pursuant to consulting agreement - February 2000                       (1,246,860)                                 -
Stock issued pursuant to consulting agreement - March 2000                          (1,500,000)                                 -
Stock issued pursuant to consulting agreement - March 2000                            (587,500)                                 -
Stock issued pursuant to consulting agreement - March 2000                          (2,034,219)                                 -
Stock issued pursuant to consulting agreement - March 2000                          (1,150,000)                                 -
Stock issued for services - May 2000                                                                                      130,263
Stock issued pursuant to settlement agreement                                                                           1,312,500
Common stock issued in private placement, net of offering costs - July 2000                                             1,800,000
Preferred stock issued in private placement, net of offering costs - August 2000                                        1,820,859
Warrants issued to convertible debenture holders - July  through September 2000                                         3,447,147
Warrants issued in connection with private placement  - September 2000                                                    410,495
Stock and stock options issued pursuant to severance agreement - September 2000     (1,756,242)                                 -
Stock issued upon conversion of debentures -  September and November 2000                                                 800,680
Stock issued upon conversion of debentures - November 2000                                                              8,494,257
Stock issued upon conversion of preferred stock -  November 2000                                                                -
Stock options issued to employees                                                   (4,059,080)                                 -
Stock options issued to consultants                                                 (1,999,329)                                 -
Stock options and warrants exercised                                                                                          640
Beneficial conversion feature of debentures issued                                                                      3,878,260
Deemed dividend on convertible preferred stock                                                                          1,820,859
Amortization of deferred stock - based compensation                                 16,067,085                         16,067,085
Net loss                                                                                                (42,640,886)  (42,640,886)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 2000                                                         (4,440,708)         (48,719,414)    7,994,427

Common stock issued in private placement, net of offering costs - March 2001                                              308,503
Common stock issued for purchase of minority interest                                 (862,400)                                 -
Stock issued pursuant to consulting agreement - March 2001                            (993,063)                                 -
Stock issued pursuant to consulting agreement - April 2001                            (309,825)                                 -
Common stock issued in private placement, net of offering costs - June 2001                                             1,134,830
Stock issued as finders fee - June 2001                                                                                         -
Warrants issued pursuant to consulting agreement - June 2001                           (90,648)                                 -
Warrants issued pursuant to consulting agreement - August 2001                         (12,553)                                 -
Warrants issued pursuant to consulting agreements - November 2001                      (13,087)                                 -
Stock issued for services - November 2001                                             (110,500)                                 -
Warrants issued pursuant to consulting agreements - December 2001                       (4,355)                                 -
Common stock issued for note receivable - December 2001                                                                         -
Re-measurement of deferred compensation                                              3,526,232                         (1,709,280)
Cancellation of options and warrants                                                   614,941                                  -
Amortization of deferred stock - based compensation                                  2,122,931                          2,122,931
Net loss                                                                                                (10,029,583)  (10,029,583)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 2001                                                           (573,035)         (58,748,997)     (178,172)

Stock and warrants issued for rent reduction - April - December 2002                                                       45,000
Stock and warrants issued in private placement - July 2002                                                                 69,318
Stock and warrants issued as repayment of loans - September 2002                                                          100,000
Stock issued as payment accrued salaries  - September 2002                                                                205,200
Stock and warrants issued upon conversion of debt - September 2002                                                        187,440
Common stock issued for cash - September 2002                                                                             550,000
Stock issued upon conversion of debt - October 2002                                                                       120,000
Common stock issued for cash - October 2002                                                                               200,000
Common stock issued for cash - November 2002                                                                              200,000
Stock issued upon conversion of debt - November 2002                                                                       22,000
Stock issued upon conversion of debt - December 2002                                                                       10,000
Common stock issued for cash - December 2002                                                                              200,000
Exercise of warrants                                                                                                       11,250
Options and warrants issued                                                           (296,955)                                 -
Amortization of deferred stock - based compensation                                    817,751                            817,751
Net loss                                                                                                 (3,480,373)   (3,480,373)
                                                                               ----------------    -----------------  ------------

Balance - December 31, 2002                                                   $        (52,239)   $     (62,229,370) $   (920,586)
                                                                               ================    =================  ============

                                           See Notes to Consolidated Financial Statements.

                                                                 F-15


                                                         AMBIENT CORPORATION
                                                    (A Development Stage Company)
                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                                     Cumulative
                                                                                            Year                   From Inception
                                                                                            Ended                        to
                                                                                        December 31,                December 31,
                                                                                  2002                 2001             2002
                                                                                  ----                 ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                      $  (3,480,373)  $ (10,029,583)  $   (62,229,370)
  Adjustments to reconcile net loss to net cash used by operating activities:
      Depreciation and amortization                                                    86,861         123,106           414,445
      Amortization of note discount                                                    49,318       -                 5,156,462
      Cancellation of Officer loans in settlement of employment contract               70,000         654,447           724,447
      Loss on sale of fixed assets                                                          -           3,836            20,135
      Beneficial conversion feature of convertible debt                                     -               -         3,878,260
      Deemed dividends on convertible preferred stock                                       -               -         1,820,859
      Financing,  consulting and other expenses paid via the
               issuance of common stock and warrants                                1,067,951         413,651        30,610,542
      Increase (decrease) in net liability for severance pay                                -               -            15,141
      Accrued interest on loans and notes payable                                           -               -           210,016
      Company's share in net losses of affiliates                                           -       1,016,842         1,352,207
      Minority interest in subsidiary loss                                                  -               -           (25,000)
      Write-off of convertible note receivable                                              -         400,000           400,000
      Write-down of long term investment                                                    -          90,000           835,000
      Write-off of fixed assets                                                             -               -           136,066
      Increase (decrease) in cash attributable to changes in assets and liabilities
           Receivables and prepaid expenses                                            35,050         163,156            60,690
           Accounts payable                                                           562,399         198,193           795,754
           Other current liabilities                                                  (24,755)       (415,224)          277,156
                                                                                 -------------   -------------   ---------------

Net cash used in operating activities                                              (1,633,549)     (7,381,576)      (15,547,190)
                                                                                 -------------   -------------   ---------------

CASH FLOWS FROM  INVESTING ACTIVITIES
      Loan provided to another company                                                      -               -          (835,000)
      Purchase of convertible promissory note                                               -        (150,000)         (400,000)
      Investment in affiliated company                                                      -               -          (375,000)
      Additions to property and equipment                                             (14,790)       (136,329)         (693,464)
      Proceeds from disposal of fixed assets                                                -               -            42,100
      Loans to Officers                                                                     -      (2,072,000)       (2,137,677)
      Repayment of loans to Officer                                                         -       1,431,226         1,431,226
                                                                                 -------------   -------------   ---------------

Net cash used in investing activities                                                 (14,790)       (927,103)       (2,967,815)
                                                                                 -------------   -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net proceeds from issuance of share capital                                     856,250       1,443,333         5,744,567
      Proceeds from loans and advances                                                690,000                           690,000
      Proceeds from issuance of notes payable                                               -               -         1,000,000
      Net proceeds from issuance of convertible debentures                                  -               -         9,148,262
      Repayment of notes payable                                                            -               -          (400,000)
      Proceeds of loans from shareholders, net                                              -               -           919,600
      Repayment of loans from shareholders                                                  -               -          (968,000)
      Proceeds from long-term bank credit                                                   -               -            95,969
      Repayment of long-term bank credit                                                    -         (10,243)          (87,996)
      Increase (decrease) in short term bank credit                                         -               -           (32,004)
      Public offering of common stock                                                       -               -         3,433,027
      Repayment of short-term debt                                                          -               -          (250,000)
      Proceeds from short-term debt                                                         -               -           274,038
      Loans to affiliate                                                                    -               -          (977,207)
                                                                                 -------------   -------------   ---------------

Net cash provided by financing activities                                           1,546,250       1,433,090        18,590,256
                                                                                 -------------   -------------   ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (102,089)     (6,875,589)           75,251

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                         177,340       7,052,929                 -
                                                                                 -------------   -------------   ---------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                         $      75,251   $     177,340   $        75,251
                                                                                 =============   =============   ===============


Noncash financing and investing activities for the year ended December 31, 2002
   Issuance of common stock in respect of outstanding accounts payable, accrued expenses and loans payable in the amount of $339,440.

                                           See Notes to Consolidated Financial Statements.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS

         Ambient Corporation ("the Company"), was founded in June 1996 to design and develop advanced smart card interface technology. In August 1996, the Company purchased substantially all of the net assets of Gen Technologies, Inc., a smart card research and development company.

         During 1999 the Company ceased its research and design efforts in the smart card interface technology area and commenced the design, development, implementation and marketing of a proposed comprehensive communication infrastructure, which uses the electrical power distribution grid as a high-speed telecommunication medium. The Company's proposed powerline telecommunication solution is based on establishing and maintaining partnership relationships with utilities and electrical power distribution companies, as well as developing and maintaining business relations with telecommunication service and technology companies.

         The Company has been active in the powerline telecommunications field for a short time and its success is subject to risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include primarily the technological feasibility of the Company's proposed communications solution, its adoption by utilities and other providers of electrical power, and the commercial viability of the technology.

         The Company has not generated any revenues to date, and is considered to be in the development stage. Business activities to date have focused on research and development, marketing and raising of capital and financing. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and increased marketing efforts and is subject to other risks affecting the business of the Company. (See Note
         3).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company, its' wholly owned subsidiaries, Ambient Ltd. ("LTD") and Insulated Connections Corporation Limited ("ICC"), and PLT Solutions, Inc. ("PLT"). All inter-company balances and transactions have been eliminated in consolidation. At December 31, 2000 an employee held a 9.9% minority interest in the Company's subsidiary, PLT, which was subsequently purchased and merged into the Company. LTD and ICC ceased business operations in 2001.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results may differ from those estimates.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         CASH EQUIVALENTS

         Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less. Cash and cash equivalents are carried at cost, which approximates market value.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, current receivables, accounts payable and accrued expenses, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

         FOREIGN CURRENCY TRANSLATIONS

         The U.S. dollar is the functional currency for the Company and its subsidiaries. The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52.

         STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation." Pursuant to these accounting standards, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock at the time of the grant.

         For variable stock options, compensation expenses are recognized over the vesting period based on the difference, if any, between the quoted market price of the Company's stock on the last trading day of each reporting period and the exercise price of the option.

         Stock options granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         The following table illustrates the effect on net loss and loss per share if the company had applied the fair value recognition provisions of SFAS No. 123 to stock options issued to employees:

                                                                 Year ended
                                                                December 31,
                                                          2002                2001
                                                    ------------------  -----------------
Net loss, as reported                                    ($3,480,373)      ($10,029,583)
Add: Stock based compensation
           expense, as reported, net                           90,678        (1,520,891)
Deduct: Total stock-based compensation
           expense determined under the fair
           value based method for all awards, net           (472,497)         1,334,327
                                                            ---------         ---------

Pro forma net loss                                       ($3,862,192)      ($10,216,147)
                                                         ============      =============

Basic and diluted loss per share, as reported                 ($0.10)            ($0.42)
Basic and diluted loss per share, pro forma                   ($0.11)            ($0.43)

         For the purpose of providing pro forma disclosures, the fair values of stock options granted were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002 and 2001, respectively: a risk-free interest rate of 3% and 4.63%; an expected life of 7 and 4 years; an expected volatility of 139% and 133%; and no expected dividends.

         NET LOSS PER SHARE

         Basic earnings (loss) per share EPS is computed by dividing net income
         (loss) applicable to common shares by the weighted-average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be antidilutive.

                                            2002            2001
                                            ----            ----
                Stock options             10,762,000      8,079,500
                Warrants                  15,138,841      9,802,711

         PROPERTY AND EQUIPMENT

         Equipment and furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to fourteen years. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to operations as incurred.

         INCOME TAXES

         The Company uses the liability method to determine its income tax. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

         CONCENTRATIONS

         Cash and cash equivalents are, for the most part, maintained with a major financial institution in the United States. Deposits held with these banks at times exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.

         COMPREHENSIVE INCOME (LOSS)

         FASB Statement No. 130, "Reporting Comprehensive Income" prescribes standards for reporting comprehensive income and its components. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not required.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be classified as extraordinary items. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption permitted. The Company does not expect the adoption of this standard to have a significant impact on its financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity's commitment to an exit plan. SFAS No. 146 is effective after December 31, 2002. The Company does not expect the adoption of this standard to have a significant impact on its financial statements

         In December 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company does not expect that the adoption of SFAS 148 will have a material effect on its financial position or results of operations.

NOTE 3 - GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a limited operating history, has sustained losses since its inception. As shown in the accompanying financial statements, the Company incurred a net loss of $3.48 million for the year ended December 31, 2002. The future of the Company is dependent upon future profitable operations from the commercial success of its proposed comprehensive communication infrastructure utilizing the electrical power distribution grid as a high-speed telecommunication medium. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products.

         On September 30, 2002, the Company and Consolidated Edison, Inc. ("ConEd"), an affiliate of Consolidated Edison Company of New York, Inc. ("CECONY"), entered into a stock purchase agreement whereby ConEd undertook to invest $1.4 million in the Company over the next six months, in consideration of the issuance of 35 million shares of the Company's common stock. The investment by ConEd included the forgiveness of $265,000 previously advanced by CECONY to the Company. The investment was completed in February 2003. (See Note 9).

         Management is continuing to actively seek additional capital that will provide funds needed to fund the research and development in order to fully implement its business plans. In addition, management has established and implemented plans designed to reduce the monthly level operating of expenditures.

         There is no assurance, however, that additional capital will be available to the Company and the inability to obtain such financing would have a material adverse effect on the Company. The Company currently has no financing commitments. The consolidated

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         financial statements do not include any adjustments that might result from the outcome of this uncertainty and these adjustments may be material.

NOTE 4 - CONVERTIBLE NOTE RECEIVABLE

         In July 2000 and February 2001, the Company invested a total of $400,000 in a convertible promissory note of a privately-held company active in the development of high-speed chips. The note became due in July 2001. The Company wrote off the note receivable in 2001 after evaluating prospects for collection, including a review of the company's financial condition and the note's default status.

NOTE 5 - PROPERTY AND EQUIPMENT

                                                    December 31,
                                                    ------------
                                                2002           2001
                                                ----           ----

           Computers                          $110,242        $102,896
           Machinery and equipment              59,015          54,411
           Furniture and office equipment       89,356          86,516
                                                ------          ------
                                               258,613         243,823
           Less - accumulated depreciation     177,030          90,169
                                               -------          ------
                                               $81,583        $153,654
                                               =======        ========

         Depreciation expense was $ 86,861 and $ 123,106 for the years ended December 31, 2002 and 2001, respectively.

NOTE 6 - INVESTMENT IN AFFILIATE

         The Company owned a 49% interest in Kliks.com Ltd.("Kliks") which was engaged in designing and establishing a nationwide internet screen phone network in Israel. Kliks was established in February 2000 and ceased to operate in 2001. The Company applies the equity method of accounting for its investment in Kliks and has written off its investment by recording a charge to operations in the amount of $1,016,842 representing its share of the loss for the year ended December 31, 2001.

NOTE 7 - OTHER CURRENT LIABILITIES

                                                     December 31,
                                                     ------------
                                                2002           2001
                                                ----           ----
           Accrued payroll and payroll taxes   $65,000         $50,000
           Accrued liabilities                  61,500         161,255
                                               -------         -------
                                              $126,500        $211,255
                                              ========        ========

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - INCOME TAXES

         At December 31, 2002, the Company has available $30.5 million of loss carryforwards, for U.S. income tax purposes which expire in the years 2016 through 2022. However, due to recent changes in stock ownership the use of the U.S. net operating loss carryforwards is severely limited under section 382 of the Internal Revenue code pertaining to changes in stock ownership. The Company's annual Section 382 limitation is approximately $63,000. As such, approximately $29 million of these NOL's will expire as worthless. The Company also has $2.5 million of foreign net operating loss carryforwards with no limitations or expiration date.


         Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these loss carryforwards as valuation allowances have been established for any such benefits.

         Significant components of the Company's deferred tax assets for U.S. and Israel income taxes are as follows:

                                                        December 31,
                                                        ------------
                                                    2002            2001
                                                    ----            ----

           Net operating loss carryforwards     $1,412,750     $12,969,192
           Stock based compensation                696,822         457,960
           Other                                         -         540,883
                                                ----------     -----------
                 Total deferred tax assets       2,109,572      13,968,035
                 Valuation allowance            (2,109,572     (13,968,035
                                                ----------     -----------

                 Net deferred tax assets        $       --     $        --
                                                ==========     ===========

NOTE 9 - STOCKHOLDERS' EQUITY

         STOCK OPTION PLANS

         In February 1998, the Company adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Option Plan"). There are currently a total of 210,000 options outstanding under the 1998 Plan and future grants have been discontinued.

         In November 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 5 million shares of Common Stock have been reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. In December 2002, the number of shares of Common Stock reserved for issuance under the Company's 2000 Equity Incentive Plan was increased from 5,000,000 to 15,000,000.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to who awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

         In December 2002, the Company adopted the 2002 Non-Employee Directors Stock Option Plan (the "2002 Directors Plan") providing for the issuance of up to 2,000,000 shares of Common Stock to non-employee directors. Under the 2002 Directors Plan, the only non-qualified options may be issued and they will be exercisable for a period of six years from the date of grant

         During 2000, the Company granted stock options (the "Variable Options") to certain employees with anti-dilution rights and exercise price adjustment provisions. Since the number of options and the associated exercise prices are subject to adjustment and not fixed at the grant date, these stock options are accounted for under variable stock option accounting. Accordingly, the Variable Options are re-valued on a periodic basis by measuring the difference between the current exercise price and the fair market value of the Company's common stock on that balance sheet date.

         OTHER OPTION GRANTS

         In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various employment, consulting and separation agreements.

         Option activity for 2002 and 2001 is summarized as follows:

                                                                                                 Weighted
                                                                       Options                   Average
                                                                       -------                   Exercise
                                                            Plan       Non-plan       Total       Price
                                                            ----       --------       -----       -----
         Options outstanding, January 1, 2001              1,684,500    5,050,000     6,734,500   $1.15
             Granted                                       1,000,000    1,900,000     2,900,000     .45
             Forfeited                                      (445,000)  (1,110,000)   (1,155,000)   1.18
                                                           ---------   ----------    ----------    ----
         Options outstanding, December 31, 2001            2,239,500    5,840,000     8,079,500     .73
             Granted                                       3,375,000            -     3,375,000     .38
             Exercised                                             -     (250,000)     (250,000)    .01
             Forfeited                                      (442,500)           -      (442,500)   2.19
                                                           ---------   -----------    ---------    ----
         Options outstanding, December 31, 2002            5,172,000    5,590,000    10,762,000    $.70
                                                           =========    =========    ==========    ====

         Shares of common stock available for
           future grant under the plan                    12,038,000
                                                          ==========

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


         The following table summarizes information about stock options outstanding at December 31, 2002:

                                                                              Options Exercisable
                                                 Weighted Average               Weighted Average
                                                    Remaining
             Range of          Number        Contractual     Exercise        Number          Exercise
              Price         Outstanding         Life          Price       Exercisable          Price
              -----         -----------         ----          -----       -----------          -----
         $.01                      120,000            7.63        $0.01          120,000             $0.01
         $.10                      375,000            9.75          .10          375,000               .10
         $.20                      850,000            9.75          .20          481,818               .20
         $.35-.50                5,050,000            8.86          .47        3,484,165               .46
         $.81-1.00               3,860,000            7.84         0.99        3,460,000              0.99
         $1.97-2.50                507,000            8.00         2.24          305,000              2.18
                                   -------            ----         ----          -------              ----

         $.01-$2.50             10,762,000            8.54         $.70        8,225,983             $0.71
                                ==========            ====         ====        =========             =====

         Weighted-average grant date fair value of options granted under the Plans in 2002 and 2001, under the Black-Scholes option pricing model, was $.26 and $.14 per option, respectively.

         WARRANTS

         o In March through June 2001, in connection with a private placement of Common Stock the Company issued 575,000 warrants with an exercise price of $2.00. The warrants expire in four years.

         o In June 2001, in connection with a service agreement, the Company issued five year immediately vested warrants to purchase 180,000 shares of the Company's Common Stock at a per share purchase price ranging between $1.50 and $2.50.

         o In August and November 2001, in connection with a service agreement, the Company issue five year warrants to purchase 200,000 shares of the Company's Common Stock at a per share purchase price ranging between $1.25 and $2.50, which warrants vest upon the completion of various phases of the development activities.

         o In November and December 2001, in connection with service agreements, the Company issue five year immediately vested warrants to purchase 116,000 shares of the Company's Common Stock at a per share purchase price ranging between $.50 and $.80.

         o In January 2002, in connection with a Testing and Development Agreement (see note 11), the Company issued warrants to purchase up to 2,684,000 shares of the Company's Common Stock, exercisable through December 31, 2004 at a per share exercise price of $.20. In the event that the price of the Company's Common stock

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


               closes at $1.50 or above for 10 consecutive business days, the Warrant may only be exercised during the next ninety day period. Under the agreement, warrant holder has an anti-dilution privilege that may require, under certain circumstances, both an adjustment to the exercise price and number of shares issuable under the warrant. In August 2002, the agreement was amended whereby the exercise price was reduced to $.12 per share and, as of February 2003, the number of shares issuable under this warrant due to the anti-dilution provision has increased to 4,439,248.

         o In February 2002, in connection with a service agreement, the Company issue two-year immediately vested warrants to purchase 125,000 shares of the Company's Common Stock at a per share purchase price of $1.

         o In September through December 2002, in settlement of various accounts payable, the Company issued warrants to purchase 1,137,500 shares of the Company's Common Stock at a per share purchase price ranging between $.12 and $.25.

          A summary of the warrants outstanding at December 31, 2002 is as follows:


                                          Exercise   Expiration
                         Warrants          Price       Date

                         4,414,539           $.12     2004-05
                           400,000           $.15      2005
                           937,500           $.25      2004
                           660,000           $.40      2005
                            56,000           $.50      2006
                            60,000           $.80      2002
                         1,375,000          $1.00     2003-06
                           100,000          $1.25      2006
                           140,000          $1.50      2006
                           715,000          $2.00     2004-06
                            70,000          $2.50      2006
                         4,622,750          $3.50      2004
                           300,000          $4.00      2004
                         1,230,909          $4.50      2004
                            57,143          $8.00      2004
                            ------

                        15,138,841
                        ==========

         STOCK ISSUANCES

          o On January 1, 2001, the Company entered into an agreement for the purchase of the 9.9% minority interest held in its subsidiary, PLT Solutions, Inc (PLT). Under the agreement the Company issued 400,000 shares of its common stock to the minority shareholder, which was released over a two year period upon the satisfaction of certain release conditions. The Company recorded a charge to deferred compensation

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


               from this issuance in the amount of $862,400 and is amortizing it over the related vesting period.

          o In March through June of 2001, the Company realized net proceeds of $1.44 million from the sale of 1.649 million shares of its common stock and 575,000 warrants in private placements. The warrants are exercisable into common stock at the rate of $2.00 per share and expire four years from date of issuance. The Company was also required to issue an additional 40,000 penalty shares for not having certain of these shares registered by November 15, 2001. The Company issued an additional 250,000 shares of common stock to a placement agent in connection with one of the private placements.

          o In November 2001, in order to settle certain disputes with a stockholder, the Company issued to such stockholder 650,000 shares of the Company's Common Stock. The Company undertook to register these shares, as well as an additional 750,000 shares of Common Stock purchased by such stockholder in June, 2001, as well as an additional 250,000 shares issued to an affiliate of such stockholder; in the event that registration is not had by such date, the Company undertook to issue to such stockholder 100,000 of its Common Stock for each 30 day period (or a pro-rated amount for any lesser period) that such shares are not so registered, for an aggregate maximum amount of 300,000 additional shares.

          o In December 2001, in connection with an amended employment agreement, the Company issued 1 million shares of its Common Stock to its Chief Engineer for a $200,000 non-recourse promissory note. The note bears interest at prime plus 1% and becomes due in three equal installments in February, March and April 2003. Under the agreement, in lieu of repaying the principal, the employee has the right to require the Company to repurchase the shares at the rate of $.20 per share. The shares have been pledged as collateral for the note. In March 2003, the shares were returned to treasury and the note receivable was cancelled.

          o During 2001, the Company entered into three one-year financial consulting agreements in March and April 2001 pursuant to which the Company issued a total of 852,500 shares of common stock. The Company recorded a charge to deferred stock based compensation in the amount of $1.3 million relating to the issuance of these shares and is amortizing it over the service period.

          o In April through May 2002, in connection with a potential financing, the Company was advanced a $100,000 bridge loan. The financing was not completed and therefore under the terms of the agreement the Company was required to repay the loan by September 2002. On September 30, 2002, the Company converted this loan into equity and issued 1,500,000 shares of its' Common Stock thereon in settlement of certain outstanding disputes. In connection with this agreement a total of 660,000 three-year warrants were issued with an exercise price of $.40.

          o In July 2002, the Company issued 400,000 shares of its' Common Stock and 400,000 warrants for an aggregate purchase price of $20,000. The warrants are exercisable for one year from date of grant at a per share exercise price of $0.15, provided that the exercise period shall be reduced to 60 days following the trading day on which the

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


               price per share of the Company' publicly traded common stock closes at $0.50 or more for a period of 20 consecutive trading days on the market or exchange on which such stock is then primarily quoted

          o In April through December 2002, the Company issued 2,162,000 shares of its' Common Stock and 1,137,500 Common Stock warrants to its landlord and other creditors in settlement of $264,440 in rent and other accounts payable.

          o In September 2002, the Company issued 4,104,000 shares of Common Stock to various employees in settlement of $205,200 in accrued salaries.

          o In September 2002, the Company issued a convertible note to a vendor in the amount of $120,000, representing previous accounts payable. The note, which was convertible into shares of the Company's Common Stock at the rate of $.12 per share, was converted in October 2002.

          o In September 2002, the Company entered into a stock purchase agreement with ConEd pursuant to which ConEd undertook to invest $1.4 million in the Company. Pursuant to such agreement, ConEd purchased 12,250,000 shares of the Company's Common stock for $490,000, of which $265,000 was previously advanced to the Company by CECONY, an affiliate of ConEd. Under the stock purchase agreement, ConEd undertook to purchase an additional 22,750,000 shares of Common Stock for $910,000 of which $600,000 was received by December 31, 2002 and the remaining $310,000 in January and February 2003.

     AUTHORIZED SHARES

          In December 2002 the Company's stockholders voted as to increase the authorized shares of Common Stock from 100 million shares to 200 million shares.

NOTE 10 - TERMINATION AGREEMENTS

          o In connection with the then proposed relocation of the Company's headquarters, the Company advanced in April 2001 a loan of approximately $2 million to Mr. Isaacson, the Company's former Chief Executive Officer and the then Chairman of the Board of Directors, to be used for the purchase of a residence in the New York Metropolitan area. The loan was partially repaid in June and August 2001 from the proceeds of a mortgage on the new home and from the net proceeds from the sale of Mr. Isaacson's former home in Massachusetts. In connection with his resignation in September 2001 from all offices held with the Company and the waiver by him of certain rights and claims under his employment agreement, the Company paid Mr. Isaacson $206,250 and forgave the unpaid balances of the outstanding loan in the amount of $570,774 and forgave another outstanding loan in an aggregate principal amount of $83,673. The Company also agreed to accelerate the vesting on 1 million of Mr. Isaacson's unvested stock options exercisable at $1.00 per share and extend the exercise period for all of Mr. Isaacson's options through September 5, 2005.

          o On April 4, 2002, the Company entered into an agreement with its Chief Financial Officer and a director pursuant to which such officer resigned from all positions held

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


               with the Company. Under the agreement, in consideration of the waiver by such officer of certain payments due to him under the employment agreement with the Company, the Company forgave the a loan previously granted in the amount of $70,000, and agreed to remit to him up to $35,000, subject to the Company realizing net proceeds of $500,000 to $1 million from future financings. The Company also agreed to extend the life on a total of 165,000 vested employee stock options and to grant an additional 80,000 options exercisable at $.50 per share. In October 2002, the Company remitted to such former officer $15,000 and in February 2003 the Company remitted $10,000

NOTE 11 - DEVELOPMENT AGREEMENTS

          o In December 2001, the Company entered into a Testing and Development Agreement with Southern Telecom, Inc. ("STI"), a provider of telecommunications related services in the southern United States to develop certain hardware identify and design the communications and utility systems architecture and the conduct of field trials. The Agreement provides that each party retains ownership of their respective technologies, but jointly own any newly created technology resulting from the project. The Company was granted royalty free licenses to use the jointly developed technology world-wide, except within specified geographic areas within the United States.

               As additional consideration for the agreement, in January 2002, the Company issued to STI, warrants to purchase up to 2,684,000 shares of the Company's Common Stock, exercisable through December 31, 2004 at a per share exercise price of $.20. Under the agreement, warrant holder has an anti-dilution privilege that may require, under certain circumstances, both an adjustment to the exercise price and number of shares issuable under the warrant. In August 2002, the agreement was amended whereby the exercise price was reduced to $.12 per share. As of February 2003, the number of shares issuable under this warrant due to the anti-dilution provision has increased to 4,439,248.

          o Effective February 7, 2002 the Company and Consolidated Edison Company of New York, Inc. ("CECONY"), an affiliate of CE, entered into a Research and Development Agreement to further develop and test the Company's proposed high speed powerline communications technology. Pursuant to the agreement, CECONY has advanced $325,000 to the Company, which will only be repayable if the Small Field Trial Phase, as defined, is deemed unsuccessful. In connection with this advance, the Company granted a first priority security interest and lien on all of its assets. The Company will have sole rights to any jointly developed intellectual property; however CECONY will be entitles to a 2.5% royalty, based on the Company's total net revenues for a ninety-nine year period. Royalty payments are only due if the Company has positive cash flow and will be payable quarterly, in arrears, and does not accrue from one quarter to another during periods of negative cash flow.

                               AMBIENT CORPORATION
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - COMMITMENTS AND CONTINGENCIES

         ROYALTIES

         The Company is committed to pay royalties to the Office of the Chief Scientist of the Government of Israel (OCS) on proceeds from sales of products in the smart cards interface technology area of which the OCS has participated by way of grants. The royalties are payable at the rate of 3% to 4.5% of product sales up to a maximum of 100% of the grant including accrued interest. The total amount of grants received was $ 558,195.

         The refund of the grant is contingent on future sales of these products and the Company has no obligation to refund these grants if the sales are not sufficient. The Company has ceased all activities in this area and does not expect any future revenues from these products. The Company is awaiting a formal letter from the Chief Scientist regarding the non-completion of the technology.

         EMPLOYMENT AGREEMENTS

         The Company entered into, and amended two employment agreements in September and December 2001 with its CEO and Chief Engineer. The Company's aggregate commitments under these employment agreements are approximately $425,000 during 2003. In addition, each of the agreements provides for a termination payment, under certain circumstances, equal to 12 months salary.

NOTE 13 - SUBSEQUENT EVENT - UNAUDITED

         On March 27, 2003, the Company's former Chief Financial Officer and a former director filed a complaint against the Company in State Court in Massachusetts. The action alleges, among other things, that the Company breached the termination and settlement agreement relating to his termination of employment and seeks damages of $205,000, along with interest, costs and attorney's fees. The Company believes it has meritorious defenses to this lawsuit, however at this early stage it is not possible to estimate the liability, if any, in connection with this matter.

     Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.


                               AMBIENT CORPORATION


                    up to 169,708,256 shares of Common Stock


                                   PROSPECTUS


                               November 14, 2003.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our Bylaws provide that we will indemnify our directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

     SEC filing fee                                     $4,659.48

     Legal fees and expenses                            $30,000

     Blue sky filing fees and expenses
     (including counsel fees)                           $5,000

     Accounting fees and expenses                       $20,000

     Printing and engraving expenses                    $10,000

     Miscellaneous expenses                             $5,000

     Total                                              $74,659.48

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

     1. a) In August through September 2000, we completed a private placement of $8.39 million of our 10% convertible debentures. By the terms of the agreements relating to the purchase of the debentures, the outstanding principal of the debentures was converted in November 2000 into 3,711,711 shares of our common stock at a per share conversion rate ranging between $2 and $4.50. Pursuant to the agreements, we also issued to the holders of the converted shares, warrants to purchase, in the aggregate, up to 3,711,711 shares of Common Stock, at a per share exercise price, ranging between $3.50 and $8.00.

     (b) We paid commissions and fees of approximately $900,000.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     2. a) In November 2000, in connection with certain of the private placements referred to the immediately preceding paragraph, we issued, as a finders fee, warrants to purchase up to an aggregate of 770,000 shares of Common Stock, at exercise prices per share ranging between $2 and $4.50.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     3. (a) In December, 2000, we issued to each of 2 consultants options for 550,000 shares, of which options for half of the shares vesting in each of December 2001 and December 2002, all at a per share exercise price of $1.00.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     4. a) In September 2000, we issued to our then Chief Executive Officer, options for an additional 1,000,000 shares of Common Stock, of which options for 500,000 shares were to vest in September 2001 and 500,00 were to vest in September 2002, at a per share exercise price of $1.00. In connection with his resignation from our employment, we agreed, to extend through December 31, 2005, the exercise period for these shares as well as for the original issuance for 1,350,000 shares of our Common Stock.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     5. (a) In January 2001, we issued to one of our key employees, 400,000 shares of our common stock, in consideration for the transfer by him to us of all title and interests in and to his shareholdings in our then majority owned subsidiary PLT Solutions Inc.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     6. (a) In March through June 2001, we issued in a private placement 1,649,000 shares of our Common Stock for aggregate consideration of approximately $1.44 million. In connection with this private placement, we also issued four year warrants to purchase 575,000 shares of our common stock at a per share exercise price of $2.00

     (b) We paid as a placement fee an aggregate of $205,667.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     7. a) In connection with the private placement referred to in the immediately preceding paragraph, we issued as a placement fee 250,000 shares of our Common Stock.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     8. a) In June 2001, we issued, in connection with certain service agreements, five year immediately vested warrants to purchase 180,000 shares of our Common Stock at per share exercise prices ranging between $1.50 and $2.50.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     9. a)In August and November 2001, we issued, in connection with certain service agreements, five year warrants to purchase 200,000 shares of our Common Stock at per share exercise prices ranging between $1.25 and $2.50.

     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     10. a) In November and December 2001, in connection with certain service agreements, we issued five year warrants to purchase 116,000 shares of our Common Stock at per share exercise prices ranging between $0.50 and $0.50. (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     11. In November 2001, we issued to a stockholder 650,000 shares of our common stock, as settlement of certain outstanding disputed issues. As a penalty for certain missed deadlines in connection with the filing of a registration statement, we issued an additional 100,000 shares of our common stock to such person and affiliates thereof.

     (b) There were no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     12. a) In January 2002, in connection with the restatement of his employment agreement, we issued 1,000,000 shares of our Common Stock to our Chief Engineer at an aggregate purchase price of $200,000, paid by his promissory note. As of March 2003, the shares were cancelled and returned to our treasury and the employee's promissory note was cancelled.

     (b) There were no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


     13. a) In January 2002, in connection with a testing and development agreement entered into as of December 2001, we issued to one of our technology partners warrants to purchase up to 2,684,000 shares of our common stock, at a per share exercise price of $0.20. The warrants are exercisable through December 31, 2004. In consideration of such person's waiver of certain rights and protective provisions contained in the warrant instrument in connection with our efforts to raise financing in August 2002, we agreed to reduce the exercise price and increase the number of shares of our Common Stock issuable under such warrant by an additional 1,875,005 shares.


     (b) There were no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

     14. a) 1. In April 2002, in connection with a then proposed private placement of our securities, we issued to a private investor our promissory note in the principal amount of $100,000, due to mature on September 1, 2002, accruing interest at one percent per annum. In connection with its promissory, we also issued in April-May 2002 to such person, three year warrants to purchase up to 660,000 share of our common stock at a per share exercise price of $0.40. In cancellation of the note and settlement of certain disputes between us and this person, in September 2002, we issued to such person and a designee thereof, a total of 1,500,000 shares of our Common Stock.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     15. a) In July 2002, we issued to a private investor 400,000 shares of our Common Stock for gross consideration of $20,000. In connection with such issuance, we also issued to such person one year warrants to purchase 400,000 shares of Common Stock at a per share exercise price of $0.15. If the price of our publicly traded stock closes at or above $0.50 for a consecutive 20 day period, then we, at our option, may reduce the exercise period of the warrants to 60 days following the end of such period.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     16. (a) During September 2002 through February 2003, we issued to a private investor 35,000,000 shares of our Common Stock in consideration of gross proceeds of $1,135,000 and the cancellation, by an affiliate of such investor, of the repayment obligation relating to an aggregate of $265,000 previously advanced to us by such affiliate for the purpose of demonstrating our proposed powerline communication solution. The shares were issued pursuant to an investment agreement entered into wit such party as of September 2002.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     17. a) In September 2002, we issued to six employees a total of 4,104,000 shares of our Common Stock in satisfaction of unpaid accrued employee salary aggregating approximately $205,200.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that the shares were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by
Section 4(2) of the Securities Act.

     18. a) In September 2002, we issued 1,332,834 shares of our Common Stock to a supplier in satisfaction of trade debt aggregating $159,940.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that the shares were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by
Section 4(2) of the Securities Act.

     19. a) In September 2002, we issued to a service provider three-year options to purchase 200,000 shares of Common Stock at a per share exercise price of $0.12 in consideration of the cancellation of $90,000 of unpaid fees. In June 2003, we issued to such person three year warrants to purchase an additional $100,000 shares of our common stock at a per share exercise price of $0.17 in consideration of the cancellation of an additional $20,000 of legal fees. If the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 day period, then the exercise period may, at our option, be reduced to 60 days following the end of such period.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     20. a) In September 2002, we issued 375,000 shares of our common stock to the landlord of our offices (at such time) in respect of unpaid rent for the period of April-September 2002 aggregating $30,000 and issued to such party two year options to purchase an additional 696,429 shares of Common Stock at a per share price of $0.25, provided, that the exercise period is subject to reduction upon the occurrence of certain events. We also issued to such person during January-March 2003, an additional 180,000 shares of our common stock in respect of a reduction in rent owed for such period aggregating approximately $14,000 and two year warrants to purchase an additional 485,000 shares of Common Stock at a per share price of $0.25. If the price of our publicly traded stock closes at or above $1 for a consecutive 20 day period, then we, at our option, may reduce the exercise period of the warrants to 60 days following the end of such period.

     b) There are no underwriters with respect to this issuance.

     (C) We believe that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     21. a) In September 2002, we issued to a trade creditor our convertible note in the principal amount of $120,000, representing pervious accounts payable, convertible into shares of our common stock at a per share conversion rate of $0.12. In October 2002, the note was converted into 1,000,000 shares of our Common Stock.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     22. In September 2002, we granted options to purchase 300,000 shares of Common Stock to various consultants for services rendered. The options are exercisable at $0.20 per share and expire 10 years from date of grant.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     23. a) In March 2003, the Company issued to an accredited investor a six month convertible promissory note in the face amount of $10,000, convertible into 100,000 shares of our Common Stock and 100,000 two year warrants to purchase an additional 100,000 shares of Common Stock, at per share exercise price of $0.20, provided, that the exercise period is subject to reduction upon the occurrence of certain events. In June 2003, the Promissory note was converted and Company issued to private investor 100,000 shares of our common stock and issued two year warrants (subject to a reduced exercise period upon certain conditions) to purchase an additional 100,000 shares of our Common Stock, at per share exercise price of $0.20, pursuant to the conversion of a six month convertible promissory note issued by us in March 2003.


     b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     24. (a) In June 2003, we issued in a private placement 5,187,500 shares of our common stock for aggregate gross consideration of $622,500. In connection therewith, we also issued warrants to purchase an aggregate of 2,187,500 shares of our Common Stock at an exercise price of $0.25 per share. The warrants are exercisable through May 31, 2005 but are subject to a reduced exercise period upon the occurrence of certain conditions (including where the price of our publicly traded common stock closes at or above $0.50 for a consecutive 20 day period).

     (b) We paid commission to placement agents of approximately $27,188 in respect of the placement of the shares and warrants.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.

     25. (a) In connection with the private placements referred to in the immediately preceding paragraph, we issued, as a placement fee, warrants to purchase up to an aggregate of $50,781 shares of Common Stock, at exercise price per share $0.25.

     b) There are no underwriters with respect to this issuance.

     (c) We believe that the warrants were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by
Section 4(2) of the Securities Act.

     26. a) In June 2003, we issued to a provider of legal services three year warrants to purchase up to 833,334 shares of our common stock in exchange for $100,000 worth of legal services. If the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 day period, then the exercise period may, at our option, be reduced to 60 days following the end of such period.


     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     27. (a) In September 2003, we issued $400,000 in principal amount of our 6% Convertible Debentures due October 31, 2003 and three-year warrants to purchase up to 800,000 shares of our Common Stock, at a per share exercise price of $0.15, provided, that, under certain conditions (including where the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period.


     (b) We paid a commission to placement agents of $40,000.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     28. (a) In connection with the private placements referred to in the immediately preceding paragraph, we issued, as a placement fee, warrants to purchase up to an aggregate of $80,000 shares of Common Stock, at an exercise price per share $0.15, provided, that, under certain conditions (including where the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period of the warrant to 60 days following the end of such period.


     (b) There are no underwriters with respect to this issuance.

     (c) We believe that the securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     29. (a) In October 2003, we entered into agreements with private investors pursuant to which we issued to them, and they purchased, $2,327,500 million in principal amount of our three-year 6% Convertible Debentures and undertook to purchase within five days following the effectiveness of this prospectus, an additional $2,327,500 million in principal amount of our three-year 6% Convertible Debentures.



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


We also undertook to issue or have issued, in connection with these debenture, three-year warrants to purchase up to 19,395,833 shares of our common stock, at a per share exercise price of $0.25, provided, that under certain conditions (including where the price of our publicly traded common stock closes at or above $1.00 for a consecutive 20 day period) then, at our option, we may reduce the exercise period to 60 days following the end of such period.


     (b) We anticipate paying commissions to placement agents of approximately $432,700 in respect of the placement of the debentures and warrants.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     30. a) In connection with the private placements referred to in the immediately preceding paragraph, we have or will issue, as a placement fee, warrants to purchase up to an aggregate of $3,394,116 shares of Common Stock, at exercise price per share of $0.12.


     (b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.


     31. a) In October 2003, we issued to a stockholder three year warrants to purchase up to 5,000,000 shares of our Common Stock at a per share exercise price of $0.25, in consideration of the waiver by such stockholder of certain rights it had under an investment agreement into which we and such stockholder entered into in September 2002 and the release, by an affiliate of such stockholder, of a duly perfected lien on our collateral which we granted to such person in February 2002


     (b) There are no underwriters with respect to this issuance.

     (c) We believe that these securities were issued in a transaction not involving a public offering in reliance upon an exemption form registration provided by Section 4(2) of the Securities Act.]


     32. (a) We issued, pursuant to our 2000 Equity Incentive Stock Option Plan, the following stock options:


         (i) In November 2000, we issued to our then Chief Financial Officer 90,000 options at a per share exercise price of $1.00; 150,000 options at a per share exercise price of $2.00. In connection with his resignation from our employment in April 2002, we agreed to extend exercise date on the 90,000 options and 75,000 options of the subsequent grant through April 2006. In addition, we issued to him an 80,000 options at a per share price of $0.50.

         (ii) In December 2000, we issued to our Chief Network Officer 242,000 options at a pre share exercise price of $2.50, of which 176,000 options have been vested through 2003. The remaining 66,000 options will vest quarterly though 2004

         (iii) In December 2000, we issued to five employees a total of 180,000 options at a per share exercise price of $2.00

         (iv) In November 2001, we issued to our Chief Executive Officer, in connection with his restated employment agreement, 1,000,000 options at a per share exercise price of $0.50 in which 791,667 have already vested and the remaining 208,333 options will vest quarterly through 2004

         (v) In January 2002, we issued to our Chief Network Officer 1,000,000 options at a per share exercise price of $0.50.

         (vi) In January 2002, we issued to eight employees a total of 1,075,000 options at a per share exercise price of $0.50.

         (vii) In January 2002, we issued to our Chief Executive Officer 325,000 options at a per share exercise price of $0.10 in respect of his agreement to reduce his salary.

         (viii) In January 2002, we issued to our Chief Network Officer 200,000 options at a per share exercise price of $0.20.

         (ix) In September 2002, we issued to nine employees a total of 650,000 options at a per share exercise price of $0.20.

     (b) There were no underwriters with respect to the above transactions.

     (c) The options were issued in consideration of services rendered.

     (d)We believe that the securities were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act.


     33. (a) We issued, pursuant to our 2002 Non Employee Directors Stock Option Plan, the following stock options:


         (i) In December 2002, we issued a to our four non-employee directors a total of 480,000 options at a per share exercise price of $0.12. Half of the options are scheduled to vest on the first anniversary of issuance and the remaining half on the second anniversary of issuance.

     (b) There were no underwriters with respect to the above transactions.

     (c) The options were issued in consideration of services rendered.

     (d) We believe that the securities were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


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


ITEM 27.   EXHIBITS


3.1    Certificate of Incorporation of Ambient Corporation, as amended (1)
3.2    Bylaws of Ambient, as amended (1)
3.3    Memorandum of Association of Ambient Ltd. (1)
3.4    Articles of Association of Ambient Ltd. (1)
4.1    Specimen Stock Certificate (1)
4.2    Form of Ambient Common Stock Purchase Warrant (3)
4.3    Form of Ambient Promissory Note (7)
4.7    Form of Ambient Warrant (7)
4.8    Form of Two Year Ambient Warrant issued on or about June 2003 (10)
4.9    Ambient Debenture issued to Melton Management Ltd. due by October 31,
       2002 **
4.10 Three Year Ambient Warrant issued to Melton Management, Ltd. as of September 8, 2003 **
4.11   Form of Three Year Ambient 6% Convertible Debenture **
4.12 Form of Three Year Warrant issued to the Holders of the 6% Convertible Debentures **
5.1    OPINION OF SHIPMAN & GOODWIN *
10.1   Form of the Company's 2000 Equity Incentive Plan (2)
10.2 Employment Agreement between Ambient Corporation and Ram das Rao dated as of September 29, 2000 (2)
10.3 Consulting Agreement between Ambient Corporation and Avis Financial, LLC dated as of December 29, 2000 (3)
10.4 Consulting Agreement between Ambient Corporation and Avis Consulting Limited dated as of December 29, 2000 (3)
10.5 Service Agreement between Ambient Corporation and Quill Corporation dated August 21, 2001 (4)
10.6 Strategic Alliance Agreement between Ambient Corporation and Quill Corporation dated November 2, 2001 (4)
10.7 Subscription Agreement between Ambient Corporation and Oscar Private Equity Investments dated November 2, 2001. (4)
10.8 Agreement between Ambient Corporation and Mark Isaacson dated September 6, 2001 (5)
10.9 First Amendment dated November 12, 2001 to Agreement between Ambient Corporation and Mark Isaacson dated September 6, 2001 (4)
10.10 Restated Employment Agreement between Ambient Corporation and John Joyce dated November 16, 2001 (6)
10.11 Restated Employment Agreement between Ambient Corporation and Dr. Yehuda Cern dated December 31, 2001 (6)
10.12 Settlement Agreement between Ambient Corporation and Wilfred Kopelowitz dated as of April 4, 2002 (6)
10.13 Stock Purchase Agreement dated as of September 30, 2002 between Ambient and Consolidated Edison, Inc. (8)
10.14  Form of Ambient's 2002 Non-Employee Directors' stock Option Plan (9)
10.15
10.16 Securities Purchase Agreement dated as of September 8, 2003 between Ambient and Melton Management, Ltd. **
10.17 Form of Securities Purchase Agreement dated as of October __, 2003 between Ambient and Holders of the three year 6% Convertible
       Debentures **
10.18 Registration Rights Agreement dated as of October 30, 2003 between Ambient and the Holders of the 6% Convertible Debentures **
21.1   Subsidiaries of the Company *
23.1   Consent of Shipman & Goodwin (included in Exhibit 5.1) *
23.2 Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, certified public accountants *



* Filed Herewith


** Previously filed


(1) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-40045, and incorporated herein by reference.

(2) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-43045, and incorporated herein by reference.

(3) Filed as an Exhibit to Ambient's Registration Statement on Form SB-2, No. 33-56764, and incorporated herein by reference.

(4) Filed as an Exhibit to Ambient's Report on From 10-QSB for the three month period ended September 30, 2001 and incorporated herein by reference.


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

(5) Filed as an Exhibit to the Report on Form 8-K filed on September 20, 2001 and incorporated herein by reference.

(6) Filed as an Exhibit to Ambient's Report on Form 10-KSB for the year ended December 31, 2001 and incorporated herein by reference.

(7) Filed as an Exhibit to Ambient's Report on Form 10-QSB for the three month period ended June 30, 2002 and incorporated herein by reference.

(8) Filed as an Exhibit to Ambient's Report on Form 10-QSB for the three month period ended September 30, 2002 and incorporated herein by reference.

(9) Filed as an Exhibit to Ambient's Definitive Proxy Statement on Form 14-A filed on December 10, 2002 and incorporated herein by reference.

(10) Filed as an Exhibit to Ambient's Report on Form 10-QSB for the three month period ended June 30, 2003 and incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

     Ambient Corporation hereby undertakes the following:

       (a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

     (c)(1) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.



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

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in Newton, Massachusetts, on the 12th day of November, 2003.



                           AMBIENT CORPORATION

                        BY: /S/ JOHN J. JOYCE
                           ----------------------------------
                          JOHN J. JOYCE, CHAIRMAN OF THE
                          BOARD AND PRESIDENT (PRINCIPAL
                          EXECUTIVE AND FINANCIAL OFFICER AND
                          OFFICER DULY AUTHORIZED TO SIGN ON
                          BEHALF OF REGISTRANT)


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints John J. Joyce, or David Aboudi, or Clare Kretzman, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                         Titles                        Date
     ---------                         ------                        ----


/s/ John J. Joyce             Chairman of the Board and,       November 12, 2003
----------------------------  President (Principal Executive
  John J. Joyce               and Financial Officer)

/s/ Michael Widland                   Director                 November 12, 2003
----------------------------
 Michael Widland

/s/ Michael Braunold                  Director                 November 12, 2003
----------------------------
 Michael Braunold

/s/ Judah Marvin Feigenbaum           Director                 November 12, 2003
----------------------------
 Judah Marvin Feigenbaum

/s/ Henry Seduski                     Director                 November 12, 2003
----------------------------
 Henry Seduski



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